                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-48853


PROSPECTUS

                            ATC GROUP SERVICES INC.

                               OFFER TO EXCHANGE

 12% SENIOR SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 12% SENIOR
                          SUBORDINATED NOTES DUE 2008

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON JULY 8,
                             1998 UNLESS EXTENDED.

  ATC GROUP SERVICES INC., a Delaware corporation ("ATC" or the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its 12% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (together with all amendments and exhibits thereto, the "Registration Statement"), for an equal principal amount of its outstanding 12% Senior Subordinated Notes due 2008 (the "Private Notes"), of which $100 million aggregate principal amount was issued on January 29, 1998 (the "Issue Date") and is outstanding on the date hereof. The Private Notes were sold by Acquisition Corp., a Delaware corporation, in an offering (the "Offering") by Acquisition Corp. exempt from the registration requirements of the Securities Act.

  On February 5, 1998, pursuant to the terms of a Merger Agreement, dated as of November 26, 1997 (the "Merger Agreement"), by and between the Company, Acquisition Corp. and Acquisition Holdings, Inc., a Delaware corporation and the parent of Acquisition Corp. ("Holdings"), Acquisition Corp. merged with and into the Company, with the Company as the surviving corporation of the merger (the "Merger"). At the time of the Merger, the Company, the Trustee (as defined herein) and the subsidiary guarantors named therein (the "Subsidiary Guarantors"), entered into a Supplemental Indenture, dated as of February 5, 1998 (the "Supplemental Indenture"), pursuant to which the Subsidiary Guarantors agreed to guarantee the Notes on a senior subordinated basis and the Company agreed to assume all of the rights and obligations of Acquisition Corp. set forth in the Indenture, dated as of January 23, 1998 (the "Indenture") between Acquisition Corp. and the Trustee pursuant to which the Notes were originally issued. The Indenture and the Supplemental Indenture are referred to herein as the "Supplemented Indenture." See "The Transactions."

  The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Supplemented Indenture. The Exchange Notes will mature on January 15, 2008. Interest on the Exchange Notes will accrue from the Issue Date and will be payable semi-annually in arrears on each January 15 and July 15 of each year, commencing July 15, 1998. The Private Notes and the Exchange Notes are sometimes collectively referred to herein as the "Notes." See "The Exchange Offer" and "Description of the Notes."

  The Exchange Notes may be redeemed, at the option of the Company, in whole or in part, at any time on or after January 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to January 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 112% of the principal amount thereof; provided, that immediately following any such redemption at least 65% of the aggregate principal amount of the Notes remains outstanding.
                                                        [continued on next page]

                               ----------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                               ----------------
THE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

[continued from front cover]

  The Exchange Notes are general unsecured obligations of the Company, and are subordinated in right and payment to all existing and future Senior Indebtedness (as defined herein) and to all existing and future indebtedness of the Company's subsidiaries that are not Subsidiary Guarantors. The Exchange Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all other subordinated obligations of the Company. As of February 28, 1998, after giving effect to the sale of Notes and the application of the estimated net proceeds therefrom to consummate the Transactions, the aggregate amount of Senior Indebtedness outstanding was approximately $22.1 million (excluding unused commitments of $30.0 million available under the New Credit Facility (as defined herein)). See "Unaudited Pro Forma Combined Condensed Financial Data" and "Description of the New Credit Facility."

  The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on July 8, 1998, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000 principal amount. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement, dated as of January 29, 1998 (the "Registration Rights Agreement"), between Acquisition Corp., the Subsidiary Guarantors and the Initial Purchaser (as defined herein). The Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company or the Subsidiary Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes which contains a plan of distribution with respect to such resale transactions. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the Exchange Notes received for Private Notes where such Private Notes were acquired by a broker-dealer as a result of market-making or other trading activities (other than Private Notes acquired directly from the Company). The Company has agreed that, for a period of 45 days after the Registration Statement is declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution." The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Since their issuance, the Private Notes have traded on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. (the "NASD"). The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval through any automated quotation system. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. See "Risk Factors--Lack of Public Market."

  Holders of Private Notes whose Private Notes are not tendered and accepted in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Supplemented Indenture. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company and the Subsidiary Guarantors will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes held by them.

  The Company and the Subsidiary Guarantors will not receive any proceeds from, and the Company agreed to bear all registration expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

                     This Prospectus is dated June 8, 1998

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SUBSIDIARY GUARANTOR. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SUCH PROSPECTUS SUPPLEMENT NOR ANY RESALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY SUCH RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               ----------------

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUCH FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               ----------------

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of an exchange offer Registration Statement on Form S-4 filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Exchange Notes. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Subsidiary Guarantors and the Exchange Notes. Any statement contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will be required to file with or furnish to the Commission certain reports and other information. The Registration Statement, the exhibits and schedules thereto, reports and other information filed with or furnished to the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission, including the Company.


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

  The Indenture requires the Company to deliver to the Trustee within 15 days after filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of Exchange Act, the Supplemented Indenture requires the Company to file with the Commission to the extent permitted, and provide the Trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context indicates otherwise, all references to (i) "Acquisition Corp." are to Acquisition Corp. prior to the Merger and to ATC Group Services Inc. after the Merger, as the context requires, (ii) "ATC" or the "Company" are to ATC Group Services Inc. and its consolidated subsidiaries, (iii) "Holdings" are to Acquisition Holdings, Inc., a Delaware corporation and the parent of the Company and (iv) a fiscal year are to the Company's fiscal year ended the last day of February.

                                  THE COMPANY

  ATC is a leading national provider of professional consulting, engineering and testing services within the environmental and construction materials industries. Management believes the Company is also a leading provider of integrated environmental information management technology services. The Company provides a broad range of services to a diverse client base of over 8,000 customers, and management believes that domestic businesses and non-federal government entities represented over 95.0% of the Company's gross revenues for the year ended February 28, 1998 ("fiscal 1998"). No single customer represented more than 1.7% of the Company's gross revenues during fiscal 1998. In addition, the Company's ten largest customers taken together accounted for less than 12.4% of the Company's gross revenues during fiscal 1998. The Company provides its services through a network of 74 branch offices located in 35 states covering every major market of the United States.

  Asset preservation, liability and health related considerations have increasingly driven demand in the environmental services industry, whereas regulation has decreased as a driver over time. As a result of these market dynamics, environmental administration has become an integral component of day-to-day property management activities. Management believes that ATC is well-positioned to take advantage of certain rapidly growing sectors of the approximately $16.0 billion environmental services industry. In addition, the industry is highly fragmented and management believes that the industry presents many favorable opportunities for growth through acquisitions.

  In 1993, the Company initiated a strategy of controlled growth through acquisitions to build a national infrastructure and to broaden its range of technical services. The Company has created a national infrastructure through the completion of 12 acquisitions since May 1993. ATC has thereby also expanded its service mix by adding construction materials testing and engineering, lead risk management, indoor air quality management, water and wastewater management and information management technology services. As a result of this growth and diversification strategy, net revenues increased to $119.4 million in fiscal 1998 from $15.4 million in fiscal 1993.

  Management believes that ATC is well-positioned to grow revenues in the future. The key elements of its continuing strategy to achieve this growth include (i) pursuing cross-selling opportunities presented by ATC's recently diversified service mix and recently developed national infrastructure, (ii) capitalizing on specific sectors which management believes have high growth potential, including indoor air quality, risk assessment, Brownfield development and environmental information management technology services outsourcing, (iii) expanding its national programs, the first of which was established in 1995, which emphasize expanding existing regional or local customer relationships into national relationships and (iv) increasing profitability by implementing tactical acquisitions. Management intends to pursue companies that can be "tucked into" ATC's established infrastructure and that provide opportunities for additional contribution from branch operations without proportional increases to overhead or fixed costs.

  The following table describes services provided by the Company:

                         -----------------------------
                         ATC GROUP SERVICES INC.(1)(2)
                         -----------------------------
                         Pro Forma Gross Revenues:
                         $160.6 million for fiscal
                         1998 (3)
                         -----------------------------

-----------------------   ---------------------------   ------------------------
ENVIRONMENTAL             CONSTRUCTION MATERIALS        INFORMATION MANAGEMENT
SERVICES (4)              TESTING AND ENGINEERING (5)   TECHNOLOGY (6)
-----------------------   ---------------------------   ------------------------
74.7% of pro forma        19.9% of pro forma fiscal     5.4% of pro forma fiscal
fiscal 1998 gross         1998 gross revenues           1998 gross revenues
revenues
-----------------------   ---------------------------   ------------------------

 . Environmental Engi-     . Construction Materials      . System Design
  neering and               Testing and Engineering     . System Development
  Consulting(7)           . Geotechnical Engineering    . Maintenance and
 . Industrial Hygiene(8)     and Consulting                Management of Main-
 . Water and Wastewater                                    frame and Client-
  Management(9)                                           Server Environments
 . Lead Risk Manage-                                     . Environmental Infor-
  ment(10)                                                mation Management
 . Health and Safety                                       Technology
  Training(11)

-------
 (1) While the Company's product and service offerings include minor remediation projects such as groundwater recovery systems, they do not include actual remediation of "Super Fund" sites, asbestos removal or nuclear waste disposal, nor is the Company routinely involved in the handling, transportation, storage or disposal of hazardous waste.
 (2) Gross revenues include a negligible amount of gross revenues from non-core businesses not described in this chart, such as environmental insurance and building condition surveys. See "Business--Other ATC Products and Services."
 (3) The information set forth in this chart is pro forma to reflect the Merger and the acquisitions of BCM Engineers, Inc., Environmental Warranty, Inc. and Bing Yen & Associates, Inc. as if each acquisition occurred at March 1, 1997. The difference between gross and net revenues is reimbursable costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
 (4) Environmental services include (a) environmental engineering, consulting and testing services such as environmental audits (for example, Phase I and Phase II reports), site assessments, remedial action planning and design, and soil and groundwater remediation management, (b) industrial hygiene consulting services, including asbestos management, indoor air quality, occupational hazard assessments and other industrial hygiene consulting services, (c) water and wastewater management including the design of wastewater treatment facilities, (d) lead risk management and
     (e) health and safety training which includes revenues generated by the "Environmental Institute," the Company's environmental training facility.
 (5) Construction materials testing and engineering services include (a) systematic testing and inspection of construction materials and (b) geotechnical engineering and consulting services involving analysis of soil for construction of structures supported on or within the earth.
 (6) Information management technology services includes system design, system development, maintenance and management of mainframe and client-server environments and environmental information management technology. Information management technology services can be provided in conjunction with the Company's environmental services or can be provided as a separate independent service to clients.
 (7) 41.7% of pro forma fiscal 1998 gross revenues.
 (8) 28.2% of pro forma fiscal 1998 gross revenues.
 (9) 2.0% of pro forma fiscal 1998 gross revenues.
(10) 1.6% of pro forma fiscal 1998 gross revenues.
(11) 1.2% of pro forma fiscal 1998 gross revenues.

                             COMPETITIVE STRENGTHS

  Management believes the following competitive strengths contribute to the Company's position as a market leader and to its growth in revenues and EBITDA:

  . Strong Branch Operations and Low Overhead Costs. Management believes that its operating structure results in higher profitability than most of its competitors. During fiscal 1998, over 91.5% of the Company's branches generated operating profit at the branch level before allocation of interest, taxes and corporate overhead such as corporate accounting, corporate marketing, corporate human resources, corporate management salaries, goodwill, general legal expenses, external accountants and public company expenses ("Branch Operating Profit"). Calculation of Branch Operating Profit includes such items as branch employee payroll, rent, branch depreciation, regional administration and accounting expenses, branch sales and marketing, branch employee benefits, branch insurance and bad debt expenses. In addition, more than 37.3% of the branches generated greater than 20.0% of Branch Operating Profit and more than 13.6% generated greater than 25% of Branch Operating Profit. Strong Branch Operating Profit is attributable to management's entrepreneurial model for branch operations. Branches are operated as coordinated business units with financial incentives for branch managers to meet certain financial and operating criteria set by corporate management. In addition, ATC corporate overhead costs are low as a result of this decentralized operating structure. For fiscal 1997 and fiscal 1998, overhead represented approximately 6.0% and 9.7%, respectively, of net revenues compared to the industry average of approximately 13.5%.

  . High Utilization Rates. The Company's utilization rates, measured as a percentage of billable hours, are believed to be among the highest in the industry at approximately 70% for fiscal 1998. The Company's utilization rate, measured as a percentage of billable hours to net hours recorded, is calculated by deducting employee benefit hours from gross hours recorded on the time sheets. This net billable utilization rate includes hours recorded for all branches, including local administrative staff time, but excludes any corporate staff at the Company's headquarters and two administrative offices. Management believes its utilization rate is attributable to certain key initiatives. ATC employs approximately 16.2% of its work force under its flexible staff program. Flexible staff employees are employed only for hours to be charged to client engagements, resulting in near 100.0% utilization rates for such employees. The Company's breadth of services has allowed management to implement cross-training initiatives to increase employee proficiency in multiple consulting and engineering service disciplines. As a result, ATC, unlike many of the Company's competitors, maximizes the ability of its employees to work on multiple types of projects and reduces non-billable time.

  . Experienced Management Team and Significant Employee Involvement. The
    Company has a highly experienced management team which is responsible for the successful growth of the Company's businesses over the past five years. Nicholas J. Malino and Christopher P. Vincze joined ATC in October 1992 and July 1991, respectively, and have led the Company's expansion and service diversification strategy since May 1993. Following the consummation of the Merger, Mr. Malino was appointed Chief Executive Officer and President, and Mr. Vincze was appointed Chief Operating Officer. In addition, ATC's key regional and branch managers have substantial industry experience and have been and will continue to be significant contributors to the implementation of ATC's growth strategy. Furthermore, management has promoted company-wide employee involvement in every phase of new business development.

  . Nature of Revenues. The Company's revenues are derived from a diverse client base of over 8,000 businesses and government agencies which range from Fortune 500 companies to small and mid-size businesses and federal, state and local governments. No single customer represented more than 1.7% of the Company's revenues for fiscal 1998, and management believes that domestic businesses and non-federal entities represented over 95.0% of the Company's gross revenues. The Company's national infrastructure allows ATC to service its diverse client base throughout the United States. The Company's broad geographic coverage, wide range of high-quality service offerings and strong and diversified customer relationships are key contributors to ATC's stable and recurring revenue stream.

  . Broad Service Offerings and National Branch Network. The Company benefits from economies of scale, particularly in its ability to provide a broad range of services through its national branch network. As a result, the Company is well-positioned to take advantage of the increasing tendency for clients to obtain environmental and consulting services from fewer providers. Companies are seeking larger providers such as ATC that have a national network of branch office locations, a broad range of service capabilities, engineers and consultants with strong technical skills and team mobilization capabilities and insurance coverage with higher limits than that provided by smaller firms. In addition, the Company has an advantage over its smaller competitors in its ability to leverage its overhead costs by spreading corporate selling, general and administrative costs over a larger number of branch office locations. As a result of these economies of scale, the Company is well-positioned to continue to achieve growth in both revenues and profitability.

                               BUSINESS STRATEGY

  In 1993, the Company began the implementation of a strategy, the key elements of which were designed to: (i) establish a national infrastructure of branch office locations and (ii) diversify its service offerings. Management believes that the Company has achieved these strategic, structural objectives and now intends to focus on the following strategies to build on this foundation to improve its market position and to grow operating earnings:

  . Cross-Sell Services. As a result of its acquisition strategy, the Company has expanded its service offerings and client portfolio. This has resulted in many cross-selling successes for the Company because ATC has been able to sell additional services to existing clients and newly acquired clients. Management expects these cross-selling opportunities to continue at an accelerated rate as a result of its acquired service capabilities in the construction materials testing and engineering, lead risk management, water and wastewater management and information management technology services. Additionally, the Company's national infrastructure provides opportunities for cross-selling expanded services to existing customers that currently receive more limited services on a local or regional basis.

  . Focus on High-Growth Services and Sectors. The successful implementation of strategies designed to increase service offerings has resulted in the Company's ability to capitalize on many high-growth market opportunities. ATC is well-positioned to take advantage of the niche markets of indoor air quality management, water and wastewater management, risk assessment, Brownfield development and environmental information management technology services, each of which management believes has high growth potential. In addition, management intends to take advantage of trends such as the outsourcing of specialized technical services by national and multi-national corporations.

  . Expand National Sales Programs and Develop International
    Opportunities. Since 1995, ATC has implemented six national programs which have been highly successful in generating new business from existing clients and from specific industries with growth potential. Existing programs focus on incremental revenues from clients in the lead risk management, hazardous waste/Brownfield development, PCS/wireless communications industry, national commercial account management programs, federal programs and petroleum markets. In the Asia-Pacific markets, the Company is in the early stages of its long-term effort to take advantage of a developing demand for environmental services. ATC is currently providing asbestos management services to Mitsui Fudosan in Japan and is providing design services for a wastewater treatment facility in China for a multi-national corporation. The Company intends to use such relationships to pursue other opportunities in these markets.

  . Pursue Tactical Acquisitions. ATC has developed significant expertise in identifying, completing and integrating acquisitions. ATC plans to apply its expertise in assimilating acquired companies' personnel and branch operations into ATC's existing infrastructure and expanding acquired companies' service and product offerings to existing clients. Management intends to strengthen its position as a leading industry consolidator through tactical acquisitions which meet operating, financial and geographic criteria. Management believes that its existing national infrastructure provides a platform for "tuck-in" acquisitions of regional and local companies. According to management estimates, there are 3,500 companies whose businesses are complementary to those of the Company. Management believes that a significant number of those companies could be operated more profitably as part of ATC's operations.

  . Emphasis on Business Fundamentals. Management believes that industry participants typically have management teams with predominantly technical orientations. In contrast, ATC has distinguished itself by focusing on business fundamentals to complement its technical expertise. ATC intends to continue to emphasize a disciplined approach to such basic business fundamentals as selling and marketing, customer service, cost management, overtime minimization and collection of receivables.

                               THE TRANSACTIONS

  The Company, Holdings and Acquisition Corp., a wholly-owned subsidiary of Holdings, entered into the Merger Agreement pursuant to which Acquisition Corp. offered to purchase all of the outstanding shares of common stock, par value $ 0.01 per share (the "Common Stock"), of the Company in accordance with the terms of an offer to purchase, dated December 4, 1997, as amended (the "Offer to Purchase"), at a price of $12.00 per share, net to the seller in cash (the "Tender Offer"). Holdings is a Delaware corporation owned by affiliates of Weiss, Peck & Greer, L.L.C. ("Weiss Peck") and other investors, including current ATC management and employees. Acquisition Corp. acquired ownership in excess of 90% of the outstanding shares of Common Stock pursuant to the Tender Offer, which expired on January 29, 1998, and the subsequent purchase in the open market of approximately 15,000 shares of Common Stock.

  On February 5, 1998, pursuant to the terms of the Merger Agreement and upon the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the requirements of the Delaware General Corporation Law (the "DGCL"), Acquisition Corp. merged with and into the Company (the "Merger" and, together with the Offering, the Tender Offer and the refinancing of approximately $42.8 million aggregate principal amount of indebtedness of ATC upon consummation of the Merger, the "Transactions") with the Company as the surviving corporation of the Merger. As a result of the Merger, the Company became a wholly-owned subsidiary of Holdings. At the time of the Merger, the Company, the Subsidiary Guarantors and the Trustee entered into the Supplemental Indenture pursuant to which the Company and the Subsidiary Guarantors assumed all of the rights and obligations of Acquisition Corp. set forth in the Indenture.

  Acquisition Corp. used approximately $158.2 million to consummate the Transactions. These funds were provided by (i) the proceeds of a $20.0 million term loan (the "Term Loan") entered into by the Company upon consummation of the Tender Offer and funded at the time of the Merger, (ii) proceeds of $100.0 million from the sale of the Private Notes, (iii) a $32.5 million capital contribution (the "Holdings Contribution") to Acquisition Corp. from Holdings, including a $2.0 million committed equity investment by management in the form of foregone bonuses, options and cash and (iv) borrowings of approximately $5.7 million under a revolving credit facility, which reflects a $2.0 million committed equity investment by management in the form of foregone bonuses, options and cash, entered into upon consummation of the Tender Offer (the "Revolving Credit Facility" and together with the Term Loan, the "New Credit Facility").

  The Holdings Contribution was provided by (a) an equity investment of approximately $19.9 million in the common stock of Holdings by affiliates of Weiss Peck, (b) an equity investment of $0.5 million in the common stock of Holdings by Jackson National Life Insurance Company together with its affiliates ("JNL"), (c) the issuance to JNL of preferred stock of Holdings, par value $0.01, having an original aggregate liquidation value of $10.0 million, and expected to accrue dividends through the issuance of additional shares of preferred stock, at a compounded rate of 8.0% per annum (the "Holdings Preferred Stock") and warrants entitling JNL to purchase 6.0% of the shares of common stock of Holdings on a fully diluted basis (the "Warrants" and collectively with the offering of the Holdings Preferred Stock, the "Preferred Stock Offering"), see "Description of Preferred Stock," and (d) a committed equity investment of approximately $2.0 million in common stock of Holdings and Holdings Options by ATC management and employees (including the economic value of Holdings employee stock options which replaced existing ATC options). The conversion of management's Old Options into Holdings Options is expected to be completed on or before the consummation of the Exchange Offer. See "Management--Stock Option Plans."

  Weiss Peck is a private investment firm, founded in 1970, which manages in excess of $16 billion in public equities and fixed-income securities for institutional and individual clients worldwide. In addition to its money management activities, the firm has a twenty-seven year history as an investor of equity capital in over 200 venture capital and private equity transactions. Investments of its Private Equity Group are made through affiliated funds with $230 million of committed capital.

                              RECENT DEVELOPMENTS

 Acquisitions

  On November 26, 1997, the Company completed the purchase of all of the outstanding stock of Bing Yen & Associates, Inc. ("Bing Yen"). Bing Yen provides geotechnical and structural forensic services to a wide variety of clients in the western United States. The acquisition was accounted for as a purchase. The purchase price totaled $4.3 million, consisting of $2.2 million paid at closing, $0.6 million in the form of a short-term, interest bearing promissory note, $1.2 million in unsecured, three-year, interest bearing notes and the assumption of liabilities and transaction costs of $0.4 million. In addition a maximum aggregate principal amount of $1.5 million in unsecured contingent achievement promissory notes will be issued if certain minimum net revenue levels are achieved resulting in a maximum purchase price to the seller of $5.4 million.

  On November 4, 1997, the Company purchased 100% of the outstanding preferred stock and 90.9% of the outstanding common stock of Environmental Warranty, Inc. ("EWI"), a property and casualty insurance brokerage firm specializing in environmental insurance with property and casualty licenses, including excess and surplus lines in 43 states and with license applications pending in an additional five states. EWI sells insurance products covering environmental liabilities to large property owners and municipal government clients. The acquisition was accounted for as a purchase. The purchase price totaled approximately $1.7 million, consisting of $218,750 (includes $68,750 for partial payment of the assumed payments commitments totaling $275,000) in cash at closing, $582,424 (net of imputed interest) in contingent three-year, non-interest bearing notes (subject to certain set-offs), $206,250 of unconditional payment commitments due in three annual installments, 33,000 shares of unregistered Common Stock of the Company (valued at $11 1/16 per share) and the assumption of liabilities and transaction costs of $339,811.

  On August 20, 1997, the Company purchased certain assets and assumed certain liabilities of the Engineering Division of Smith Technology Corporation ("Smith Technology") which operated primarily as BCM Engineers, Inc. ("BCM"). BCM is a leading environmental engineering and consulting firm that provides services in water and wastewater treatment, natural resources management, environmental compliance and site investigation, remedial design and engineering, asbestos and air quality management. The acquisition of BCM was accounted for as a purchase. The purchase price totaled $12.5 million consisting of $5.4 million in cash, $2.8 million in short-term notes payable that are subject to set-offs and assumed liabilities and transaction costs of $4.3 million, including working capital liabilities.

  The acquisitions of Bing Yen, EWI and BCM are collectively referred to herein as the "Acquisitions." Each of the seller notes issued in connection with the Acquisitions, including contingent notes, constitutes Senior Indebtedness.

                              CORPORATE STRUCTURE

  Affiliates of Weiss Peck and JNL and certain of its affiliates own 68.4% and 7.7%, respectively, of the common stock of Holdings on a fully diluted basis and management and employees of ATC will own approximately 23.9% of the common stock of Holdings on a fully diluted basis. Management's and employees' fully diluted ownership is based on a committed equity investment of $2.0 million and options to purchase 11.9% of the common stock of Holdings. JNL owns 100.0% of the Holdings Preferred Stock. The following chart sets forth the Company's corporate structure:


    Acquisition Holdings, Inc.          . $10.0 million of Preferred Stock and
                                          Warrants (1)
                                        . $22.5 million Equity Investment (1)
      [DOWN ARROW]   100%


    ATC Group Services Inc. (2)         . Borrowings available under the
                                          Revolving Credit Facility
                                        . $20.0 million Term Loan (1)
                                        . $100.0 million of Notes (1)
      [DOWN ARROW]   100%

    Subsidiary Guarantors (3)


--------
(1) Acquisition Corp. used approximately $158.2 million to consummate the Transactions. These funds were provided by (a) $20.0 million of borrowings under the Term Loan, see "Description of New Credit Facility," (b) proceeds of $100.0 million from the issuance of the Private Notes, see "Description of the Notes," (c) the $32.5 million Holdings Contribution to Acquisition Corp. from Holdings, including a $2.0 million committed equity investment by management and (d) borrowings of approximately $5.7 million under the Revolving Credit Facility, see "Description of New Credit Facility."
(2) Pursuant to the terms of the Merger Agreement, Acquisition Corp. merged with and into ATC on February 5, 1998, with ATC as the surviving corporation.
(3) The Subsidiary Guarantors unconditionally guarantee all amounts owed under the New Credit Facility on a senior basis and guarantee all amounts owing under the Notes on a senior subordinated basis. ATC currently owns 100% of the outstanding preferred stock and 90.9% of the outstanding common stock of EWI.

                               THE EXCHANGE OFFER

                               The Exchange Offer

The Exchange Offer..........  The Company and the Subsidiary Guarantors are
                              hereby offering to exchange Exchange Notes for an equal principal amount of Private Notes that are properly tendered and accepted. The Company and the Subsidiary Guarantors will issue Exchange Notes on or as promptly as practicable after the Expiration Date. As of the date hereof, there is $100.0 million aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                              Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company and the Subsidiary Guarantors believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring Exchange Notes in the ordinary course of its business, is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of the Company or the Subsidiary Guarantors within the meaning of Rule 405 under the Securities Act. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer for its own account in exchange therefor must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                              This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal that accompanies this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder of Private Notes who tenders in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes cannot rely on the above-referenced position of the staff of the Commission and, in the absence of an exemption under the Securities Act, would have to comply with the registration and prospectus delivery requirements therein in connection with any resale transaction. Failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights.........  The Private Notes were sold by Acquisition Corp.
                              on January 29, 1998 to BT Alex. Brown (the
                              "Initial Purchaser") pursuant to a Purchase
                              Agreement, dated as of January 22, 1998 (the
                              "Purchase Agreement"), among Acquisition Corp., the Subsidiary Guarantors and the Initial Purchaser. Pursuant to the Purchase Agreement, Acquisition Corp. and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchaser, which agreement grants the holders of Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy, as to all Notes, such rights. Except under certain limited circumstances, the holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. Holders of Private Notes who do not participate in the Exchange Offer may thereafter hold a less liquid security. See "The Exchange Offer--Termination of Certain Rights." The Company will not receive any proceeds from and has agreed to bear the expenses of the Exchange Offer.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on July 8, 1998.

Procedures for Tendering      Each holder of Private Notes wishing to accept
 Private Notes..............  the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to State
                              Street Bank and Trust Company, as Exchange Agent
                              (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company and the Subsidiary Guarantors that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or the Subsidiary
                              Guarantors. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange
                              Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See
                              "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery           Holders of Private Notes who wish to tender their
 Procedures.................  Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes.............
                              Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company and the Subsidiary Guarantors will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

Certain Tax Considerations..  For a discussion of certain tax considerations relating to the Exchange Notes, see "Certain U.S. Federal Income Tax Considerations."

Exchange Agent..............  State Street Bank and Trust Company is serving as the Exchange Agent in connection with the Exchange Offer. State Street Bank and Trust Company also serves as trustee (the "Trustee") under the Supplemented Indenture.

                                   The Notes

  The Exchange Offer applies to the $100.0 million aggregate principal amount of Private Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes except that the Exchange Notes will not bear legends restricting the transfer thereof and holders of the Exchange Notes will not be entitled to any of the registration rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate, except under certain limited circumstances, upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Supplemented Indenture. For further information and for definitions of certain capitalized terms, see "Description of the Notes."

Acquisition Corp............  ATC Group Services Inc.

Notes.......................  $100,000,000 aggregate principal amount of 12%
                              Senior Subordinated Notes due 2008.

Maturity Date...............  January 15, 2008.

Interest Payment Dates......  Interest on the Notes will accrue from the Issue
                              Date and will be payable semi-annually in arrears on each January 15 and July 15 of each year, commencing July 15, 1998.

Optional Redemption.........  The Notes will be redeemable, in whole or in part, at the option of the Company on or after January 15, 2003 at the redemption prices set forth herein, plus accrued interest to the date of redemption. The Notes are not otherwise redeemable by the Company prior to January 15, 2003, except that, at any time on or prior to January 15, 2001, the Company, at its option, may redeem, with the net cash proceeds of one or more Public Equity Offerings, up to 35.0% of the aggregate principal amount of the Notes originally issued, at a redemption price equal to 112.0% of the principal amount thereof, plus accrued interest thereon, if any, to the date of redemption; provided that at least 65.0% of the aggregate principal amount of the Notes originally issued remains outstanding immediately following such redemption. See "Description of the Notes--Redemption."

Change of Control...........  Upon a Change of Control, each holder of Notes will have the right, subject to certain
                              restrictions, to require the Company to
                              repurchase such holder's Notes at a price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the Notes-- Change of Control."

Ranking.....................  The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness and to all existing and future indebtedness of the Company's subsidiaries that are not Subsidiary Guarantors. The Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all other subordinated obligations of the Company. As of February 28, 1998, on a pro forma basis after giving effect to the consummation of the Acquisitions and Transactions, the Company would have an aggregate of approximately $22.1 million of Senior Indebtedness (excluding unused commitments of $30.0 million available under the Revolving Credit Facility) which would rank senior to the Notes. See "Unaudited Pro Forma Combined Condensed Financial Data" and "Description of the New Credit Facility."

Guarantees..................  The Notes are unconditionally guaranteed on a senior subordinated basis (the "Guarantees") by the Subsidiary Guarantors. The Guarantees are general unsecured obligations of the Subsidiary Guarantors and are subordinated in right of payment to all existing and future Guarantor Senior Indebtedness (as defined herein). The Guarantees rank pari passu with any future senior subordinated indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all other subordinated obligations of the Subsidiary Guarantors. As of February 28, 1998, on a pro forma basis after giving effect to the consummation of the Acquisitions and the Transactions, the Subsidiary Guarantors collectively would have had no amount of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness of the Company).

Certain Covenants...........  The Supplemented Indenture contains certain covenants with respect to the Company and its subsidiaries that restrict, among other things,
                              (a) the incurrence of additional indebtedness,
                              (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the use of proceeds from sales of assets and subsidiary stock, (e) sale and leaseback transactions, (f) transactions with affiliates, and (g) conduct of business. The Supplemented Indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes, in whole or in part, at a purchase price equal to 100.0% of the principal amount thereof plus accrued interest to the date of repurchase, with the net cash proceeds of certain Asset Sales. These restrictions and requirements are subject to a number of important qualifications and exceptions. See "Description of the Notes-- Certain Covenants."

Book-Entry, Delivery and      Exchange Notes issued in exchange for the Private
 Form.......................  Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes
                              (collectively, the "Global Notes") and will be deposited upon issuance with The Depository Trust
                              Company ("DTC" or the "Depositary") and
                              registered in the name of a nominee of DTC.
                              Beneficial interests in Global Note(s)
                              representing the Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.
                              See "Book-Entry; Delivery and Form."

  For additional information regarding the Notes, see "Description of the Notes." and "Certain U.S. Federal Income Tax Considerations."

                        NO CASH PROCEEDS TO THE COMPANY

  This Exchange Offer is intended to satisfy certain obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement. None of the Company or any Subsidiary Guarantors will receive any proceeds from the issuance of the Exchange Notes offered hereby and the Company has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, the Private Notes representing an equal aggregate principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Private Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding indebtedness of the Company.

                                  RISK FACTORS

  See "Risk Factors," immediately following this Summary, for a discussion of certain factors to be considered in evaluating the Company, its business and an investment in the Exchange Notes.

                                ----------------

  The Company's principal executive office is located at 104 East 25th Street, Tenth Floor, New York, New York 10010 and its telephone number is (212) 353-8280.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table sets forth summary historical financial data of the Company for fiscal years 1994 through 1997, for the period March 1, 1997 through February 4, 1998 (the "Predecessor Period"), and the period February 5, 1998, the date of the Merger (the "Merger Date"), through February 28, 1998 (the "Successor Period"), and as of February 28, 1998 and certain unaudited pro forma financial data of the Company for fiscal 1998. The summary historical financial data for the fiscal years 1994 through 1997 and for the Predecessor Period and the Successor Period and as of February 28, 1998 were derived from audited financial statements of the Company. The information in this table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Condensed Financial Data" and the Company's audited financial statements and the notes thereto included elsewhere in this Prospectus.

                                                   FISCAL YEAR
                         -------------------------------------------------------------------
                                                             PREDECESSOR SUCCESSOR PRO FORMA
                          1994     1995     1996     1997       1998      1998(2)   1998(1)
                         -------  -------  -------  -------  ----------- --------- ---------
                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
 Net revenues........... $24,380  $33,270  $40,114  $95,901   $109,473    $9,949   $133,995
 Gross profit...........  12,294   17,916   20,450   42,151     49,120     4,223     61,182
 Operating income
  (loss)................   3,227    5,625    5,795   11,711      7,424    (1,486)     3,337
 Income (loss) before
  income taxes..........   3,077    5,301    5,671   10,398      4,756    (2,754)   (12,495)
 Net income (loss)...... $ 1,867  $ 3,257  $ 3,866  $ 6,308   $  2,638    (1,789)    (7,914)
OTHER DATA:
 EBITDA(3).............. $ 3,913  $ 6,544  $ 7,010  $13,810   $ 10,504    $ (903)  $ 10,575
 Capital expenditures...     731      756      946    1,286      1,977       134        --
 Depreciation and
  Amortization..........     686      920    1,214    2,099      3,080       584      7,238
 Ratio of earnings to
  fixed charges(4)......     7.2x     9.0x     7.3x     4.8x       2.2x      --         --

                                                                  AS OF FEBRUARY
                                                                     28, 1998
                                                                  --------------
                                                                    ACTUAL(2)
                                                                  --------------
SELECTED BALANCE SHEET DATA:
 Working capital.................................................    $ 29,440
 Total assets....................................................     189,055
 Short-term and long-term debt...................................     122,140
 Stockholders' equity............................................      26,636

--------
(1) Gives pro forma effect to the Transactions and the following acquisitions:
  (a) On November 26, 1997, ATC acquired substantially all of the assets of Bing Yen for a purchase price of approximately $4.3 million.
  (b) On November 4, 1997, ATC acquired substantially all of the assets of EWI for a purchase price of $1.7 million.
  (c) On August 20, 1997, ATC acquired certain assets and assumed certain liabilities of BCM for a purchase price of $12.5 million.
(2) Gives effect to the Transactions and the Acquisitions.
(3) EBITDA represents the sum of net income before income taxes, interest expense net of interest income and nonoperating items and depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity service requirements and it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes and fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and (iii) that portion of rental expense considered to represent interest cost (assumed to be one-third). There was a deficiency of earnings to fixed charges for the Successor Period of $2.8 million and pro forma 1998 of $12.5 million.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before deciding whether or not to tender Private Notes in exchange for Exchange Notes pursuant to the Exchange Offer. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere herein.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

  The Company has significant indebtedness. At February 28, 1998, the Company's total liabilities were $162.4 million and its stockholders' equity was $26.6 million, in each case after giving effect to the Transactions and Acquisitions. In addition, subject to the restrictions in the New Credit Facility and the Supplemented Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. After giving pro forma effect to the Transactions and the Acquisitions as if they had occurred at the beginning of fiscal 1998, the Company's earnings would have been insufficient to cover fixed charges by approximately $12.5 million.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's future ability to obtain additional debt financing for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and general economic conditions. Certain of the Company's competitors currently operate on a less leveraged basis and have greater operating and financing flexibility than the Company.

  The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance including its ability to implement its business strategy, which will be affected by the factors described herein and by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond its control. The Company currently anticipates that its operating cash flow, together with borrowings under the New Credit Facility, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, there can be no assurance that this will be the case and if the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying its strategy of expanding through acquisitions, selling assets, restructuring or refinancing its indebtedness or seeking additional capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Supplemented Indenture and the New Credit Facility restrict, among other things, the ability of the Company and its subsidiaries to: (i) incur additional indebtedness; (ii) incur liens; (iii) pay dividends or make certain other restricted payments; (iv) consummate certain asset sales; (v) enter into certain transactions with affiliates; (vi) impose restrictions on the ability of a subsidiary to pay dividends or make certain payments; (vii) merge or consolidate with any other person; or (viii) sell, assign, transfer, lease, convey or otherwise dispose of its assets. See "Description of the Notes-- Certain Covenants" and "Description of New Credit Facility." In addition, the New Credit Facility contains other and more restrictive covenants and prohibits the Company from prepaying certain of its indebtedness (including the Notes) and from making any distribution or other payment on its capital stock. The New Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to maintain those financial ratios and satisfy those tests will be affected by events beyond its control; there can be no assurance that the Company will be able to meet such tests. A breach of any of those covenants could result in a default under the New Credit Facility and/or the Supplemented Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. Substantially all of the assets of the Company and its subsidiaries are pledged as security under the New Credit Facility. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness and any proceeds realized upon the sale of such collateral would be used first to satisfy all amounts outstanding under the New Credit Facility. If the indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. See "Description of New Credit Facility."

SUBORDINATION

  The Notes are unsecured senior subordinated obligations of the Company and, as such, are subordinated to all existing and future Senior Indebtedness of the Company, including borrowings under the New Credit Facility. The Notes will also be effectively subordinated to all secured indebtedness of the Company to the extent of the assets secured by such indebtedness. As of February 28, 1998, after giving effect to the Transactions and Acquisitions, the Company had approximately $22.1 million of Senior Indebtedness.

  The Company may not pay principal of, premium, if any, or interest on or other amounts owing in respect of the Notes, make any deposit pursuant to any defeasance provisions or repurchase, redeem or otherwise retire the Notes if Senior Indebtedness is not paid when due or any other default on such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to certain Senior Indebtedness, the Company may not make any payments on the Notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been paid in full. See "Description of the Notes--Subordination."

FRAUDULENT TRANSFER CONSIDERATIONS

  Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or void the Notes or the Guarantees, in favor of other existing or future creditors of the Company or the Subsidiary Guarantors.

  The original incurrence by Acquisition Corp. of indebtedness, such as the Notes, would be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy case or a lawsuit by or on behalf of unpaid creditors of the Company or a representative of such creditors, such as a trustee or the Company as debtor-in-possession. Under such laws, if a court were to find that, at the time the Notes were issued, either (i) Acquisition Corp. issued the Notes with the intent of hindering, delaying or defrauding creditors, or (ii) Acquisition Corp. received less than a reasonably equivalent value or fair consideration for incurring the indebtedness represented by the Notes and Acquisition Corp. (a) was insolvent or was rendered insolvent after giving effect to the incurrence of such indebtedness,
(b) left with an unreasonably small amount of capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Notes and direct the repayment of any amount paid thereunder to the Company or a fund for the benefit of the Company's creditors, or take other action detrimental to the holder of the Notes.

  The Company believes that Acquisition Corp. received fair consideration and reasonably equivalent value for the Notes and that after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Notes, Acquisition Corp. was (A) neither insolvent nor rendered insolvent thereby,
(B) had sufficient capital to operate its business effectively and (C) incurring debts within its ability to pay as the same mature or become due. In reaching the foregoing conclusions, the Company has relied upon, among other things, its analysis of internal cash flow projections and estimated value of its consolidated assets and liabilities. There can be no assurance, however, that any such analysis will prove to be correct or that a court passing on such questions would reach the same conclusions.

  The Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a potential bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Subsidiary Guarantor's obligation under its Guarantee, subordinate the Guarantee to other indebtedness of a Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

  Additionally, under federal bankruptcy or applicable state insolvency law, if a bankruptcy or insolvency were initiated by or against the Company within 90 days after any payment by the Company with respect to the Notes, or if the Company anticipated becoming insolvent at the time of such payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

  Upon a Change of Control, each holder of Notes will have certain rights to require the Company to repurchase all or a portion of such holder's Notes. See "Description of the Notes." If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof and such failure would result in an event of default under the Supplemented Indenture. In addition, a Change of Control would constitute a default under the New Credit Facility and is otherwise restricted by the New Credit Facility and may be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which the Company may enter into from time to time, including other agreements relating to secured indebtedness. If the Company's obligations under the New Credit Facility were accelerated due to a default thereunder, the lenders thereunder would have a priority claim on the proceeds from the sale of the collateral securing the New Credit Facility. See "Description of the Notes--Subordination."

HOLDING COMPANY STRUCTURE

  The Company conducts part of its operations through its subsidiaries. As a result, the Company relies, in part, upon payment from its subsidiaries for the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the subsidiaries to make such payments will be subject to, among other things, applicable state laws. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company. At February 28, 1998, after giving effect to the Transactions and Acquisitions, holders of the Notes would have been structurally subordinated to no amount of indebtedness plus other liabilities (including trade payables) of the Company's subsidiaries, which management believes were approximately $5.0 million at February 28, 1998.

GROWTH AND ACQUISITION RISKS

  One of the Company's primary strategies is to increase its revenues through the acquisition of other companies. Although the Company has successfully completed a number of acquisitions, there can be no assurance that the Company will be able to successfully integrate any additional companies into ATC's operations without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired will be profitable at the time of their acquisition or will achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, diversion of management's attention, dependence on retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance. In addition, in connection with an acquisition the Company may become responsible for liabilities that it was unaware of at the time of the consummation of such acquisition. The expansion of the Company's operations, whether through acquisitions or internal growth, may place substantial burdens on the Company's management resources and financial controls. There is no assurance that the increasing burdens on the Company's management resources and financial controls will not have an adverse effect on the Company's operations or that the restrictions contained in the New Credit Facility or Supplemented Indenture will not have an adverse effect on the Company's ability to consummate future acquisitions. See "Business--Business Strategy."

COMPETITION

  The environmental services, construction materials engineering and testing and information management technology consulting industries in which the Company operates are subject to intense competition. In addition to the thousands of small environmental consulting and construction testing firms operating in the United States, ATC competes with several national environmental and construction materials engineering and consulting firms including Law Companies Group, Inc., Dames & Moore, Inc. and Professional Service Industries, Inc. In the information management technology consulting market, ATC competes with many small and medium-sized information technology firms as well as large temporary staffing companies, including The Olsten Corporation, Corestaff, Inc. and Accustaff Incorporated among others and large systems consulting firms.

  Many of ATC's present and future competitors may have greater financial, technical and personnel resources than ATC. It is not possible to predict the extent of competition that ATC will encounter in the near future as the environmental services, construction materials engineering and information management technology consulting services industries continue to mature and consolidate. Historically, competition has been based primarily on the quality, timeliness and costs of services. The ability of ATC to compete successfully will depend upon its marketing efforts, its ability to accurately estimate costs, the quality of work it performs, its ability to hire and train qualified personnel and the availability of insurance. There can be no assurance that ATC will be able to compete successfully.

CHANGING TRENDS IN THE INDUSTRY

  The current growth of the demand for environmental services is being driven by economic and liability management considerations rather than regulation. Although the Company believes that the demand for services in certain segments of the industry will continue and increase over the next several years as companies become more sensitive to the potential adverse consequences of environmental issues and the potential impact of environmental liabilities, there can be no assurance that such growth will continue or increase. Moreover, there can be no assurance that demand for services in niche areas, which is predicted to outpace demand in the industry, will grow or that the Company's products and services will meet the demands of clients in such niche market segments. Failure of the Company to anticipate future growth trends in these market segments, or the industry generally, or client needs could have a material adverse effect on the Company's business.

POTENTIAL LIABILITY

  The Company is engaged in a wide range of advisory services. Due to the nature of the Company's services, ATC is exposed to a significant risk of professional liability for errors and omissions, environmental damage, property damage, personal injury and economic loss which may substantially exceed the fees derived from such services. ATC currently maintains a "claims made" professional liability insurance policy, including contractor's pollution liability coverage. The professional liability insurance policy has a two-year term ending on June 1, 2000, which is subject to biennial renewal, with a per claim limit of $10.0 million, an aggregate limit of $20.0 million and a self-insured retention of $150,000 per claim. Increased limits have been obtained on a specific endorsement basis to meet the needs of particular clients or contracts. The Company's policy covers both errors and omissions. A "claims made" policy only insures against claims filed during the period in which the policy is in effect. ATC also carries an occurrence form general liability insurance in the amount of $1.0 million, with a $10.0 million umbrella. This coverage includes products/completed operations. The general liability insurance policy has a one-year term, ending on June 1, 1999, and is subject to annual renewal.

  ATC also may be exposed to status liability under the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and similar state laws that impose joint and several liability for cleanup costs on persons who conduct operations on or at contaminated facilities. In performing environmental services at contaminated sites, ATC could theoretically be considered an operator under CERCLA or similar state laws. While the Company believes that it does not typically engage in the type of control over facility operations that would result in status liability under such laws, there can be no guarantee that such liability would never be asserted or imposed. Moreover, the types of environmental services performed by ATC are often subject to extensive federal, state and local regulations. Violations of these requirements can result in significant penalties, including fines and other sanctions. See "Business--Legal Proceedings."

  Although the Company believes that its current level of insurance coverage is adequate to protect it from the type and level of liability exposure that it can reasonably expect to encounter during its ordinary course of business, the coverage would most likely be inadequate if a significant event occurred for which the Company was found to be liable. The possible future unavailability or modification of this insurance or any significant increase in insurance rates could have a material adverse effect on ATC's operations. Further, because customers may require that ATC maintain liability insurance, the possible future unavailability of such insurance could adversely affect ATC's ability to compete effectively. In the event the Company expands its services into new markets, no assurance can be given that the Company will be able to obtain insurance coverage for such activities or, if insurance is obtained, that the dollar amount of any liabilities incurred in connection with the performance of such services will not exceed policy limits. Furthermore, certain claims have been asserted against the Company under federal, state and local statutes and regulations, contractual indemnification agreements or otherwise, which are by their nature uninsurable. There can be no assurance that the Company will not be subject to such claims which, if determined adversely to the Company, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Insurance" and "Business--Legal Proceedings."

RELIANCE ON KEY PERSONNEL

  The Company's future success depends to a significant extent on the continued services of Nicholas J. Malino and Christopher P. Vincze, each of whom has entered into an employment agreement with the Company, which may be terminated under certain circumstances by either the Company or Mr. Malino or Mr. Vincze. See "Management--Employment Agreements." The loss of the services of either Mr. Malino or Mr. Vincze could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success depends to a certain extent upon the continuing contributions of regional and branch managers and other key personnel. Failure of the Company to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

  The Company's operating results may vary from period to period due to a variety of factors, including the size and timing of the Company's projects and the impact of acquisitions. In addition, ATC typically experiences a slow down in business activities during the winter months and an increase in activities during summer months. This is due to the seasonal fluctuations in construction and remediation activities. As a result, operating results may vary from period to period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) general economic and business conditions, both domestic and foreign; (ii) industry and market capacity; (iii) demographic changes; (iv) existing government regulations and changes in, or the failure to comply with, government regulations; (v) legislative proposals regarding environmental regulation; (vi) liability and other claims asserted against the Company;
(vii) competition; (viii) the loss of any significant customers; (ix) changes in operating strategy or development plans; (x) the ability to attract and retain qualified personnel; (xi) the significant indebtedness of the Company;
(xii) the availability and terms of capital to fund the expansion of the Company's business; and (xiii) other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, holders of Private Notes are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

LACK OF PUBLIC MARKET

  The Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system. As a result, there can be no assurance as to the development or liquidity of any market that may develop for the Exchange Notes. If a market for the Exchange Notes were to develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for the Exchange Notes does not develop, the purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

FAILURE TO EXCHANGE PRIVATE NOTES

  The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company are under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                                  THE COMPANY

  ATC is a leading national provider of professional consulting, engineering and testing services within the environmental and construction materials industries. Management believes the Company is also a leading provider of integrated environmental information management technology services. The Company provides a broad range of services to a diverse client base of over 8,000 customers, and management believes that domestic businesses and non-federal government entities represented over 95.0% of the Company's gross revenues for fiscal 1998. No single customer represented more than 1.7% of the Company's gross revenues during fiscal 1998. In addition, the Company's ten largest customers taken together accounted for less than 12.4% of the Company's gross revenues during fiscal 1998. The Company provides its services through a network of 74 branch offices located in 35 states covering every major market of the United States.

  The following paragraphs provide a brief description of the acquisitions consummated by the Company since 1993 and includes the purchase price paid by ATC as of February 28, 1998:

  Bing Yen & Associates, Inc. On November 26, 1997, the Company acquired all of the stock of Bing Yen & Associates, Inc. ("Bing Yen"), a provider of geotechnical and structural forensic services for approximately $4.3 million plus a maximum aggregate principal amount of $1.5 million in unsecured contingent achievement promissory notes which will be issued if certain minimum net revenue levels are achieved, resulting in a maximum purchase price to the seller of $5.4 million. The Bing Yen acquisition gave the Company capabilities in forensic geotechnical consulting and access to its forensic network. The acquisition will also allow ATC to consolidate its local office with Bing Yen's facilities, resulting in overhead cost savings. In connection with the acquisition of Bing Yen, the Company believes there may be a potential underfunding liability of up to $60,000 with respect to a defined benefit plan of Bing Yen (the "Bing Yen Plan"). The former shareholders of Bing Yen have assumed all cost, expense and liability for correcting any potential underfunding associated with this plan.

  Environmental Warranty, Inc. On November 4, 1997, the Company purchased 100% of the outstanding preferred stock and 90.9% of the outstanding common stock of Environmental Warranty, Inc. ("EWI"), a property and casualty insurance brokerage firm specializing in environmental insurance with property and casualty licenses, including excess and surplus lines in 43 states and with license applications pending in an additional five states. The EWI acquisition allows ATC to offer the sale and limited underwriting of environmental insurance products. ATC will also be able to take advantage of its distribution channels for referrals to sell EWI's insurance products. The purchase price totaled approximately $1.7 million.

  BCM Engineers, Inc. On August 20, 1997, the Company acquired certain assets and assumed certain liabilities of the Engineering Division of Smith Technology Corporation ("Smith Technology") which operated primarily as BCM Engineers, Inc. ("BCM"). BCM is a leading environmental engineering and consulting firm providing services in water and wastewater treatment, natural resources management, environmental compliance and site investigation, remedial design and engineering and asbestos and air quality management. BCM operated offices in nine states throughout the United States. The purchase price totaled approximately $12.5 million.

  Earth Technology, Inc. On August 5, 1996, the Company acquired certain assets of Earth Technology, Inc. ("Earth Technology") consisting of Earth Technology's operating assets of its Berkeley, California branch office for a purchase price of approximately $189,000. Earth Technology is a provider of environmental, engineering and construction consulting services.

  3D Information Services Inc. On May 28, 1996, the Company acquired certain assets and assumed certain liabilities of 3D Information Services Inc. ("3D"), a New Jersey based information services company, providing technical information system consulting services in all phases of information system design, development, maintenance and management in client server and mainframe based environments. Consideration paid for the 3D acquisition included cash and notes payable in the amount of approximately $5.8 million.

  American Testing and Engineering Corporation. On May 24, 1996, the Company acquired certain assets and assumed certain liabilities of American Testing and Engineering Corporation ("ATEC"), a national environmental consulting firm with a large network of branch and regional offices providing environmental consulting and engineering services including site assessments, compliance audits, environmental remediation consulting, geotechnical materials testing, industrial hygiene and analytical services. The ATEC acquisition allowed the Company to expand both its service offerings and geographical base, particularly in the midwestern and southeastern United States. The initial purchase price totaled approximately $41.6 million and was comprised of cash, payment obligations and assumed liabilities. The final purchase price, including earned contingent consideration, was $50.7 million. The remaining payment obligations are secured by a security interest in certain assets of ATC including accounts, accounts receivable and contract rights, deposit accounts, inventory, equipment, documents, instruments, goods (including certificates of title), chattel paper, general intangibles, fixtures and all proceeds of the foregoing (including tort claims and insurance).

  Applied Geosciences Inc. On February 29, 1996, the Company acquired certain assets and certain liabilities of Applied Geosciences Inc. ("Applied"), a California based consulting company providing services in environmental and hazardous waste site assessments, remediation design, air quality management, asbestos services, litigation support and engineering geology. The purchase price paid for the acquisition was approximately $0.9 million, with a maximum contingent payment up to $190,000 of which $22,324 was paid prior to February 28, 1997 in full satisfaction of this contingent obligation.

  Hill International. On November 10, 1995, the Company acquired certain assets and assumed certain liabilities of Hill International, Inc.'s ("Hill") environmental consulting and laboratory operations (collectively, the "Hill Assets"). The Hill Assets provided environmental consulting and engineering services, including asbestos management, industrial hygiene and indoor air quality consulting, environmental auditing and assessment and environmental laboratory services. This acquisition significantly expanded ATC's operations in the New York City area. The purchase price for the acquisition included cash, a note, assumed liabilities and direct expenses totaling approximately $5.3 million.

  R. E. Blattert and Associates. On January 13, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of R.E. Blattert and Associates ("R.E. Blattert"), an environmental consulting firm having geologic, environmental management and water resource expertise with offices in Indiana and Iowa. The purchase price paid for the acquisition was approximately $1.2 million, including $0.2 million of contingent consideration.

  Microbial Environmental Services, Inc. On January 4, 1995, the Company assumed the service performance obligations under certain contracts of Microbial Environmental Services, Inc. ("Microbial") and purchased certain assets of Microbial, which was engaged, principally in Iowa, Nebraska and Wisconsin, in the business of remediation of contaminated soils and water utilizing enhanced naturally occurring biological processes, including services such as assessment of contaminated properties, design of bio-remediation systems, management of bioremediation projects and monitoring of compliance with clean-up standards. The consideration paid for the acquisition was approximately $1.4 million.

  Con-Test Inc. On October 1, 1994, the Company acquired substantially all of the environmental consulting and laboratory assets and certain liabilities of Con-Test Inc. ("Con-Test"), a Massachusetts-based environmental consulting and field and laboratory testing company with branch offices in Massachusetts, Connecticut, Vermont, Rhode Island, New York and Pennsylvania, whose primary services included industrial hygiene, environmental and industrial health and safety and lead risk management. In addition, Con-Test maintained an analytical laboratory and had developed a line of environmental facilities management software used by several industrial firms and federal government agencies. The purchase price for the acquisition included cash and stock consideration and assumed liabilities totaling approximately $7.9 million.

  BSE Management, Inc. On May 30, 1993, the Company acquired certain assets of BSE Management Inc. ("BSE"), a California based environmental consulting holding company and certain of its subsidiaries including Diagnostic Environmental Inc., Hygeia Laboratories, Inc. and The Environmental Institute, Inc. The BSE acquisition doubled the then number of ATC's offices and significantly increased its presence in the western United States. The acquisition also added building system evaluation services to ATC's service offerings. The purchase agreement provided for total consideration equal to $2.7 million, including approximately $1.4 million in contingent consideration which has been paid in full.

                        NO CASH PROCEEDS TO THE COMPANY

  This Exchange Offer is intended to satisfy certain obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement. None of the Company or any of the Subsidiary Guarantors will receive any proceeds from the issuance of the Exchange Notes offered hereby and the Company has agreed to pay the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Private Notes representing an equal aggregate principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Private Notes surrendered in the exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at February 28, 1998, and pro forma as adjusted, to reflect the completion of the financing of the Acquisitions and the consummation of the Transactions. The following table should be read in conjunction with the consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                        AT FEBRUARY 28, 1998
                                                       ------------------------
                                                                   PRO FORMA
                                                        ACTUAL   AS ADJUSTED(1)
                                                       --------  --------------
                                                       (DOLLARS IN THOUSANDS)
Cash(2)............................................... $  5,269     $      0
                                                       ========     ========
Debt:
  Term Loan...........................................   20,000       20,000
  Notes...............................................  100,000      100,000
  Revolving Credit Facility(2)........................      --         6,721
  Seller Notes........................................    2,073        2,073
  Other debt..........................................       68           68
                                                       --------     --------
    Total debt........................................  122,141      128,862
                                                       --------     --------
Stockholders' equity:
  Common Stock, par value $0.01 per share, 10,000
   shares authorized and 1,000 shares issued and
   outstanding........................................      --           --
  Additional paid-in capital..........................   28,425       28,425
  Retained earnings...................................   (1,789)      (1,789)
                                                       --------     --------
    Total stockholders' equity(3).....................   26,636       26,636
                                                       --------     --------
    Total capitalization.............................. $148,777     $155,498
                                                       ========     ========

--------
(1) Assumes purchase of all remaining outstanding shares of Common Stock pursuant to the Tender Offer and other payments for stock options and warrants.
(2) Amounts outstanding under the Revolving Credit Facility increased by $4.2 million through May 31, 1998 as a result of borrowings to fund the Transactions and is assumed to increase to $6.7 million to complete the funding, net of cash on hand.
(3) Stockholders' equity reflects a predecessor basis adjustment of $2.3 million. Total equity invested was $32.5 million which includes management's committed equity investment of $2.0 million.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on the Closing Date to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) other investors in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the sale of the Private Notes, the Company, the Subsidiary Guarantors and the Initial Purchaser entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors agreed that (i) within 60 days after the Issue Date, they would file the Registration Statement with the Commission with respect to the Exchange Notes and (ii) cause the Registration Statement to be declared effective under the Securities Act within 130 days after the Issue Date (the "Effectiveness Date"). Upon the Registration Statement being declared effective, the Company and the Subsidiary Guarantors will offer to all holders of the Private Notes an opportunity to exchange the Private Notes for a like principal amount of Exchange Notes. The Company and the Subsidiary Guarantors agreed to use commercially reasonable best efforts (i) to keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holder and (ii) to consummate the Exchange Offer on or prior to the 45th day following the date on which the Registration Statement is declared effective.

  For each Private Note surrendered for exchange pursuant to the Exchange Offer, the holder of such Private Note will receive an Exchange Note having a principal amount equal to that of the surrendered Private Note. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Private Note surrendered in exchange therefor or (ii) if the Private Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Private Note, from the Issue Date. The Company and the Subsidiary Guarantors agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the Expiration Date of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company and the Subsidiary Guarantors will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

  The Company and the Subsidiary Guarantors will issue Exchange Notes in exchange for an equal aggregate principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Supplemented Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Supplemented Indenture.

  As of the date of this Prospectus, $100.0 million in aggregate principal amount of the Private Notes is outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-

fact), as reflected on the records of the Trustee under the Supplemented Indenture may participate in the Exchange Offer. Solely for reasons of administration, the close of business on June 5, 1998 has been fixed as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the DGCL or the Supplemented Indenture in connection with the Exchange Offer. The Company and the Subsidiary Guarantors intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission thereunder.

  The Company and the Subsidiary Guarantors shall be deemed to have accepted validly tendered Private Notes when, and if, the Company and the Subsidiary Guarantors have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company and the Subsidiary Guarantors.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on July 8, 1998.

INTEREST ON THE EXCHANGE NOTES

  Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Private Note surrendered in exchange therefor or (ii) if the Private Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Private Note, from the Issue Date. The Company and the Subsidiary Guarantors agreed to issue and exchange Exchange Notes for all Private Notes validly tendered and not withdrawn before the Expiration Date of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement with any person to participate in a distribution of the Exchange Notes, and who is not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in such no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of Exchange

Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such Prospectus for use in connection with any such resale for a period not to exceed 45 days after the Registration Statement has been declared effective by the Commission. See "Plan of Distribution."

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement among such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO THE COMPANY OR THE SUBSIDIARY GUARANTORS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish(es) to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" (within the meaning of Rule

17Ad-15 under the Exchange Act) that is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While neither the Company nor any of the Subsidiary Guarantors have a present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company and the Subsidiary Guarantors reserve the right in their sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company and the Subsidiary Guarantors that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or any of the Subsidiary Guarantors. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes with the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company and the Subsidiary Guarantors (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder and the certificate number(s) of such Private Notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Private Notes in the Exchange Offer, a written notice of withdrawal by telegram, telex, facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn, (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers) and the principal amount of the Private Notes to be withdrawn and (iii) include a statement that such holder is withdrawing its election to have such Private Notes exchanged and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

  Other than the Company's obligations with respect to Private Exchange Notes (as defined in the Registration Rights Agreement) and Exchange Notes that may not be resold without restriction under federal and state securities laws (other than solely as a result of such holders status as an affiliate of the Company as defined in the Securities Act), all registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest on the Notes to the extent and in the circumstances specified therein) will terminate upon consummation of the Exchange Offer except with respect to the Company's duty to keep the Registration Statement effective until the closing of the Exchange Offer, and, for a period of 45 days after the Registration Statement has been declared effective by the Commission, to provide copies of the latest version of the Prospectus to any broker-dealer that requests copies of such Prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                By Mail:                      By Facsimile Transmission:            By Hand/Overnight Delivery:
   State Street Bank and Trust Company     (For Eligible Institutions Only)     State Street Bank and Trust Company
        Attention: Kellie Mullen                  (617) 664-5290                      Attention:  Kellie Mullen
   Corporate Trust Department, 4th Floor                                      Corporate Trust Department, 4th Floor
      Two International Place                    Confirm by Telephone:               Two International Place
         Boston, MA  02110                          (617) 664-5587                      Boston, MA  02110

     State Street Bank and Trust Company also serves as Trustee under the
                            Supplemented Indenture.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by officers and regular employees of the Company and their affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to institutional accredited investors in a transaction exempt from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws and the transfer restrictions set forth in the Supplemented Indenture.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

  The following unaudited pro forma combined statements of operations of the Company for the 1998 fiscal year give effect to the Transactions as if such Transactions occurred on March 1, 1997. For information regarding the Merger and the Offering, see "Offering Summary--The Transactions."

  The accompanying unaudited pro forma combined condensed financial data has been prepared under guidelines established by Article 11 of Regulation S-X under the Securities Act. Under those guidelines, there are limitations on the adjustments that can be made in the presentation of pro forma financial information. Accordingly, no pro forma adjustments have been applied to reflect (i) elimination of corporate overhead charges of acquired companies,
(ii) reduction of certain administrative staff from acquired companies not expected to be replaced and (iii) other operating efficiencies or cost savings (other than those that are directly attributable to the Acquisitions and contractually supportable). The pro forma adjustments made are based upon currently available information as well as upon certain assumptions that management believes are reasonable. Such pro forma adjustments for the statement of operations shall include amortization of goodwill, depreciation and other adjustments based on the allocated purchase price of net assets acquired. Each of the Acquisitions was accounted for as a purchase with the acquired assets and assumed liabilities recorded at their estimated fair market values. Management believes that actual fair market value adjustments will not differ materially from the preliminary allocation of the purchase price contained in the pro forma adjustments reflected in the pro forma financial information.

  The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the foregoing transactions been consummated as of the indicated dates. The unaudited pro forma combined condensed financial statements should be read in conjunction with the notes thereto, the historical consolidated financial statements of the Company, together with the related notes thereto, "The Company--Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are presented elsewhere in this Prospectus.

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED FEBRUARY 28, 1998

                                                        ACQUIRED BUSINESSES(1)
                                                       -------------------------
                                                                    NINE MONTHS                                     PRO FORMA
                                                       SIX MONTHS      ENDED                                         RESULTS
                                                          ENDED     NOVEMBER 30,                                       YEAR
                                                       AUGUST 20,     1997(A)     PRO FORMA        PRO FORMA          ENDED
                  MARCH 1, 1997 TO FEBRUARY 5, 1998 TO   1997(1)      EWI AND    ACQUISITION      TRANSACTION      FEBRUARY 28,
                  FEBRUARY 4, 1998  FEBRUARY 28, 1998      BCM      BING YEN(2)  ADJUSTMENTS     ADJUSTMENT(3)         1998
                  ---------------- ------------------- -----------  ------------ -----------     -------------     ------------
REVENUES.........   $129,260,984       $12,175,693     $15,771,885   $3,420,366  $      --       $        --       $160,628,928
 Reimbursable
  costs..........     19,788,372         2,226,607       4,352,935      265,998         --                --         26,633,912
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
NET REVENUES.....    109,472,612         9,949,086      11,418,950    3,154,368         --                --        133,995,016
COST OF NET
 REVENUES........     60,352,326         5,726,571       5,443,804    1,350,822     (60,517)(4)           --         72,813,006
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
 Gross profit....     49,120,286         4,222,515       5,975,146    1,803,546      60,517               --         61,182,010
OPERATING
 EXPENSES:
 Selling.........      4,144,165           449,652          17,713      169,623         --                --          4,781,153
 General and
  administrative.     35,595,493         4,712,200       6,879,052    1,019,002    (804,017)(5)     2,749,243(8)     50,150,973
 Provision for
  bad debts......      1,956,803           546,815         409,273          --          --                --          2,912,891
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
                      41,696,461         5,708,667       7,306,038    1,188,625    (804,017)        2,749,243        57,845,017
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
OPERATING INCOME
 (LOSS)..........      7,423,825        (1,486,152)     (1,330,892)     614,921     864,534        (2,749,243)        3,336,993
NONOPERATING
 EXPENSE
 (INCOME):
 Interest
  expense........      2,891,279         1,326,974       1,067,000          --     (768,210)(6)    11,609,153(9)     16,126,197
 Interest income.      (170,421)           (39,405)            --        (8,086)        --                --           (217,912)
 Other, net......       (52,963)           (19,576)            --        (4,185)        --                --            (76,724)
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
                       2,667,895         1,267,993       1,067,000      (12,271)   (768,210)       11,609,153        15,831,561
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
INCOME (LOSS)
 BEFORE INCOME
 TAXES...........      4,755,930        (2,754,145)     (2,397,892)     627,192   1,632,744       (14,358,396)      (12,494,568)
INCOME TAX
 EXPENSE.........      2,117,927          (964,727)            --        13,240     (67,733)(7)    (5,671,567)(7)    (4,572,860)
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
Income (loss)
 before minority
 interest........      2,638,003        (1,789,418)     (2,397,892)     613,952   1,700,477        (8,686,829)       (7,921,708)
Minority
 interest........            --                --              --           --       (7,898)              --             (7,898)
                    ------------       -----------     -----------   ----------  ----------      ------------      ------------
NET INCOME
 (LOSS)..........   $  2,638,003       $(1,789,418)    $(2,397,892)  $  613,952  $1,708,375      $ (8,686,829)     $ (7,913,810)
                    ============       ===========     ===========   ==========  ==========      ============      ============


   See notes to unaudited pro forma combined condensed financial statements.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The following summarizes the companies acquired since March 1, 1996 and the related acquisition dates that are reflected in the pro forma financial statements:

     American Testing and Engineering Corp. ("ATEC").......... May 24, 1996
     3D Information Services, Inc. ("3D")..................... May 28, 1996
     BCM Engineers, Inc. ("BCM").............................. August 20, 1997
     Environmental Warranty, Inc. ("EWI")..................... November 4, 1997
     Bing Yen & Associates, Inc. ("Bing Yen")................. November 26, 1997

  The unaudited pro forma combined statement of operations for the year ended February 28, 1998 reflects the merger of ATC and Acquisition Corp. and the acquisitions of the companies listed above as if each had occurred at March 1, 1997.

  For the unaudited pro forma combined statements of operations, the financial statements of the acquired businesses were adjusted to conform with ATC's fiscal year end, except for Bing Yen for which December 31 was used for the year ended February 28, 1998.

(2) The acquisitions of EWI and Bing Yen were accounted for as purchases, applying the provisions of Accounting Principles Board Opinion No. 16. The acquired assets and assumed liabilities were recorded at their estimated fair market values with the cost in excess of the net assets acquired recorded as goodwill. The pro forma acquisition adjustments reflect such purchase accounting adjustments.

(3) Reflects the adjustments for the Merger, Tender Offer, the Offering and debt payment (collectively, the "Transactions").

  a. The pro forma financial data reflects the following approximate sources and uses of funds for the Transactions:

     Source of funds:
       Notes...................................................... $100,000,000
       Term loan..................................................   20,000,000
       Equity Investment from Holdings............................   30,714,639
       Revolving Credit Facility, cash on hand....................   16,082,850
                                                                   ------------
           Total sources..........................................  166,797,489
                                                                   ------------
     Use of funds:
       Purchase common stock......................................  105,473,603
       Repay existing debt:
         Principal................................................   42,830,711
         Accrued interest.........................................      577,345
       Shareholder agreement payment:
         Amount paid at Merger Date...............................    3,100,002
         Amount payable in quarterly installments.................    3,320,578
       Financing costs including prepayment penalty...............   11,495,250
                                                                   ------------
           Total uses.............................................  166,797,489
                                                                   ============

  b. The pro forma financial data reflects the following purchase accounting adjustments for the Transactions:

     Purchase price:
       Purchase of common stock and stock options................. $105,473,603
       Required payments under shareholder agreement..............    6,420,580
       Direct expenses net of amounts related to debt issuance....    4,828,614
                                                                   ------------
           Total..................................................  116,722,797
                                                                   ------------
     Allocation of purchase price:
       Net assets acquired........................................   51,214,836
       Fair value of adjustments:
         Non-compete agreement....................................    4,700,000
         Other....................................................     (301,537)
                                                                   ------------
                                                                     55,613,299
                                                                   ------------
     Excess purchase price........................................   61,109,498
     Predecessor basis adjustment.................................   (2,289,050)
                                                                   ------------
     Goodwill..................................................... $ 58,820,448
                                                                   ============

(4) Reflects a reduction of depreciation expense related to the acquisition of BCM.

(5) Reflects adjustments for: (i) goodwill amortized over 30 years of $112,171; (ii) non-compete agreements amortized over two to ten years of $42,222; (iii) net property depreciation decrease of ($70,019); (iv) elimination of expenses for facility, employee and legal obligations not assumed by ATC of ($832,327); and (v) elimination of historical corporate goodwill amortization of ($56,064).

(6) Reflects interest expense on debt not assumed.

(7) Represents the income tax impact on purchase accounting adjustments and other pro forma adjustments.

(8) Reflects the following purchase accounting adjustments: (i) goodwill amortized over 30 years net of recorded amounts of $1,831,125; (ii) non-compete and consulting agreements amortized over three to four years net of recorded amounts of $1,386,452; (iii) expense increase for revised employment agreements of the new executive management employment contracts, net of recorded costs of $320,324; (iv) elimination of employment costs of executives terminating in connection with the Transactions of ($738,658); and (v) other expense eliminations of ($50,000). This adjustment does not include possible future bonuses ranging from zero to $500,000 per year (such amount to be determined by the achievement of future EBITDA targets, which targets are not determinable on a pro forma basis).

(9) Increased interest expense related to the issuance of the Notes at an interest rate of 12.0%, the Term Loan at an assumed interest rate of 7.88%, the Revolving Credit Agreement at an assumed interest rate of 7.88% and the amortization of other financing costs.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth historical financial data of the Company as of and for each of the four fiscal years in the period ended February 28, 1997 and for the period March 1, 1997 through February 4, 1998 (the "Predecessor Period"), and the period from the Merger Date, through February 28, 1998 (the "Successor Period") and as of February 28, 1998. The selected historical financial data as of the end of and for the fiscal years 1993 through 1997 and the Predecessor and Successor Periods as of February 28, 1998 were derived from audited financial statements of the Company. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited financial statements and the notes thereto included elsewhere in this Prospectus.

                           FISCAL YEAR ENDED FEBRUARY 28(29),
                          ---------------------------------------
                                                                   PREDECESSOR SUCCESSOR
                            1994      1995      1996      1997        1998       1998
                          --------  --------  --------  ---------  ----------- ---------
                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues................  $ 26,664  $ 36,272  $ 44,965  $ 113,855   $129,261   $ 12,176
  Reimbursable costs....     2,284     3,002     4,851     17,954     19,788      2,227
                          --------  --------  --------  ---------   --------   --------
Net revenues............    24,380    33,270    40,114     95,901    109,473      9,949
Cost of net revenues....    12,085    15,354    19,664     53,751     60,352      5,726
                          --------  --------  --------  ---------   --------   --------
Gross profit............    12,294    17,916    20,450     42,151     49,120      4,223
Operating expenses:
  Selling...............       785     1,106     1,513      3,119      4,144        450
  General and
   administrative.......     8,140    10,997    12,851     26,299     35,595      4,712
  Provision for bad
   debts................       143       189       290      1,022      1,957        547
                          --------  --------  --------  ---------   --------   --------
                             9,068    12,291    14,654     30,440     41,696      5,709
                          --------  --------  --------  ---------   --------   --------
Operating income (loss).     3,227     5,625     5,795     11,711      7,424     (1,486)
Nonoperating expense
 (income):
  Interest expense......       185       286       377      1,569      2,891      1,327
  Interest income.......       (45)      (34)     (272)      (231)      (170)       (39)
  Other.................         9        73        20        (25)       (53)       (20)
                          --------  --------  --------  ---------   --------   --------
Income (loss) before
 income taxes...........     3,077     5,301     5,671     10,398      4,756     (2,754)
Income tax expense
 (profit)...............     1,210     2,044     1,805      4,090      2,118       (965)
                          --------  --------  --------  ---------   --------   --------
Net income (loss).......  $  1,867  $  3,257  $  3,866  $   6,308   $  2,638   $ (1,789)
                          ========  ========  ========  =========   ========   ========
OTHER FINANCIAL AND OPERATIONAL
 DATA:
  EBITDA (1)............  $  3,913  $  6,544  $  7,010  $  13,810   $ 10,504   $   (903)
  Depreciation and
   Amortization.........       686       920     1,214      2,099      3,080        583
  Capital expenditures..       731       756       946      1,286      1,977        134
  Ratio (deficit) of
   earnings to fixed
   charges..............      7.2x      9.0x      7.3x       4.8x       2.2x        --
SELECTED BALANCE SHEET
 DATA:
  Working capital.......  $  6,049  $  8,114  $ 24,977  $  27,702   $ 41,486   $ 29,440
  Total assets..........    14,157    25,009    46,685     86,294    120,213    189,055
  Short-term and long-
   term debt............     2,841     4,822     1,839     24,410     44,271    122,140
  Stockholders' equity..     7,659    13,813    39,192     45,439     51,204     26,636

-------
Note: Numbers may not add due to rounding.
(1) EBITDA represents the sum of net income before income taxes, interest expense net of interest income and nonoperating items and depreciation and amortization. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles but is presented to provide additional information related to debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity service requirements and it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Historical Financial Data" and the audited Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

RECENT DEVELOPMENTS

  Tender Offer and Merger. The Company became a wholly owned subsidiary of Holdings, upon the Merger of ATC with Acquisition Corp., with ATC being the surviving corporation. The Tender Offer was consummated using the proceeds from the issuance of the Notes, borrowings under the New Credit Facility and new equity investments. The accompanying statement of operations for the Company from February 5, 1998 through the fiscal year-end, February 28, 1998 (the "Successor Period"), are attributable to operations of the Company under the successor ownership of Holdings. The predecessor statement of operations, representing the period March 1, 1997 through February 4, 1998 (the "Predecessor Period"), relates to the previous ownership of the Company. In connection with the Transactions, the Company had entered into two separate Severance, Consulting and Noncompetition Agreements (the "Severance Agreements") with two officers of the Company. See "Certain Relationships and Related Transactions." The Severance Agreements provided for the resignation of the officers upon completion of the Merger and the terms of a non-compete agreement.

  The Company has acquired twelve businesses since 1993. The three most recent acquisitions which have been consummated include: (i) the purchase by the Company of all of the stock of Bing Yen on November 26, 1997,; (ii) the purchase by the Company of substantially all of the stock of EWI on November 4, 1997; and (iii) the purchase by the Company of certain assets and the assumption by the Company of certain liabilities on August 20, 1997 of the Engineering Division of Smith Technology Corporation which operated primarily as BCM.

  As a result of the Merger, the consolidated financial statements for the Successor Period are presented on a different basis of accounting than that of the Predecessor Period, and are therefore not directly comparable.

OVERVIEW

  General. ATC is a leading national provider of professional consulting, engineering and testing services within the environmental and construction materials industries. Management believes the Company is also a leading provider of integrated environmental information management technology services. The Company provides a broad range of services to a diverse client base of over 8,000 customers, and management believes that domestic businesses and non-federal government entities represented over 95.0% of the Company's gross revenues for fiscal 1998. No single customer represented more than 1.7% of the Company's gross revenues during fiscal 1998. In addition, the Company's ten largest customers taken together accounted for less than 12.4% of the Company's gross revenues during fiscal 1998. The Company provides its services through a network of 74 branch offices located in 35 states covering every major market of the United States.

  In 1993, the Company initiated a strategy of controlled growth through acquisitions to build a national infrastructure and to broaden its range of technical services. The Company has created a national infrastructure through the completion of 12 acquisitions since May 1993. ATC has thereby also expanded its service mix by adding construction materials testing and engineering, lead risk management, indoor air quality management, water and wastewater management and information management technology services. As a result of this growth and diversification strategy, net revenues increased to $119.4 million in fiscal 1998, from $15.4 million in fiscal 1993.

  The Company's rapid growth is primarily attributable to the acquisition of assets of ATEC in May 1996 and the acquisition of assets of BCM in August 1997. Management believes that at the time of the respective acquisitions, each of the acquired companies was an underdeveloped operating asset with strong client relationships in their respective markets. ATEC, with its large network of regional and branch offices, positioned the Company as a national provider of professional environmental consulting, testing and engineering services. As a result of the BCM acquisition, ATC has become a high-quality provider of consulting, engineering and design services in water supply and treatment, wastewater systems, air quality management, traditional environmental site investigations, site assessments and storage tank management services. Subsequent to each acquisition that it has made, the Company has implemented cost reduction measures, including integration of offices, introduction of flexible staffing programs and reduction of duplicative corporate overhead costs.

  The Company has experienced substantial increases in net revenues and net income over the past three fiscal years. ATC's net revenues were $40.1 million, $95.9 million and $119.4 million, respectively, in fiscal 1996, 1997 and 1998, principally attributable to acquisitions which were accounted for on a purchase basis. ATC's net income (loss) was $3.9 million, $6.3 million, $2.6 million and $(1.8) million, respectively, in fiscal 1996 and 1997 and for the Predecessor Period and Successor Period, respectively.

  Profitability was negatively impacted during the fourth quarter ended February 28, 1998 as a result of higher general and administrative charges, partially related to the Tender Offer and Merger, legal expenses, and higher goodwill and interest costs resulting from the Tender Offer and Merger, and new management decisions with respect to operational matters and the resulting charges to expenses. Such charges included settlements of executive bonus claims, losses for pending state tax claims, the establishment of reserves for expected write-offs from the expected settlement of certain disputed trade receivables and work in process, and impairment of goodwill associated with a laboratory operation sold during the quarter ended May 31, 1998. The Company also anticipated the implementation of a new accounting and project management system which began during fiscal 1998 and was scheduled to be completed in April 1998. The system installation encountered several delays resulting in additional employee costs from duplicative personnel now existing in the corporate and regional offices. The system, once installed, will eliminate many corporate accounting functions by shifting such functions to the regional offices.

RESULTS OF OPERATIONS

  The following table sets forth, net for the periods indicated, certain statements of operations data of the Company expressed as a percentage of net revenues.

                                             FISCAL YEAR
                                                ENDED
                                             FEBRUARY 28
                                                (29)
                                             ------------
                                                           PREDECESSOR SUCCESSOR
                                             1996   1997      1998       1998
                                             -----  -----  ----------- ---------
Revenues.................................... 112.1% 118.7%    118.1%     122.4%
  Reimbursable costs........................  12.1   18.7      18.1       22.4
                                             -----  -----     -----      -----
Net revenues................................ 100.0  100.0     100.0      100.0
Cost of net revenues........................  49.0   56.0      55.1       57.6
                                             -----  -----     -----      -----
    Gross profit............................  51.0   44.0      44.9       42.4
Operating expenses:
  Selling...................................   3.8    3.3       3.8        4.5
  General and administrative................  32.0   27.4      32.5       47.4
  Provision for bad debts...................   0.7    1.1       1.8        5.5
                                             -----  -----     -----      -----
    Operating income (loss).................  14.4   12.2       6.8      (14.9)
Non-operating expense (income):
  Interest expense..........................   0.9    1.6       2.6       13.3
  Interest income...........................  (0.7)  (0.2)     (0.2)      (0.4)
  Other.....................................   0.1    --        --        (0.2)
                                             -----  -----     -----      -----
    Income (loss) before income taxes.......  14.1   10.8       4.3      (27.7)
Income tax expense (benefit)................   4.5    4.3       1.9       (9.7)
                                             -----  -----     -----      -----
Net income (loss)...........................   9.6%   6.6%      2.4%     (18.0)%
                                             =====  =====     =====      =====

--------
Note: Numbers may not add due to rounding.

  Revenues. The Company derives its revenues primarily from specialized environmental engineering and consulting services, including industrial hygiene services and construction materials testing and engineering, and to a lesser extent from environmental information management technology services. The Company sets the pricing of the different components of its services and products in accordance with its national and regional marketing strategies, taking competitive factors into account.

  Reimbursable Costs. Reimbursable costs associated with the Company's environmental engineering and consulting services consist primarily of costs associated with outside drilling, laboratory services, materials handling and transportation, excavation and certain specialized technical services. Generally, the costs associated with a particular project can be billed directly to environmental engineering and consulting services clients. Services that have a large component of subcontracted services have a larger portion of reimbursable costs as a percentage of revenues.

  Cost of Net Revenues. Cost of Net Revenues consists of professional field staff costs, depreciation of field and laboratory equipment, contract maintenance costs, and other project related costs. The Company's field labor is generally fixed in the short-term, except for certain variable costs relating to the Company's flexible staffing program. Typically, the Company does not own large capital intensive equipment.

  Operating Expenses. Operating expenses include selling expenses, general and administrative expenses and provision for bad debts as described below:

  Selling Expenses. Selling expenses consist of costs associated primarily with (i) compensation and benefits for its sales and marketing professionals throughout the Company's network of branch offices and (ii) advertising and promotional efforts.

  General and Administrative Expenses. General and administrative expenses consist primarily of: (i) employee compensation and benefit expenses, (ii) travel and other administrative costs and (iii) general corporate overhead, including rent for the Company's facilities, insurance, legal and accounting and amortization of intangible assets.

  Provision For Bad Debts. The Company maintains an allowance for bad debts based on its past bad debt experience. It has been the Company's experience that such allowance has been sufficient to cover the costs actually incurred for bad debts.

  Nonoperating Expense. Nonoperating expense consists of interest expense, interest income and other similar expenses or income.

FISCAL 1998 COMPARED WITH FISCAL 1997

  Revenues. Revenues in fiscal 1998 increased by approximately $27.6 million, or 24.2%, to $141.4 million, compared with $113.9 million in fiscal 1997. This increase was primarily attributable to revenues associated with the BCM acquisition, which was consummated on August 20, 1997, the acquisitions of EWI and Bing Yen which were completed in November 1997, and the contribution of one full fiscal year of revenues from the acquisitions of ATEC and 3D, which were completed in May 1996. Revenues attributable to the acquisition of certain assets of BCM totaled $12.5 million, or 8.8% of revenues, for fiscal 1998. Revenues attributable to the acquisition of EWI and Bing Yen totaled $1.2 million, or 0.9% of revenues, for fiscal 1998. Revenues associated with the acquisitions of ATEC and 3D totaled $70.3 million and $9.0 million, respectively, for fiscal 1998, compared to $57.7 million and $7.2 million, respectively, in fiscal 1997. Revenues were not affected by the Transactions.

  Revenues in fiscal 1998 from ATC's branch offices having comparable operations in fiscal 1997 decreased 2.2% to $108.2 million, compared with $110.6 million, in fiscal 1997. Comparable revenues included revenues of ATEC and 3D for the nine months ended February 28, 1998 and 1997, respectively, but excluded first quarter revenues as these acquisitions were made during the first quarter of fiscal 1997. Comparable revenues decreased in part, due to a large project representing $2.0 million in revenue for the prior fiscal period during which time the project was completed.

  Reimbursable Costs. For fiscal 1998, reimbursable costs increased by approximately $4.1 million, or 22.6%, to $22.0 million compared with $18.0 million, in fiscal 1997. Reimbursable costs as a percentage of revenues decreased to 15.6% in fiscal 1998 compared with 15.8% in fiscal 1997. Reimbursable costs decreased in part due to a decrease in such costs associated with the acquired BCM operations. Reimbursable costs were not affected by the Transactions.

  Cost of Net Revenues. Cost of net revenues in fiscal 1998 increased by approximately $12.3 million, or 22.9%, to $66.1 million compared with $53.8 million in fiscal 1997. Cost of net revenues as a percentage of net revenue decreased to 55.3% in fiscal 1998 compared with 56.0% in fiscal 1997. In the prior year, the Company benefited from higher than normal productivity in the first quarter of fiscal 1997. Higher productivity in the first quarter of fiscal 1997 is attributable to increased workloads in that quarter, resulting from work which was delayed the last quarter of fiscal 1996 and carried over into the first quarter of fiscal 1997 due to adverse weather conditions primarily in the northeast. At that time, such amounts constituted over 60.0% of ATC's revenue stream. The Company also reduced cost of net revenues as a percentage of net revenues in fiscal 1998 due to improved labor utilization, due in part to the Company's use of flexible and part time staffing. Cost of net revenues were not affected by the Transactions.

  Gross Profit. For the reasons set forth above, gross profit in fiscal 1998 increased by approximately $11.2 million, or 26.6%, to $53.3 million compared with $42.2 million in fiscal 1997.

  Operating Expenses. Operating expenses in fiscal 1998 increased by approximately $17.0 million, or 55.7%, to $47.4 million, compared with $30.4 million in fiscal 1997. Operating expenses increased as a percentage of net revenues to 39.7% in fiscal 1998, compared to 31.7% in fiscal 1997. The increase in operating expenses as a percentage of net revenue for fiscal 1998 fully reflects the ATEC service mix and integration of its operations including additional labor and administrative costs. The increase was due primarily to structural adjustments in ATC's operating infrastructure to accommodate the integration of ATEC's and BCM's operations. The structural adjustments consisted primarily of the creation of a regional management infrastructure to manage the larger, more geographically and technically diverse business resulting from the ATEC acquisition. Such structural investments required the Company to add higher-level operations management employees, including regional management and financial personnel. The Company has also chosen to increase its investment in its national sales programs, which have experienced considerable success in generating new business.

  In addition, executive and employee compensation levels increased during the latter part of fiscal 1997 due in part to the payment of certain additional bonuses during the quarter ended November 30, 1997 in excess of amounts previously accrued. Employee costs, consisting of wage costs and related payroll taxes and health benefits and temporary employment personnel, increased 66.2% to $20.6 million, or 17.2% of net revenues, in fiscal 1998 compared to $12.4 million, or 12.9% of net revenues, in fiscal 1997. These increases in total cost were due to employees hired in connection with the expansion of ATC's operations. Other increases in operating expenses resulted from legal expenses, which totaled $1.4 million in fiscal 1998 compared to $0.2 million in fiscal 1997, and administrative expenses resulting from the growth in operations and increased employee levels. Additionally, in fiscal 1998, amortization of goodwill and intangibles increased to $2.4 million, compared to $1.2 million in fiscal 1997 reflecting the additional goodwill amortization resulting from the Acquisitions and the Tender Offer and Merger. In the Successor Period, amortization of goodwill associated with the Tender Offer and Merger and amortization of the recorded cost of the non-compete agreement included in the Severance Agreements totaled approximately $230,000. On a pro forma basis, such expense would have totaled approximately $3.5 million for fiscal 1998.

  Operating expenses for the Successor Period as a percentage of net revenues increased to 57.3% compared with the Predecessor Period at 38.1%. Earnings during this period were impacted by additional expenses of approximately $2.0 million which are not expected in future periods. These additional expenses resulted from determinations by new management and directors of the Company to make certain operational decisions which are expected to benefit future operations. Such decisions related to the disposition of or use of more aggressive approaches with respect to resolving pending claims and litigation, the collection of disputed trade receivables and the disposition of marginally profitable assets and operations. Specifically, such charges included: (i) a liability for the resolution of previously disputed executive bonus claims of $1.1 million, which were resolved when the executives settled for $336,000 plus restricted common stock of Holdings, the value of which will be charged to operating expenses in future periods as such shares vest; (ii) a $400,000 addition to the allowances for trade receivables for receivables due from a client disputing payment claiming the work performed under a contract exceeded contract requirements; and (iii) a charge to goodwill amortization of $250,000 for the estimated impairment of goodwill resulting from the sale of one of the Company's laboratory operations subsequent to year-end. Operating expenses as a percentage of net revenue were also affected by the lower than average net revenues during February 1998 since operating expenses remain relatively constant each month and do not fluctuate proportionally with net revenues over short-term periods. Net revenues also were impacted in part due to seasonality factors.

  In the Successor Period, no compensation expense was recognized for certain officers of the Company who resigned their positions pursuant to the Severance Agreements. See "Certain Relationships and Related Transactions." Such compensation expense totaled approximately $865,000 during the Predecessor Period. In addition, the new executive officers of the Company will be compensated under employment agreements executed in February 1998. Under these agreements, the executive's base compensation will increase by a total of $100,000 per year commencing March 1, 1998 and additional bonuses will be awarded to the executive for achieving specified financial income targets. Based on the fiscal 1998 performance, no bonuses would have been earned. See "Management--Employment Agreements."

  Operating Income. For the reasons set forth above, operating income in fiscal 1998 decreased by approximately $5.8 million, or 49.3%, to $5.9 million, compared to $11.7 million in fiscal 1997. Operating income decreased as a percentage of net revenues to 5.0% in fiscal 1998, compared to 12.2% in fiscal 1997.

  Non-operating Expense. Non-operating expense in fiscal 1998 increased by approximately $2.6 million to $3.9 million compared to $1.3 million in fiscal 1997. The increase in non-operating expense is primarily attributable to increased interest expense due to increased notes payable and bank debt outstanding since May 1996 when the ATEC and 3D acquisitions were consummated, the senior secured notes (the "8.18% Senior Secured Notes") were issued, the Notes were issued and the Term Loan was drawn down in January 1998 and February 1998, respectively. Interest expense in the Successor Period resulting from the issuance of the Notes, the issuance of 8.18% Senior Secured Notes and the incurrence of bank debt, including amortization of issuance costs, totaled approximately $1.2 million. On a pro forma basis such costs would have been approximately $1.1 million for fiscal 1998 reflecting the outstanding debt and expected bank borrowings to complete the Tender Offer.

  Income Tax Expense. Income tax expense in fiscal 1998 was $1.2 million, compared to $4.1 million in fiscal 1997. During fiscal 1998 and 1997, the Company's effective tax rates were 57.6% and 39.3%, respectively. In the Successor Period, the Company determined it necessary to provide additional income tax expense to cover probable losses associated with a pending state tax audit and related penalties and interest estimated to total $0.3 million.

  Net Income. As a result of the foregoing, net income in fiscal 1998 decreased by approximately $5.5 million, or 86.7%, to $0.8 million, compared with $6.3 million in fiscal 1997. Net income decreased as a percentage of net revenues to 1.0% in fiscal 1998, compared to 6.6% in fiscal 1997.

FISCAL 1997 COMPARED WITH FISCAL 1996

  Revenues. Revenues in fiscal 1997 increased by approximately $69.0 million, or 153.2%, to $113.9 million compared with $45.0 million in fiscal 1996. This increase was primarily attributable to $57.7 million and $7.2 million, of revenues, associated with the acquisitions of ATEC and 3D, respectively in May 1996 and reflects a full year's revenue contribution from the acquisition of the Hill Assets ($3.4 million) and Applied ($2.6 million) which were completed in November 1995 and February 1996, respectively. Revenues attributable to the acquisitions of certain assets of the ATEC, 3D, Hill Assets and Applied totaled $70.9 million, or 62.3% of revenues, for fiscal 1997.

  Revenues in fiscal 1997, from ATC's branch offices having comparable operations in fiscal 1996, increased 3.6% to $42.9 million, compared with $41.4 million in fiscal 1996.

  Reimbursable Costs. For fiscal 1997, reimbursable costs increased by approximately $13.1 million, or 270.1%, to $18.0 million, compared with $4.9 million in fiscal 1996. Reimbursable costs as a percentage of revenues increased to 15.8% in fiscal 1997 compared with 10.8% in fiscal 1996. ATEC's environmental and traditional consulting services, consisting of drilling, laboratory services, materials testing and subcontracting services, utilize higher amounts of outside services and direct project expenses compared to those consulting services being provided prior to the ATEC acquisition. Higher amounts of outside services and direct project expenses result in a higher percentage of reimbursable costs. For the year ended December 31, 1995, ATEC's reimbursable costs were approximately 21.0% of revenues.

  Cost of Net Revenues. Cost of net revenues in fiscal 1997 increased by approximately $34.1 million, or 173.3%, to $53.8 million, compared with $19.7 million in fiscal 1996. Cost of net revenues as a percentage of net revenues increased to 56.0% in fiscal 1997 compared with 49.0% in fiscal 1996. The increase was due to lower margins earned on certain of ATEC's geotechnical engineering services. In addition, cost of net revenues increased because approximately $0.3 million of final project costs incurred to complete a large fixed-price contract could not be billed to a client. Cost of net revenues were also negatively impacted because in certain price competitive regions where the Company experienced lower net revenues, costs could not be reduced proportionately.

  Gross Profit. For the reasons set forth above gross profit in fiscal 1997 increased by approximately $21.7 million, or 106.1%, to $42.2 million, compared with $20.4 million in fiscal 1996. Gross profit as a percentage of net revenues decreased to 44.0% in fiscal 1997, compared with 51.0% in fiscal 1996.

  Operating Expenses. Operating expenses in fiscal 1997 increased by approximately $15.8 million, or 107.7%, to $30.4 million, compared with $14.7 million in fiscal 1996. Operating expenses decreased as a percentage of net revenues to 31.7% in fiscal 1997, compared with 36.5% in fiscal 1996. The decrease in operating expenses as a percentage of net revenues is the result of the additional net revenues from the ATEC and other acquisitions without corresponding increases in general and administrative costs. Employee costs increased 66.8% to $12.4 million, or 12.9% of net revenues in fiscal 1997, compared with $7.4 million, or 18.5% of net revenues, in fiscal 1996. These increases in total cost were due to employees hired in connection with the expansion of ATC's operations. Other increases in operating expenses resulted from higher facility costs and administrative expenses resulting from the growth in operations and increased employee levels. Additionally, in fiscal 1997, amortization of goodwill and intangibles increased to $1.2 million, compared with $0.4 million in fiscal 1996, reflecting the additional goodwill amortization resulting from acquisitions.

  Operating Income. For the reasons set forth above, operating income in fiscal 1997 increased by approximately $5.9 million, or 102.1%, to $11.7 million, compared with $5.8 million in fiscal 1996. Operating income decreased as a percentage of net revenues to 12.2% in fiscal 1997, compared with 14.4% in the fiscal 1996.

  Non-operating Expense. Non-operating expense in fiscal 1997, increased to $1.3 million compared with $0.1 million in fiscal 1996. The increase in nonoperating expense is primarily attributable to increased interest expense on bank debt outstanding since May 1996, when the ATEC and 3D acquisitions were completed, and to a lesser extent from lower interest income.

  Income Tax Expense. Income tax expense in fiscal 1997 was $4.1 million, compared with $1.8 million in fiscal 1996. The income tax expense for fiscal 1996 reflects a one-time benefit of $0.4 million resulting from the merger of Aurora Environmental Inc. ("Aurora") into ATC (the "Aurora Merger") which allowed ATC to utilize Aurora's net operating loss carryforward as offsets to future taxable income. During fiscal 1997 and 1996, after adjusting for the one-time tax benefit, the Company's effective tax rates were 39.3% and 38.0%, respectively.

  Net Income. As a result of the foregoing, net income for fiscal 1997, increased by approximately $2.4 million, or 63.2%, to $6.3 million compared with $3.9 million in fiscal 1996. Excluding the impact of the one-time tax benefit of $0.4 million, net income would have been $3.5 million.

INFORMATION SYSTEMS AND THE YEAR 2000

  The Company is in the process of addressing Year 2000 issues. The Company is currently engaged in a comprehensive project to convert its accounting and management information system to a system consisting of new hardware and packaged software recently purchased from a large vendor who has represented that these systems are Year 2000 compliant. The Company's information technology segment, which provides information system support services to both the Company and the Company's clients, is currently operating on systems that are Year 2000 compliant. ATC's remaining operations are generally dependent only on personal computers and off-the-shelf commercial word processing, drafting, spreadsheet and engineering software. Year 2000 compliant versions of these systems are currently available, and the Company will convert to these compliant systems over the next year and a half as the Company upgrades its operational personal computer systems in the ordinary course to the most recently issued software releases.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of liquidity are cash flow from operations and available borrowings under the Revolving Credit Facility. The Revolving Credit Facility provides the Company with an aggregate of up to

$30.0 million of senior secured financing to be used for working capital and general corporate purposes (including permitted acquisitions). As of May 28, 1998, the Company had approximately $24.3 million of availability under the Revolving Credit Facility. It is expected that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, fund costs associated with acquisitions and meet debt service requirements. As a result of the consummation of the Transactions, the Company is highly leveraged. Except to the extent set forth below, there will be no mandatory payments of principal on the Notes scheduled prior to their maturity. Based upon current operations, anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the Revolving Credit Facility will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled principal and interest payments, although the Company believes that its ability to repay the Notes and amounts outstanding under the New Credit Facility at maturity will require additional financing. There can be no assurance, however, that any such additional financing will be available at such time to the Company, or that any such available financing will be on terms favorable to the Company. Furthermore there can be no assurance that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or growth can be achieved.

  The Notes impose certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries. In addition, the New Credit Facility contains other and more restrictive covenants effectively prohibiting the Company from prepaying the Notes. The New Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests will be affected by events beyond its control; there can be no assurance that the Company will be able to meet such tests. See "Description of the New Credit Facility."

  The Company conducts part of its operations through its subsidiaries. As a result, the Company relies, in part, upon payment from its subsidiaries for the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the subsidiaries to make such payments will be subject to, among other things, applicable state laws. Claims of creditors of the Company's subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the Company.

  The Company has historically financed its operations through internally generated funds, public and private equity and debt financings and borrowings under its credit facilities. As of February 28, 1998, working capital was $29.4 million, compared with working capital of $27.7 million at February 28, 1997, an increase of $1.7 million. The increase in working capital was primarily due to the net proceeds from the offering of the 8.18% Senior Secured Notes in May 1997 after repayment of bank debt and fees, and the purchase of certain assets of BCM including accounts receivable and unbilled receivables. As a result of the Tender Offer and Merger and the Company's acquisition of BCM and additional costs incurred in connection with the ATEC acquisition, the Company has a negative tangible net worth, primarily as a result of goodwill amounts recognized in connection with these transactions.

  During fiscal 1998, net cash flows used in operating activities were $3.7 million, primarily due to the increase in refundable income taxes and in billed and unbilled receivables and decreases in accounts payable and other liabilities, representing payments of property facility rentals, non-compete consideration and assumed liabilities of ATEC and other acquisitions. Net cash flows used in investing activities were $11.9 million, resulting from cash used in connection with the acquisitions of BCM, EWI, Bing Yen and ATEC and purchases of property and equipment. Net cash flows provided by financing activities were $18.8 million, primarily representing the proceeds from the Notes, the Term Loan, the Holdings Contribution and the proceeds from the 8.18% Senior Secured Notes less payments for the purchase of the Company's Common Stock pursuant to the Merger and repayment of outstanding debt.

  During fiscal 1997 and fiscal 1996, net cash flows used in operating activities were $6.7 million and $0.8 million, respectively, primarily due to income generated from operations and increases in billed and unbilled receivables, which were offset in fiscal 1997 by reductions of accounts payable and other liabilities, including assumed liabilities associated with acquisitions. Net cash flows used in investing activities were $13.1 million and $4.6 million, respectively, in each of the periods, resulting from the acquisitions of ATEC and 3D and purchases of property and equipment in fiscal 1997 and the acquisitions of the Hill Assets, Applied , Con-Test and R.E. Blattert, additional contingent purchase obligations in connection with the BSE and R.E. Blattert acquisitions and purchases of property and equipment in fiscal 1996. Net cash flows provided by financing activities were $8.4 million and $17.5 million, respectively, representing the proceeds of a bridge credit facility, less payments made on long-term debt and notes payable assumed from ATEC in fiscal 1997 and representing the net offering proceeds of the Company's 1996 secondary offering of Common Stock plus proceeds from a $2.6 million increase in debt primarily under the Company's prior credit facilities, less payments made on long-term debt and notes payable of $6.7 million in fiscal 1996.

SEASONALITY

  ATC typically experiences a slow down in business activities during the winter months and an increase in business activities during the summer months. This is due to seasonal fluctuations in construction and remediation activities. As a result, operating results may vary from period to period. For fiscal 1998 and 1997, comparable quarterly revenues as a percentage of relevant annual revenues were 24.6%, 26.6%, 25.0% and 23.8% and 26.8%, 25.7%,
23.8% and 23.7%, respectively.

                                   BUSINESS

  ATC is a leading national provider of professional consulting, engineering and testing services within the environmental and construction materials industries. Management believes the Company is also a leading provider of integrated environmental information management technology services. The Company provides a broad range of services to a diverse client base of over 8,000 customers, and management believes that domestic businesses and non-federal government entities represented over 95.0% of the Company's gross revenues for fiscal 1998. No single customer represented more than 1.7% of the Company's gross revenues during fiscal 1998. In addition, the Company's ten largest customers taken together accounted for less than 12.4% of the Company's gross revenues during fiscal 1998. The Company provides its services through a network of 74 branch offices located in 35 states covering every major market of the United States.

  Asset preservation, liability and health related considerations have increasingly driven demand in the environmental services industry, whereas regulation has decreased as a driver over time. As a result of these market dynamics, environmental administration has become an integral component of day-to-day property management activities. Management believes that ATC is well-positioned to take advantage of certain rapidly growing sectors of the approximately $16.0 billion environmental services industry. In addition, the industry is highly fragmented and management believes that the industry presents many favorable opportunities for growth through acquisitions.

  In 1993, the Company initiated a strategy of controlled growth through acquisitions to build a national infrastructure and to broaden its range of technical services. The Company has created a national infrastructure through the completion of 12 acquisitions since May 1993. ATC has thereby also expanded its service mix by adding construction materials testing and engineering, lead risk management, indoor air quality management, water and wastewater management and information management technology services. As a result of this growth and diversification strategy, net revenues increased to $119.4 million in fiscal 1998 from $15.4 million in fiscal 1993.

  Management believes that ATC is well-positioned to grow revenues in the future. The key elements of its continuing strategy to achieve this growth include (i) pursuing cross-selling opportunities presented by ATC's recently diversified service mix and recently developed national infrastructure, (ii) capitalizing on specific sectors which management believes have high growth potential, including indoor air quality, risk assessment, Brownfield development and environmental information management technology services outsourcing, (iii) expanding its national programs, the first of which was established in 1995, which emphasize expanding existing regional or local customer relationships into national relationships and (iv) increasing profitability by implementing tactical acquisitions. Management intends to pursue companies that can be "tucked into" ATC's established infrastructure and that provide opportunities for additional contributions from branch operations without proportional increases to overhead or fixed costs.

BUSINESS STRATEGY

  In 1993, the Company began the implementation of a strategy, the key elements of which were designed to (i) establish a national infrastructure of branch office locations and (ii) diversify its service offerings. Management believes that the Company has achieved these strategic, structural objectives and now intends to focus on the following strategies to build on this foundation to improve its market position and to grow operating earnings:

  . Cross-Sell Services. As a result of its acquisition strategy, the Company has expanded its service offerings and client portfolio. This has resulted in many cross-selling successes for the Company because ATC has been able to sell additional services to existing clients and newly acquired clients. Management expects these cross-selling opportunities to continue at an accelerated rate as a result of its acquired service capabilities in the construction materials testing and engineering, lead risk management, water and wastewater management and information management technology services. Additionally, the Company's national infrastructure provides opportunities for cross-selling expanded services to existing customers that currently receive more limited services on a local or regional basis.

  . Focus on High-Growth Services and Sectors. The successful implementation of strategies designed to increase service offerings has resulted in the Company's ability to capitalize on many high-growth market opportunities. ATC is well-positioned to take advantage of the niche markets of indoor air quality, water and wastewater management, risk assessment, Brownfield development and environmental information management technology services, each of which management believes has high growth potential. In addition, management intends to take advantage of trends such as the outsourcing of specialized technical services by national and multi-national corporations.

  . Expand National Sales Programs and Develop International
    Opportunities. Since 1995, ATC has implemented six national programs which have been highly successful in generating new business from existing clients and from specific industries with growth potential. Existing programs focus on incremental revenues from clients in the lead risk management, hazardous waste/Brownfield development, PCS/wireless communications industry, national commercial account management programs, federal programs and petroleum markets. In the Asia-Pacific markets, the Company is in the early stages of its long-term effort to take advantage of a developing demand for environmental services. ATC is currently providing asbestos management services to Mitsui Fudosan in Japan and is providing design services for a wastewater treatment facility in China for a multi-national corporation. The Company intends to use such relationships to pursue other opportunities in these markets.

  . Pursue Tactical Acquisitions. ATC has developed significant expertise in identifying, completing and integrating acquisitions. ATC plans to apply its expertise in assimilating acquired companies' personnel and branch operations into ATC's existing infrastructure and expanding acquired companies' service and product offerings to existing clients. Management intends to strengthen its position as a leading industry consolidator through tactical acquisitions which meet operating, financial and geographic criteria. Management believes that its existing national infrastructure provides a platform for "tuck-in" acquisitions of regional and local companies. According to management estimates, there are 3,500 companies whose businesses are complementary to those of the Company. Management believes that a significant number of those companies could be operated more profitably as part of ATC's operations.

  . Emphasis on Business Fundamentals. Management believes industry participants typically have management teams with predominantly technical orientations. In contrast, ATC has distinguished itself by focusing on business fundamentals to complement its technical expertise. ATC intends to continue to emphasize a disciplined approach to such basic business fundamentals as selling and marketing, customer service, cost management, overtime minimization and collection of receivables.

INDUSTRY OVERVIEW

 Environmental Services Industry

  Unlike the 1970's and 1980's, when new environmental regulations were frequently promulgated by federal and state agencies and regulatory compliance was the primary market driver, the demand for environmental services has shifted and is now driven by economic and liability management considerations. In the early 1990's, public awareness also heightened concerns for environmental issues. Today many companies insist that environmental improvement expenditures not only satisfy regulatory compliance, but also be justifiable on other grounds--such as protecting assets, increasing workplace safety, reducing health risks, improving public relations, minimizing waste and preventing pollution and reducing financial liabilities.

  Customer needs and demands have also changed. Many customers have become more sophisticated in their expectations of environmental services providers. Cost and image considerations have become key drivers in the environmental services industry. In addition, management believes that customers are looking for service providers that can provide a broad range of integrated services, can deliver these services on a national basis and can provide an adequate level of insurance coverage. Through its service diversification and geographic expansion, ATC has positioned itself to respond to these new market demands. ATC's national sales and technical programs (the "National Programs") focus on providing services to targeted market segments where these new demands create increased revenues and market share and higher pricing opportunities. The Company believes that these trends will continue to create new and more profitable opportunities for serving major commercial and industrial clients.

  The municipal water and wastewater services market is currently driven by the deterioration of existing utilities and treatment facilities and the expansion of new water and sewer facilities to developing areas. Regulatory agencies play a secondary market driver role through placing construction moratoriums on developments and utilities that do not meet existing water quality criteria. Management believes that this market also presents revenue growth opportunities for other integrated ATC services such as construction materials testing and engineering and geotechnical engineering. In a recent report to Congress, the U.S. Environmental Protection Agency (the "EPA") estimated that approximately $140 billion in expenditures will be needed over the next twenty years to meet expected municipal wastewater requirements.

  Two independent market evaluations, one by the Environmental Business Journal ("EBJ") and the other by the independent marketing firm of Richard K. Miller & Associates, Inc. ("RKM&A"), estimate the size of the environmental consulting and engineering services market for 1996 at between $15.0 and $17.0 billion. Annual growth is projected at 3.0% to 5.0% through the next three to four years. Generally, the environmental consulting and engineering services industry is viewed as having stabilized, with declining market demand in some sectors being offset by growth in others. Over the last three years, the market for federal agency contracts has declined, and those service firms dependent on revenues from this sector have been negatively affected. ATC has experienced more stable market conditions over the last three years due to its focus on the commercial and industrial market segments. Certain companies in the environmental services industry have been required to reduce size and revenues in an effort to improve operating performance. During this period, ATC has maintained its position as an industry leader in financial performance, while increasing its market share through internal growth and acquisitions.

  Management believes that, for the next few years, growth in demand from municipal clients, private sector clients (commercial and industrial) and in certain service areas will exceed the expected average growth rate of the overall environmental service industry. These service areas include lead risk management, indoor air quality consulting services, occupational health and industrial hygiene services, environmental risk management consulting, hazardous waste consulting, water and wastewater design services, environmental insurance and environmental information management technology. The Company also believes that there will be significant opportunities in: (i) outsourcing of environmental management and due diligence services to clients with large portfolios of real estate holdings; (ii) providing environmental, geotechnical and construction materials testing services to the PCS/Wireless industry; and (iii) providing environmental insurance, assessment services, remediation design and site development engineering of certain environmentally impaired but otherwise valuable properties, which can be returned to the market place with a "clean" status. Such sites are known as "Brownfield" sites.

  Industry observers believe that the asbestos market will show little growth and the hazardous waste services market will experience some decline in the coming years. The Company believes, based on the significant size of these markets, that there are opportunities for continued revenues from existing client relationships, increased market share through acquisitions and the Company's ability to penetrate the market with competitive pricing and reliable services. Furthermore, while governmental expenditures are expected to grow more slowly in coming years as a result of changes in political priorities, private sector spending on environmental services is expected to increase, particularly in certain sectors.

  Within the past three years, regulations have been promulgated which have created new business opportunities within certain sectors of the environmental consulting and engineering services industry. In February 1994, the United States Department of Labor promulgated new asbestos regulations for the construction industry, which are more stringent than the previous regulations. Lead-based paint is another area of increasing regulatory activity, partially in response to the provisions of Title X of the Housing and Community Development Act of 1992, as amended in 1997, and partially as a result of increasing concern arising from evidence of the severe health effects of childhood lead poisoning. A U.S. study has documented serious lead dust hazards caused by conventional remodeling and painting practices in residential properties and another federal study documented the problem of "take home" lead, wherein unprotected construction workers expose their families to lead dust transported home from the work place. Organizations, including the EPA and Occupational Safety and Health Administration ("OSHA"), have placed a high priority on enforcing these standards.

  In the late 1970's and early 1980's, several significant environmental regulations were promulgated: (i) the Clean Water Act, (ii) the Clean Air Act,
(iii) the Resource Conservation and Recovery Act ("RCRA"), (iv) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and (v) the Asbestos Hazard Emergency Response Act. While regulatory matters may continue to diminish generally as a market driver, the Company believes that clarification and enhancement of laws in some areas, such as lead regulation, can create new business opportunities. For example, the U.S. Department of Housing and Urban Development ("HUD") operates the Lead-Based Paint Hazard Control Grant Program established by Title X of the Housing and Community Development Act of 1992, as amended in 1997, known as the Residential Lead-Based Paint Hazard Reduction Act. The primary purpose of the HUD program is to reduce the exposure of young children to lead-based paint hazards in their homes. Lead in paint, drinking water and soil is a major threat to human health and the environment. Lead is known to be toxic to the human body, even at relatively low doses. In children, excessive exposures to lead can result in brain damage leading to learning disabilities and, in some cases, retardation. Adult exposures to excessive amounts of lead can cause reproductive, hematological and nervous system disorders.

  The HUD program provides grants between $1.0 million and $4.0 million to state and local governments for control of lead-based paint hazards in privately-owned, low income owner-occupied and rental housing. As part of this effort, HUD also provides grants between $0.5 million and $2.0 million for conducting lead-based paint hazard control in low income, privately-owned housing units on or near Superfund or Brownfield sites. All grants are designed to stimulate the development of a trained and certified hazard evaluation and control industry. Evaluation and hazard control work under the program must be conducted by contractors who are certified and workers who are trained through a state-accredited program. In awarding grants, HUD promotes the use of cost-effective approaches to hazard control that can be replicated across the nation. Since 1993, $335.0 million has been awarded to 70 grantees in 26 states and is currently being spent by such agencies.

  Additional opportunities are presented by federal regulations under Title X of the Housing and Community Development Act of 1992 which, among other things
(i) established a national requirement for training and certification of all lead contractor workers and supervisors, inspectors, risk assessors, project designers and other individuals involved in lead paint activities and (ii) established new disclosure requirements applicable to all property transactions affecting residential properties built prior to 1978.

  While historical growth in the demand for environmental services has been stimulated by regulatory compliance concerns, management believes that future growth will, in large part, be driven by private litigation, asset preservation and productivity considerations. As companies have become increasingly sensitive to the potential adverse consequences of environmental problems and the potential impact of environmental liabilities, they have taken an active approach to managing environmental health and safety risks and liabilities, whether or not they are subject to regulations. This trend is observed in such areas as steel structure repainting projects, real estate transaction assessments and indoor air quality initiatives.

  For example, bridge and tunnel authorities undertaking the removal of lead-based paint from large steel structures are seeking to establish monitoring systems to prevent the dispersion of lead dust into the environment, which could lead to future liabilities. The Company believes that such actions are motivated in large part by concerns regarding the potential liabilities associated with lead contamination. Similarly, concerns over

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environmental liability risks have made environmental assessments an integral component of the due diligence process for commercial real estate transactions. Financial institutions frequently require environmental assessments prior to loan origination, refinancing, and foreclosure activities, while insurance companies increasingly require environmental assessments before issuing environmental insurance liability policies. All of these factors create opportunities and markets for ATC to provide its integrated environmental services.

 Construction Materials Testing and Engineering Industry

  Numerous specialty services are provided to the construction and the related engineering and architectural design industries. ATC provides services in the areas of construction materials testing and engineering, geotechnical and civil engineering services, site surveying, roofing system inspections, on-site client construction services and development of material specifications.

  Construction of a significant structure or improvement represents a major permanent investment for any owner, whether commercial or governmental. The primary driver for materials testing, inspection services and geotechnical services (soil and earth analysis) is an owner's concern that this investment be protected by quality construction materials that meet design specifications. Architects and engineering firms require that the quality of construction materials and on-site soil conditions be monitored in order to ensure that the project design conditions are being met.

  Contractors, architects and engineers hire materials testing and geotechnical consultants to test materials such as concrete, structural and reinforcing steel, soil and geosynthetic liners both prior to commencing design and during the construction phase of a project. The quality of materials and their ability to conform to design specifications are critical to the future life and constructability of the facility. Three common types of construction materials and geotechnical tests are (i) soil tests for moisture content and compaction density, (ii) concrete tests for compressive strength and (iii) structural and reinforcing steel tests for tensile strength and connection strength.

  The construction materials testing and engineering industry is driven by national and local economic conditions. Most of the construction materials testing and engineering services provided by ATC are for projects within 200 miles of the office where the service is provided. Geotechnical consulting and engineering services are less sensitive to geographical constraints. For these reasons, the ATC offices providing construction materials testing and engineering services are located in metropolitan areas identified with current and ongoing construction activities. Construction activities can develop from commercial, industrial, institutional and governmental entities. ATC currently offers construction materials testing and engineering services from offices in: Miami, Florida; Nashville, Tennessee; Atlanta, Georgia; Dallas, Texas; Washington D.C./Baltimore, Maryland; Boston, Massachusetts; Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Detroit, Michigan; Louisville, Kentucky; St. Louis, Missouri; Orange County, California; Birmingham, Alabama; and San Antonio, Texas. Based on anticipated demand for construction materials testing and engineering services, offices in the markets serving Charlotte, North Carolina, New York, New York and Mobile, Alabama are currently being considered as expansion opportunities. Construction materials testing and engineering services are considered mature markets and a project award is generally based on service reputation, price, client relationship, and local competition. Delivery of services on a national basis through a network of offices is a factor considered by national clients. Expansion of ATC's construction materials testing and engineering services to new markets can be achieved through tactical acquisitions of local service firms.

  Except for state licensure requirements for the engineering component, there is little regulation of the construction materials testing and engineering or geotechnical consulting service industries. Industry standards are set by agencies such as the American Society of Testing Material, the American Association of State Highway & Transportation Officials, the American Concrete Institute, the American Welding Society and several others. Construction projects themselves, however, are governed by state and local building codes, the stringency of which varies by location. In general, independent third party materials testing and inspection for construction projects are required by owners on all new commercial and public construction projects over $1.0 million. Frequently, testing and inspection requirements also apply to renovation and repair projects as well.

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 Information Management Technology Industry

  Information management technology services are driven by the desire for businesses and government agencies to more efficiently manage complex operational information utilizing the latest technologies. Economic benefits of information management technology services are realized when the ability to manage information maintains or creates a competitive market position for a business. Government agencies look to information management technology services as a means of cutting costs for many agency operations. Knowledge and skills in the latest technological advances, along with quality service, enable ATC to be a leading service provider in this market.

  Over the last five years, the increased development and use of technology by businesses and governmental agencies has led to a dramatic rise in the demand for information management technology services including, project support, software development and other computer-related services. To meet their needs, many businesses and governmental agencies are seeking the services of consulting firms for technical staff to supplement internal resources for the management of complex projects and for expertise in leading edge technologies.

  The information management technology services market grew by almost 25.0% to a total of $24.7 billion during 1996 according to a special study by Input Information Technology Intelligence Services ("INPUT") conducted for the Updata Group, Inc. This market was expected to grow from 1996 at an annual compounded rate of 17.3% to a total of $55.0 billion by the year 2001. In similar studies conducted since 1993, actual industry growth has exceeded INPUT estimates in every year. INPUT estimated in 1996 that the consulting services segment of the industry, which is the industry's leading growth segment, would grow at an annual rate of 21.1% to reach aggregate revenue of $18.3 billion by 2001.

  The Company believes that the demand for Internet/intranet system development services will grow at a much faster rate as companies use the Internet to provide their business partners with access to corporate data.

  ATC provides information management technology services in general consulting services, Internet/intranet applications development and on-site staffing support or outsourcing.

SERVICE AND PRODUCT OFFERINGS

  The Company's core service groups are (i) Environmental Services, (ii) Construction Materials Testing and Engineering Services and (iii) Information Management Technology Services. Other non-core services offered by ATC are environmental analytical laboratory services, environmental insurance, building condition surveys, construction management services, environmental training and outsourcing of professional staff. A description of each service group follows:

 Environmental Services

  The majority of ATC's project activities within this segment focus on identifying potential environmental hazards and risk exposures and developing regulatory and technical solutions for such problems. The major service areas within this group are (i) Environmental Engineering and Consulting, (ii) Industrial Hygiene, (iii) Water and Wastewater Management, (iv) Lead Risk Management and (v) Health and Safety Training.

  Environmental Engineering and Consulting. Management believes that ATC is one of the largest providers in the environmental services industry of Phase I and Phase II assessments of commercial and industrial properties. In addition, ATC occasionally provides Phase III and Phase IV monitoring and testing on these properties. The Company has a significant presence in the Phase I and II markets, particularly Phase I work associated with property transfer transactions. In addition, ATC effectively utilizes its national infrastructure of offices to conduct Phase I assessments on large, multi-site property portfolios under the direction of ATC's National Commercial Accounts Program.

  Phase I assessments generally involve a visual inspection of the site, an examination of aerial photographs, an investigation of past land uses and a review of other sources of site data that may be appropriate. As a result

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of its research and visual inspections, further investigation under a Phase II may be recommended. Phase I assessments are now required in the majority of commercial real estate transactions. Under standards promulgated by the American Society of Testing and Materials, a minimum amount of environmental due diligence must be performed by a commercial real estate buyer to qualify for the "innocent landowner defense" as outlined under CERCLA. If necessary, Phase II testing involves sampling of soil, water and other materials from a site utilizing ATC's analytical laboratories to identify and quantify the presence of specific compounds.

  ATC provides hazardous waste consulting services to corporate and governmental clients. Many of these clients are large regional and national corporations with multi-site consulting needs. The market for these services are primarily driven by client relationships and quality of service delivery. Regulatory drivers are RCRA and CERCLA plus state-specific hazardous waste regulations. Prerequisites for inspection by a client are strong regulatory experience at both the federal and state level as well as expertise in site investigation strategies and site remediation. Under the RCRA Corrective Action Guidelines, tasks required on hazardous waste projects may include regulatory strategy development, site investigations, corrective measures studies, remedial design and remedial construction management. Similar tasks are required under the CERCLA regulatory process. In addition to hourly consulting fees, project revenues come from site drilling services and analytical services which are also provided by ATC. In order to coordinate and develop the technical resources of ATC in this complex service area and to provide a mechanism for nurturing long-term client relationships with targeted clients, ATC's Hazardous Waste/Brownfield Development Program was created. New market opportunities exist in the areas of site characterization, regulatory strategy development, environmental insurance, remedial design and remediation management of Brownfield sites. ATC has formed business relationships with three firms specializing in this market.

  ATC provides environmental compliance services to industrial, commercial and governmental clients. These services include environmental compliance audits, wetland delineation and mitigation, environmental impact studies, air quality permits, ambient air quality modeling and sampling, continuous emission monitoring system design and solid waste landfill design and permitting. Market drivers for these services are state and federal regulatory requirements for compliance. Demand for these services varies by state depending on the progress made by a particular state in promulgating and enforcing regulations. Air quality permitting and consulting services are currently in demand by many corporations.

  ATC also offers hydrocarbon environmental services to companies engaged in exploration, refining, distributing and retailing of petroleum products. Typical facilities requiring these services are drilling operations, pipelines, terminals, refineries, bulk storage facilities, convenience stores and gas stations, and truck stops. Typical projects may include site assessments, risk assessments, regulatory strategy development, above-ground and underground tank testing, remediation design and construction, on-site recovery and maintenance and state funding recovery. Market drivers are state and federal regulatory mandates; however, clients are sensitive to value-added pricing and the quality of services. For the reasons noted above, the petroleum industry tends to award large volume contracts to a select number of service providers that can meet these requirements. ATC's National Petroleum Industry Program is focused on maintaining client relationships, ensuring quality service delivery and coordinating internal pricing strategies. ATC's success and commitment to the petroleum industry has made it a leading service provider in this market. Management believes that targeted clients in this industry can generate annual revenues for ATC in excess of $10.0 to $15.0 million over the next five years. Other integrated services offered by ATC to petroleum clients include Phase I and Phase II assessments for property transactions, environmental insurance, geotechnical engineering, construction materials testing and engineering, analytical laboratory services and construction management.

  Industrial Hygiene Services. The Company offers a variety of industrial hygiene services, including asbestos management, industrial hygiene investigations and analyses, indoor air quality services and industrial hygiene laboratory services, each as described below.

  ATC provides asbestos management services including comprehensive asbestos testing and consulting. These services may begin with a survey of facilities to determine the condition, type, quantity and location of

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asbestos. After gathering field samples, the Company may utilize polarized light microscopy, phase contrast microscopy and transmission electron microscopy to analyze asbestos fibers. Other services include risk assessment, remediation design for asbestos abatement, industrial hygiene services before, during and after the asbestos removal process, development of operations and maintenance training programs for facilities personnel and asbestos awareness seminars for client personnel.

  ATC's services are designed to enable building owners and operators to comply with federal, state and local regulations for asbestos control by providing a comprehensive approach for controlling or removing asbestos. Management believes that ATC is one of the largest providers of asbestos management services in the United States and that ATC will continue to gain market share in the industry because small regional competitors will be unable to meet the demands of national, multiple-site projects. ATC's technical personnel include registered architects, professional engineers, certified industrial hygienists, certified safety professionals and asbestos specialists, all with extensive experience in managing asbestos materials. Such personnel are licensed and certified by federal, state and local agencies.

  As part of the services related to industrial hygiene investigations and analyses, ATC evaluates potential health hazards in occupational settings, including hazards arising from exposure to chemical or biological substances. Potential hazards include corrosive chemicals, solvents, gases, toxic dusts, radiation, lasers, noise, lighting, heat, bacteria and other pathogenic organisms. Results of these evaluations determine the extent of exposure to potentially hazardous substances, and methods can then be developed to control and minimize associated risks. Field measurements are used to determine compliance with governmental regulations and other standards. After corrective measures are designed and implemented, ATC provides follow-up monitoring which is designed to ensure that workplace exposures are minimized.

  Healthy indoor air quality is recognized as an essential factor in promoting comfort and welfare. ATC's indoor air quality specialists conduct investigations designed to identify (i) sources of indoor air pollution and
(ii) possible effects on occupants. A thorough building system investigation evaluates mechanical and ventilation systems. An inventory of chemicals, air contaminants, office equipment, plants, harmful sub-chemicals, air contaminants and maintenance practices are part of the evaluation. ATC typically recommends solutions that are customized to each specific facility and problem. Market drivers are related to workplace environment and productivity issues.

  ATC's laboratory services utilize in-house analytical testing facilities capable of detecting and quantifying a wide variety of materials, including asbestos-containing materials and hazardous substances. These laboratories are certified in states where ATC's industrial hygiene services are offered. ATC provides industrial hygiene services to commercial, institutional and industrial clients and governmental entities. Compliance with federal, state and local regulations is a market driver; however, general concern for human health and the environment, along with potential liabilities, are also significant incentives for clients requesting these services.

  Water and Wastewater Management. Due to the acquisition of BCM, ATC has the ability to provide water and wastewater services for municipal and industrial clients. For municipal water clients, these services include the design, operation, maintenance and construction management of water supply systems and reservoirs, water treatment plants, water pumping systems, pipelines and elevated storage tanks. Municipal sewerage system services include the design, operation and maintenance, financial rate analysis and construction management of sewers, lift stations and wastewater treatment systems. Market drivers for these services are the demand for new or upgraded water and sewerage systems in developing residential and commercial areas. Furthermore, old water and sewerage systems constructed prior to the 1980's are deteriorating and often require upgrading. Regulatory requirements for meeting water quality criteria and local moratoriums on area developments are often drivers for these services. Municipal client relationships generally require a significant effort to develop; however, once established, such relationships can provide long-term demand for repeat services by a provider.

  Industrial water and wastewater services are more client-specific with regard to the types of services required. Prerequisite qualifications for selection by an industrial client are knowledge and experience with

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various manufacturing processes along with expertise in a variety of biological and physical/chemical processes. Client relationship development and quality service delivery are key factors in maintaining repeat business with industrial clients. Typical project tasks may include wastewater characterization studies, permitting and regulatory strategy development, process water and material balances, waste treatability studies, water and wastewater treatment system design, system operation and maintenance and construction management. Market drivers include the need to expand an industrial facility's production rates and compliance with treated effluent discharge criteria established by state and federal regulatory agencies. Other integrated ATC services may include hazardous waste management services, analytical laboratory services, construction materials testing and engineering and environmental insurance.

  Lead Risk Management Services. ATC was one of the first companies to provide national lead risk management services because it had the first state-accredited lead risk management training institute in the United States. ATC is a co-founder of the National Lead Abatement Council, the first trade organization representing contractors, inspectors, vendors, attorneys and public officials engaged in managing lead risks. ATC maintains a high degree of visibility and credibility in the lead services arena through participation in professional and standard-setting organizations and through publishing articles in trade publications.

  Until recently, lead risk management services were sought primarily to establish compliance with lead poisoning prevention regulations. However, the market is now expanding as clients increasingly seek voluntary risk reduction programs and defend against a proliferation of lead poisoning lawsuits.

  Federal law requires lead paint testing of all federally assisted public housing authority projects nationwide, and comprehensive abatement of lead paint identified in these projects. ATC has provided lead paint testing and abatement project management services to numerous public housing authorities throughout the United States. ATC is currently pursuing opportunities created by federally funded programs.

  Management believes that the market for lead risk management services has a potential for high growth rates over the next five to ten years. In order to focus and develop its technical resources in this area of specialization and provide a program dedicated to marketing these services to targeted groups, ATC formed the Lead Risk Management Program in 1996.

  ATC's lead risk management services are comprised of corporate lead risk management services, steel structure and industrial compliance services and residential lead paint testing and project management services.

  ATC develops corporate lead risk management programs, policies and procedures catering primarily to insurance companies, lending institutions, law firms and large real estate managers. Policy development typically entails an examination of a client's real estate with respect to potential lead liabilities. Working closely with corporate legal and technical divisions, ATC recommends policies and procedures to ensure lead-safe management of properties and compliance with applicable lead poisoning prevention regulations. The Company's corporate lead risk management services also include designing and implementing compliance training seminars and workshops.

  ATC also offers lead paint litigation support services exclusively in support of property owners, managers, lending institutions and insurers. These services include case consultation, regulatory analysis, document and deposition review, expert testimony, as well as site investigation and testing services.

  ATC provides comprehensive environmental monitoring of surface preparation activities that include the removal of lead and associated coatings from steel structures. Nationwide, hundreds of thousands of petroleum storage tanks, water tanks, transportation bridges and other major structures are made of steel and painted with coats of lead-based paints and lead primers. These structures require periodic maintenance, including full removal of the lead paint and primers followed by re-painting to prevent corrosion. ATC employs trained engineers and prepares abatement specifications to guide major customers through lead removal activities in accordance with all federal, state and local regulations.

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  ATC provides residential property owners and managers with testing and project management services for the analysis and abatement of lead contamination in paint, soil, air and drinking water. Consultation services include conducting surveys to identify lead problems, and designing optimal procedures for the removal of lead paint. Project management services include providing construction monitoring of lead projects to prevent exposure to lead dust.

  Health and Safety Training. The Company has established several health and safety training and advisory programs. ATC operates training schools under the name The Environmental Institute, as well as under ATC Associates. Management believes that the Environmental Institute is a leading environmental services learning center. The Company develops and presents public and private training courses each year for those involved in environmental, asbestos, lead, hazardous materials and safety and health issues. "Right-to-Know" programs in accordance with mandates by OSHA, the EPA and some state regulations are designed to communicate information regarding the hazards of chemicals to workers and communities. ATC routinely customizes courses to meet specific client needs. The Environmental Institute also provides basic technical training for ATC's professionals.

 Construction Materials Testing and Engineering Services

  ATC provides testing and client representative services related to soil, concrete and steel materials used in the construction industry. These services are divided between two broad categories (i) construction materials testing and engineering and (ii) geotechnical testing and engineering. From the preconstruction stage of evaluating materials to the completion of the project, ATC's range of services supporting construction projects include quality assurance and quality control, construction specifications, test evaluations, materials performance documentation and problem solving. These services are conducted in ATC's laboratories prior to and during construction, in the fabrication plant and at the construction site.

  ATC's expertise in these areas provide valuable assistance to clients in the construction of foundations, highways, railroads, dams, bridges, transmission towers, buildings, airports, industrial plants, water supply facilities, wastewater treatment facilities, dock and waterway facilities, solid waste landfills, power plants and many other structures. Potential clients include architects, engineers, contractors, commercial developers, local and federal government agencies and corporations.

  ATC provides state-of-the-art testing of concrete and structural and reinforcing steel. Through proven systematic methods and procedures of quality control management, ATC customizes project work to meet the specific needs of the client. As a result of its national presence, ATC is able to deliver materials testing services on-site for the duration of a construction project, giving it a competitive advantage over regional and local providers.

  Concrete is tested during and after placement to measure the mixture and strength of concrete. Specifications are developed by the architect or engineer and are customized for the design of the structure or foundation.

  Steel structures are tested for deficiencies in two main areas, the beam welds and the fastening bolts. While many steel tests are performed at the project site, tests are also done at the steel fabrication plant, where the process can be monitored and imperfections can be corrected more efficiently.

  Concrete and steel samples collected in the field are transported back to a local ATC laboratory for analysis. Field representatives are deployed to the job site from the nearest area office providing these services. Typically, a 200-mile proximity to the job site is the most economically feasible distance for providing these services. Therefore, ATC only provides these services in areas with construction activities to support the necessary operational resources. Periodically, field offices are established to accommodate large projects.

  Geotechnical Engineering and Consulting Services. ATC's geotechnical engineering and consulting services involve the analysis of soil data and design of structures supported on or within the earth. Geotechnical

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services begin with the project planning and design phase of a project, extend through construction, and often continue through the service life of a structure. Geotechnical engineers, geologists and earth scientists conduct geotechnical, subsurface explorations to ascertain the behavior of soil, rock and groundwater as affected by existing geologic features and new construction activities. ATC's professionals have expertise in soil and rock mechanics, geophysics and earthquake engineering. The design of a subsurface program requires familiarity with local geology and a thorough knowledge of economical construction methods. ATC provides expertise to customers through its extensive geographic distribution of offices staffed by professionals with expertise in a wide variety of soil conditions and physiographic provinces.

  Soil tests are performed to determine soil compaction characteristics both before foundation design and after excavation or soil placement has taken place. The purpose of these tests is to determine the stability and load-bearing characteristics of a soil before, during and after construction. ATC uses the expertise of its geotechnical engineers, geologists and experienced field drilling personnel to design a field exploratory program. The field data and samples are brought to certified ATC soils laboratories for further testing and evaluation. The information obtained during the field exploration and laboratory testing is used to provide the client with cost-effective designs for high-rise building foundations, site improvements, tunnels, dams, manufacturing facilities, landfills, bridges and many other structures. ATC also provides specific recommendations to avoid delays and cost overruns during construction, particularly in the weather-dependent site preparation phase of a project. An engineering report is prepared under the direction and review of a licensed professional engineer familiar with the particular geologic conditions and engineering practices of the project area.

 Information Management Technology Services

  ATC's information management technology services encompass all phases of information system design, development, maintenance and management in client server and mainframe-based environments. The Company also provides support to clients in maintaining computer systems and in areas such as help desk management and other system and network support services. The Company's information management technology services fall into the following four categories: (i) general information technology consulting services; (ii) internet/intranet applications development; (iii) outsourcing services; and
(iv) environmental information management technology services.

  The Company's general information management technology consulting services are designed to provide highly-trained technical personnel to meet clients' supplemental staffing needs. Such personnel typically provide services in the areas of design, programming, testing, implementation, maintenance, support, data conversions and the evaluation of networks, databases and operating systems. These services are generally provided on an hourly billing rate basis.

  Through its Internet/intranet applications development services, the Company provides leading-edge technology design and implementation services in the development of dynamic database applications that operate over clients' customized intranets or through the Internet. These services can include web site hosting services, where appropriate, which are used to segregate the applications database from a client's internal data base systems.

  As part of its outsourcing services, ATC offers outsourcing staff support services to provide staffing and management of all aspects of an information management technology project or service within guidelines established by the Company and the client. The Company's outsourcing service offerings include help desk support, remote network administration and Internet site development, hosting, maintenance and support.

  ATC provides information management technology services related to environmental data, data storage and access and regulatory compliance documentation. This capability, along with ATC's core environmental services, national infrastructure, depth of professional expertise and environmental insurance products, has been a competitive advantage in winning certain national contracts.

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  Market demand for these services is high, and pricing strategies typically allow high labor rate multipliers. This is especially the case for critically needed expertise by a client when information management technology systems are inoperable due to software or hardware problems. Prospective clients for ATC's information management technology services include corporations, institutions and governmental agencies.

 Other ATC Products and Services

  In addition to the core services described above, ATC maintains specialized services that can be integrated with the overall needs of its clients. This is part of ATC's overall business strategy to build and maintain client relationships while adjusting to the market demand for professional services. Most of these services have either developed within the last five years or been obtained through recent acquisitions. The following is a description of some of the non-core services offered by ATC to complement its core business.

  Environmental Laboratory Analytical Services. ATC provides environmental laboratory analytical services to outside clients as well as to internal operations. Full-service analytical laboratories are located in Atlanta, Georgia; Indianapolis, Indiana; Woburn, Massachusetts; and Dallas, Texas and cover organic and inorganic analyses of soil, water, waste and gas media. These laboratories as well as various other ATC offices also provide analysis of asbestos materials. State and federal certifications are maintained by ATC's laboratories for conducting tests under strict audits established by state and federal agencies' quality assurance protocols. Annual recertification procedures are typically required to ensure that laboratories continue to operate under the latest standards of practice. Laboratory service clients are comprised of commercial, industrial, municipal and federal government clients. On many occasions, these services are provided as support to other internal projects and services offered by ATC. However, due to market demand, ATC's laboratories obtain over half of their revenues from outside clients, many of which are direct competitors of ATC.

  Environmental Insurance. As a result of the recent acquisition of EWI, ATC can now offer environmental insurance products to existing and new clients. In the last two years, numerous new insurance products have been developed to meet the increasing demand by owners or operators for liability protection and risk limitation against environmental problems. Examples of new insurance products include: (i) environmental risk transfer insurance for sellers and buyers of real estate; (ii) lender protection insurance; and (iii) remedial cost cap insurance. Management believes that the ability to offer innovative environmental insurance products to its clients is a distinct advantage in the environmental services industry that will allow ATC to further meet the special needs of its clients. Prospective clients for these products are lending organizations, commercial developers, real estate holding companies, municipalities and large corporations. Insurance premiums can vary from several thousand dollars to several hundred thousand dollars, depending upon the extent and amount of coverage required. These costs, although significant, are seen as reasonable risk management tools by a client when spread across a portfolio or when necessary to close a transaction or avoid carrying or incurring a major liability on a corporate balance sheet.

  Building Condition Surveys. As part of its integrated service strategy for commercial and industrial clients, ATC also offers building condition surveys. As a general rule, building condition surveys involve an evaluation of the facility's heating, ventilation and lighting systems, water services, roofing system and structural/ architectural construction. This service is frequently associated with the purchase of real estate where the purchaser requires an evaluation of operation and maintenance exposures of property prior to closing. These services are also integrated with other ATC commercial and industrial project services such as Phase I and Phase II assessments, asbestos assessments, indoor air quality consulting and lead risk management. ATC is in the process of promoting and developing building condition surveys on a national level.

  Construction Management Services. Through its effort to serve its clients' needs and generate additional profitable revenue sources, ATC extends its services to include construction management services. These services range from serving as the client's field representative during construction to complete management and responsibility for project construction. The role of the client representative is to ensure that the construction is done according to the plans and specifications developed by either ATC or the architect/engineer. These services are typically billed on either daily rates or hourly rates plus expense reimbursement.

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  An example of such services includes the oversight of construction of a water or wastewater treatment facility for a client. Such projects are generally long duration assignments. Other client opportunities may occur when a client desires to have a project completed on a "turnkey" basis, which covers not only the facility design but also its construction and startup operation.

MARKETING AND SALES

  Marketing, Environmental and Construction Materials and Engineering Testing Services. The Company provides its professional consulting, engineering and testing services in the environmental and construction industries to Fortune 500 companies, small companies, real estate property owners and managers and federal, state and local governments. The Company's contracts are obtained by its professional sales staff through relationship building followed by proposals and bidding. Referrals from existing and former clients, architects and engineers are a significant source of contract leads. The Company has been able to sell both environmental services and construction materials testing and engineering services to the same clients.

  Consistent with trends towards focusing on litigation, liability and cost management, there is an increasing tendency for companies to obtain a greater share of their environmental services from a smaller number of large national service providers. Industry observers attribute this trend to (i) the need for broader services, (ii) the desire to reduce the number of consultants used and
(iii) secondary issues such as minimizing liability exposure through the use of large firms carrying greater insurance and indemnity coverage. The Company believes that this trend presents a significant opportunity for firms, such as ATC, that have the service diversity, the technical skills, branch office coverage, team mobilization capabilities and financial resources to perform the services and provide the insurance and indemnity protection demanded by large corporate and governmental clients.

  To take advantage of this trend, ATC's overall marketing strategy is a combined national and regional approach. National efforts are directed by senior professionals of the Company, while regional efforts are typically directed either by a regional or branch manager or by a sales and marketing professional. The Company's regional sales and marketing departments generate leads, act as proposal administrators, perform technical writing and generally support the Company's sales efforts. In addition, senior technical and sales staff have been assigned to market specialized services to specific sectors such as the PCS/Wireless communications industry and Brownfield initiatives.

  ATC presently markets its environmental services and construction materials testing and engineering services through its network of branch offices located in 35 states. Direct marketing is accomplished by technical sales representatives, technical personnel and management personnel who routinely call on prospective clients. ATC also utilizes government and industry publications to identify potential services and requests for project proposals for submission of competitive bids. In addition, ATC markets its services through its environmental seminars and training courses for existing and potential clients.

  Marketing, Information Management Technology Services. The Company provides information management technology consulting services to Fortune 500 and other clients, including major companies in the telecommunications, financial services and pharmaceutical industries. A significant majority of the Company's information management technology service revenue is derived from its existing client base. The Company obtains new clients through personal sales presentations, telemarketing, referrals from other clients and referrals from current and former staff. In addition, ATC has found that a significant need for information management technology services exists among its present environmental services and construction materials testing and engineering clients and as a result, cross-selling between these areas has been advantageous.

  National Technical and Sales Programs. Recent trends in the engineering and consulting market require that a service provider commit considerable resources toward maintaining and developing client relationships. This shift from project-specific to long-term client relationship partnering requires a service provider to dedicate both technical and marketing resources toward tailoring services for a client. It also requires the provider to maintain a broad range of responsive, quality services. The rewards of such client relationship partnering and quality, service-focused programs are continued revenues from repeat customers and, in many instances, sole source solicitation and award of work to the firm.

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

  ATC's two initial national programs were the National Commercial Accounts Program, started in November 1995, and the Lead Risk Management Program, started in March 1996. Revenues from the National Commercial Accounts Program are derived primarily from real estate assessment services provided to banks, insurance companies, real estate management companies and retailers. The Lead Risk Management Program's revenues are derived primarily from local and state housing authorities, municipalities and financial institutions.

  In May 1996, ATC established the Hazardous Waste Management/Brownfield Development Program. This program was created to develop, coordinate and market ATC's hazardous waste consulting services primarily targeted at large industrial clients. In response to the emerging Brownfield redevelopment market, ATC also established business relationships with firms specializing in the identification, purchase and resale of environmentally-impaired properties. Since April, 1997 when these relationships were formed, ATC has been awarded four Brownfield projects.

  In August 1996, ATC established the Federal Program which is focused on procurement initiatives from the U.S. Postal Services, the Army Corps of Engineers, the Veterans Administration and several other small federal government agencies. Much of this work is derived from subcontracting or team relationships with larger federal government contractors. The purpose of this program is to coordinate and maximize ATC's efforts to obtain business from the federal government.

  In March 1997, ATC initiated the PCS/Wireless Communication Program. In 1995, it was anticipated that up to 100,000 towers would be needed by the year 2000 to deploy networks for mobile radio and PCS services. As of June 30, 1997, there were over 38,000 operating sites. ATC services required for each tower installation include environmental, geotechnical, structural and construction materials testing and engineering. Since its inception, the program has received project awards from six nationally known communication companies.

  In July 1997, ATC formally established the Petroleum Services Program to focus on coordinating and expanding ATC's services to existing and targeted retail and fully integrated petroleum companies. Eligible facilities for ATC services include underground and above-ground storage tank installations, terminals, pipelines and refineries. Currently, eleven nationally-known petroleum companies are managed by the program.

  In order to capitalize on emerging high growth markets and services, ATC plans to continue adding new National Programs. One program under consideration is an international business development program. The Company intends to expand its operations into international markets, beginning with the Asia-Pacific region. ATC is currently providing asbestos management services to Mitsui Fudosan in Japan and is designing a wastewater treatment facility for a U.S. multi-national corporation in China. The Company intends to use these and other relationships to pursue new opportunities in the Asia-Pacific region and, if appropriate, establish an international business development program. As part of its acquisition strategy, ATC will also consider candidate firms with existing operations or business relationships in attractive international markets.

KEY CLIENT SECTORS

  ATC's services and products are applicable to a full range of business, manufacturing, institutional and governmental sectors. However, based on demand for its services, existing relationships and revenue generation potential, ATC has targeted eight key client sectors for development under its national and regional sales activities. Those key client sectors, in order of priority, are:

  1. Petroleum Industry
  2. Chemical Industry
  3. Financial Institutions
  4. Real Estate Management and Development Firms
  5. Municipalities
  6. Public School Systems
  7. Public Housing Authorities
  8. U.S. Army Corps of Engineers

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

COMPETITION

  The environmental services, construction materials testing and engineering and information management technology consulting industries in which the Company operates are subject to intense competition. In addition to the thousands of small environmental consulting and testing firms operating in the United States, ATC competes with several national environmental engineering and consulting firms including Law Companies Group, Inc., Dames & Moore, Inc. and Professional Service Industries, Inc. In the information management technology consulting market, ATC competes with many small and medium-sized firms as well as large temporary staffing companies, including The Olsten Corporation, Corestaff, Inc. and Accustaff Incorporated, among others, and large systems consulting firms.

  Certain of ATC's present and future competitors may have greater financial, technical and personnel resources than ATC. It is not possible to predict the extent of competition that ATC will encounter in the near future as the environmental services, construction materials testing and engineering and information management technology consulting services industries continue to mature and consolidate. Historically, competition has been based primarily on the quality, timeliness and costs of services. The ability of ATC to compete successfully will depend upon its marketing efforts, its ability to accurately estimate costs, the quality of the work it performs, its ability to hire and train qualified personnel and the availability of insurance.

ORGANIZATION

  ATC is a Delaware corporation and was incorporated in 1987 as ATC Environmental Inc. ATC's organizational structure consists of five operating regions and corporate support operations in Sioux Falls, South Dakota; New York, New York; and Woburn, Massachusetts. ATC's principal executive offices are located in New York, New York. Branch offices within each region are encouraged to share projects and technical resources to accomplish common deadlines and goals. Profits and losses are measured at the branch level to ensure profitability of all operations. Operational management and performance incentives, however, are maintained at the regional level to foster coordination of effort and technical resources in broad geographic areas.

OFFICE AND SUPPORT SERVICES

  ATC operates through 74 branches located in 35 states. The branch is the basic economic and functional unit of the Company through which all services are provided. Personnel located in each office are experienced in developing and implementing solutions which meet the requirements of local regulations. The Company monitors all branches with an experienced staff of regional vice presidents. ATC specialists are responsible for introducing new services to customers, managing projects within budget and meeting pre-established quality control standards. Each region also has a dedicated sales and marketing staff and a financial controller. ATC has created systems and controls at the branch level through the use of standardized operating procedures.

  Financial controls involve ongoing review of specific benchmarks, key components of which include, bi-weekly sales and profit projections, payroll expenses and employee utilization rates. Branch managers are responsible for hiring, training, and motivating branch personnel. Incentives at ATC are based on a bonus program directed at regional performance. The bonus program has two key performance criteria: (i) operating margins and (ii) days sales outstanding. Bonuses for a region are earned on an increasing scale with minimum thresholds for Branch Operating Profit to encourage maximum operating performance and the timely collection of accounts receivable. The Company believes that the incentive program has allowed it to achieve a high retention rate for managers.

  The Company intends to relocate all administrative functions located in Sioux Falls, South Dakota, consisting primarily of accounting, human resources and MIS support, to Woburn, Massachusetts. Severance costs associated with the relocation are expected to be nominal. It is anticipated that the relocation will be complete by the end of fiscal 1999.

PERSONNEL

  As of May 1998, ATC employed approximately 2,018 employees, 1,691 of which were full-time employees and 327 of which were part-time staff members. ATC's employees consist of 1,585 technical and professional

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

personnel, 54 sales and marketing persons and 379 administrative employees inclusive of executive officers. The backgrounds of ATC's technical and professional staff include, among other disciplines, environmental engineering, information management technology, industrial hygiene, hydrogeology, chemistry, biology and geology. ATC from time to time hires additional personnel on a temporary basis.

  ATC believes that it has been able to establish and maintain a stable work force of experienced personnel by paying competitive wages and by providing standard benefits. ATC believes that its own training school has helped to ensure the availability of a trained work force. To help maintain and grow its information management technology staff, ATC has increased the proportion of work performed in its facilities so that these projects may be used to provide enhanced training and retention opportunities for staff when they are not engaged at a client site.

FACILITIES

  ATC leases office space, laboratory facilities, temporary housing facilities and storage space under operating lease agreements, which have varying dates of expiration. ATC utilizes all of its leased facilities near maximum capacity. However, ATC does not foresee any difficulty in leasing adequate supplementary facilities, if necessary, and therefore does not believe any of its leases are material. The Company leases the facility housing its principal executive, administrative, operations and laboratory facilities, aggregating approximately 40,000 square feet located at 104 East 25th Street, New York, New York at a base rate of $362,700 per annum with a term ending on September 30, 2001. ATC has three separate lease and sublease agreements which, on an aggregate basis, cover the premises housing its consulting and laboratory operations at 600 West Cummings Park, Woburn, Massachusetts, comprised of approximately 24,567 square feet at an aggregate base rent of approximately $310,844, with lease terms expiring at the end of the summer in 2002. ATC entered into three leases with the Mann Realty Company in connection with its acquisition of the assets of ATEC. These leases for the premises located in Indianapolis, Indiana, Dallas, Texas and Atlanta, Georgia, cover 15,827 square feet, 12,150 square feet and 18,700 square feet, respectively, at annual rents of $193,512, $117,540 and $209,936, respectively. Each of the three leases has a ten-year term, all of which commenced on May 24, 1996, with the Dallas and Indiana options terminating after four years upon the occurrence of certain specified events and the Atlantic option terminating on May 24, 2003 upon the occurrence of certain specified events. Although the Company believes it can lease similar space, no assurances can be given that the Company will obtain leases at the same locations and at the same lease rates.

  In addition, ATC utilizes various laboratory, field and computer equipment which is owned or leased. ATC also rents equipment on a project-by-project basis.

PROFESSIONAL TRAINING AND QUALITY CONTROL

  ATC's commitment to quality control and high quality work and work practices was first established when the Company was primarily an environmental laboratory. This commitment is demonstrated by ATC's corporate quality awareness strategy, the principles of which are founded on client satisfaction, participation of employees at all levels, problem prevention and continual quality improvement. ATC insures quality awareness through both internal and external training at branch, regional and national levels. Branch training covers all phases of regulatory requirements by discipline as well as specific technical training developed through ATC's National Programs. Additionally, field workshops and mentoring programs are commonly used. Formal training is provided by the Environmental Institute and ATC's other training divisions and supplemented by outside training providers as necessary.

INSURANCE

  ATC has secured a "claims made" professional liability insurance policy, including contractor's pollution liability coverage. The professional liability insurance policy has a two-year term, ending on June 1, 2000, which is subject to biennial renewal, with a per-claim limit of $10.0 million, an aggregate limit of $20.0 million and a self-insured retention of $150,000 per claim. Increased limits have been obtained on a specific endorsement basis

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

to meet the needs of particular clients or contracts. A "claims made" policy only insures against claims filed during the period in which the policy is in effect. This policy covers both errors and omissions. Under the policy, the self-insured retention payable in respect of a claim decreases to $50,000 per claim for the balance of the policy term, once the Company has paid an aggregate of $600,000 during the policy term. Although various claims have been made in the past against the Company's professional liability/contractor's pollution policy, to date no such claim has ever resulted in an insured loss. The Company has paid $0, $25,000 and $16,000, respectively, for fiscal 1996, fiscal 1997 and fiscal 1998, for uninsured professional liability and pollution claims (i.e., claims that have not exceeded the $250,000 deductible) under the policy in effect prior to renewal. In the three months ended November 30, 1997, the Company recognized a $250,000 charge related to a probable loss for the uninsured portion of a claim made under the Company's prior year's professional liability insurance policy. ATC also carries an occurrence form general liability insurance policy in the amount of $1.0 million, with a $10.0 million umbrella. This coverage includes products/completed operations. The general liability insurance policy has a one-year term, ending on June 1, 1999, and is subject to annual renewal. ATC's policies have been renewed in each of the years that they have been in effect. In addition, the Company maintains a claims made directors and officers' liability insurance policy with an aggregate limit of $10.0 million. This policy has a one-year term which expires February 4, 1999. The Company also has procured a six-year extended reporting period for the directors and officers' liability insurance policy that was in effect prior to the current policy. The Company can make no assurance that insurance coverage will continue to be renewed or available in the future or offered at rates similar to those under the current policy.

LEGAL PROCEEDINGS

 General Litigation

  Irv Richter v. ATC Group Services, Inc. et al., Civ. Action No. 16007-NC, Court of Chancery, New Castle County, Delaware. Joseph I. Peters v. George Rubin, et al., Civ. Action No. 16026-NC, Court of Chancery, New Castle County, Delaware. On or about November 5, 1997, a summons and complaint were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Court") on behalf of Irvin Richter, as plaintiff (the "Richter Complaint"). The Richter Complaint named the Company and the members of the Company's board of directors as defendants. On or about December 18, 1997, counsel for Mr. Richter filed with the Delaware Court a Notice of Dismissal Without Prejudice of the Richter Complaint. On or about November 12, 1997, another summons and complaint were filed in the Delaware Court on behalf of Joseph I. Peters, as plaintiff (the "Peters Action"). On or about December 18, 1997, an amended complaint was filed in the Peters Action (the "Amended Complaint"). The Amended Complaint names the Company, the members of the Company's board of directors, Weiss Peck and the WPG Corporate Development Associates V, L.P., a Weiss Peck affiliate, as defendants. The Amended Complaint challenges the Tender Offer and Merger. The Amended Complaint seeks class action status on behalf of the stockholders of the Company. The plaintiff in the Peters Action claims that the offer price for the Company's Common Stock is inadequate and that the defendants have breached their fiduciary duties to the plaintiff and other stockholders of the Company. The plaintiff seeks, among other things, to enjoin the Transactions or compensatory damages. On January 7, 1998, a motion to dismiss was filed by Weiss Peck and WPG Corporate Development Associates V, L.P. On January 13, 1998, answers to the complaint were filed by the Company and the remaining defendants. The parties to the Peters Action are currently conducting discovery. The Company believes the allegations contained in the Amended Complaint are without merit and intends to defend the Peters Action vigorously; however, there can be no assurance of the outcome.

  First Fidelity Bank, N.A., et al. v. Hill International, Inc. et al., Superior Court of New Jersey, Law Division, Burlington County, Docket No. Bur-L-03400-95, filed December 19, 1995. Irvin E. Richter, et al. v. ATC Group Services Inc., et al. United States District Court, District of New Jersey, Civ. No. 96 CV 5818 (JBS) filed December 6, 1996. On December 19, 1995, a second amended complaint was filed in the above-entitled action which joined the Company as a defendant and included a count against the Company seeking recovery of

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

certain assets purchased from Hill on the grounds that plaintiff banks held security interests in the assets and that Hill was in default under the security agreement creating such alleged security interests. The original plaintiffs in this action were First Fidelity Bank, N.A. and United Jersey Bank, N.A. The primary defendants were Hill and certain of its subsidiaries, and Irvin Richter, David Richter, Janice Richter and William Doyle. Irvin Richter and David Richter are officers and stockholders of Hill. In April 1996, the Company filed a cross-claim against Hill, Irvin Richter and David Richter alleging breach of contract and fraud, among other allegations and seeking unspecified damages, including punitive damages and equitable relief. In August, 1996, Hill and the Richters filed an answer denying ATC's cross-claims, a cross-claim against ATC and a third party claim against certain members of ATC's management and an employee. The cross-claim and third party claim seek unspecified damages, including punitive damages, for defamation, breach of the Richters' non-competition agreements and securities fraud. The defamation claims are based (i) on plaintiff banks' allegation of fraud against Hill and the Richters in their amended complaint, which Hill and the Richters allege was based on defamatory statements made by ATC in settlement discussions with the plaintiff banks and (ii) on a letter which was sent to an account debtor of the Company by an employee alleged to contain defamatory statements. In its answer, the Company both denies that it made defamatory statements and asserts that the defamation allegations fail to state legally valid claims. The breach of contract and securities claims are based on allegations that ATC made representations concerning a registration rights agreement to be provided in connection with options issued to the Richters as consideration for their non-competition agreements. In its answer, the Company denies that an agreement concerning registration rights was ever reached and asserts that any such rights were forfeited or suspended by the Richters in any case as a result of their conduct in connection with the asset purchase. ATC also disputes that the Richters sustained damages on the grounds, among others, that the options were non-transferable and because ATC's Stock price never exceeded the exercise price at any point when the options would have been exercisable. These related cases are in the discovery phase. In January 1997, the plaintiff banks dismissed their claims against ATC. On December 6, 1996, Hill and the Richters commenced an action against ATC and the same officers and employees of ATC alleging essentially the same claims in federal court as in the state action. This action is entitled Irwin E. Richter et al.
v. ATC Group Services, et al., Civ. No. 96-5818 (JBS), U.S. District Court for the District of New Jersey, December 6, 1996. ATC has answered, raising the same defenses and additional defenses related to the timeliness of the federal claim. The case is currently in the discovery phase. It does not create a risk of double recovery. In the Company's opinion, the outcome of this matter will not have a significant effect on the Company's financial position or future results of operations, although no assurances can be given in this regard.

  Commonwealth of Massachusetts v. TLT Construction Corp. et al., Civ. Action No. 96-02281 F, Superior Court of Middlesex County, Massachusetts. This is an action brought by the Commonwealth of Massachusetts in April 1996, against the architects and general contractor on a renovation and construction project on the Suffolk County Courthouse in Massachusetts. The basis of the lawsuit is that one or more damp-proofing products specified by the architect defendants and installed by the contractor defendant made employees in the courthouse ill because of the off-gassing of harmful vapors. Dennison Environmental Services Inc., ("Dennison") an ATC subsidiary, was joined on August 13, 1996, as a third party defendant by TLT Construction Corporation, the general contractor, because Dennison performed some air quality testing of the air in the courthouse for the Commonwealth of Massachusetts during the construction process. The contractor alleges that it acted in reliance on these tests in continuing to install the material after the test report was given to it by the state. ATC's position is that it did not commit any error or omission in this case, that ATC made no representation to the contractors or material supplier and had no privity with them and that Dennison's opinion concerning short term, during-construction health effects of the off-gassing could not be justifiably relied upon with respect to the long-term performance and health effects of the product or its installation. This case is in the discovery phase. At this point, ATC considers the case to be without merit, and ATC intends to vigorously defend the action. The Company currently has in force a professional liability insurance policy covering this claim in the amount of $10.0 million with a deductible of $250,000. Notice of claim has been made regarding this action and the insurer has agreed to assume the defense. In the Company's opinion, the outcome of this matter will not have a significant effect on the Company's financial position or future results of operations, although no assurances can be given in this regard.

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

  Barrett-Moeller et al. v. ATC Associates Inc., Civ. Action No. 97-01037D, Superior Court of Middlesex County, Massachusetts. This is an action arising out of the same set of occurrences as gave rise to Commonwealth of Massachusetts v. TLT Construction, Inc. described above. The action was brought by a group of employees who worked in the Suffolk County Courthouse during the period in which the off-gassing of harmful vapors was alleged to have occurred. The suit seeks damages for personal injury in an unspecified amount. Notice of this claim has been made to ATC's professional liability insurer. At the time that notice of this claim was filed, the Company had in effect a professional liability insurance policy in the amount of $10.0 million with a deductible of $250,000.

  Joan Spencer v. TLT Construction et al., Civ. Action No. 97-4161C, Superior Court of Middlesex County, Massachusetts. This is an action arising out of the same set of occurrences as gave rise to Commonwealth of Massachusetts v. TLT Construction, Inc. described above. The action was brought by an employee who worked in the Suffolk County Courthouse during the period in which the off-gassing of harmful vapors was alleged to have occurred. The suit seeks damages for personal injury in an unspecified amount. Notice of this claim has been made to ATC's professional liability insurer. At the time that notice of this claim was filed, the Company had in effect a professional liability insurance policy in the amount of $10.0 million with a deductible of $250,000.

  Cambridge Housing Authority v. CON-TEST, Inc. and ATC Group Services Inc., Superior Court of Middlesex County, Massachusetts. This action was brought on October 1, 1997 for damages in excess of $1,000,000 alleging that Con-Test, Inc. breached its contract with Cambridge Housing Authority and was negligent in performing asbestos survey work preparatory to a housing project re-modernization project. ATC was joined as a party on the theory of continuous business enterprise successor liability. ATC has filed an answer denying that it was a successor to Con-Test under Massachusetts law and asserting that it should therefore have no liability for Con-Test's acts or omissions. The Company believes that the case is without merit because ATC does not meet the definition of successor liability in the State of Massachusetts. ATC has filed a notice of claim with Con-Test's insurance company which has assumed the defense of the action.

  State of New York Department of Taxation and Finance. The Company has received a notice of audit from the New York State Department of Taxation and Finance (the "NYDTF") for the three fiscal years 1993, 1994 and 1995. The agent has issued a preliminary audit report, which is expected to be the basis of a formal assessment estimated to be approximately $200,000. ATC's most-recent communications with the NYDTF indicate that it is probable that ATC will incur a liability for back taxes in an approximate amount of $200,000, which the Company recorded as a liability as of February 28, 1998.

  Professional Service Industries, Inc. v. ATC Group Services Inc. and Thomas Bowker, Superior Court, Norfolk County, Massachusetts, June 19, 1997, Civ. No. 97-01146. The complaint alleges that ATC interfered with a non-competition agreement between Mr. Bowker, currently an ATC employee, and PSI. An injunction has been issued by the court against ATC and Mr. Bowker prohibiting them from competitive acts within certain geographic areas. The case is currently on hold pending mediation between the parties in an attempt to settle the case. If settlement is not achieved through the mediation process, ATC intends to continue to vigorously defend the claim.

  Etzel Place II, L.P. v. ATC Environmental, Inc., Action No. 982-01473, Missouri Circuit Court, Twenty-second Judicial Circuit (St. Louis City). This action was brought on June 2, 1998 and alleges that ATC Environmental, Inc. breached its contract with Etzel Place II, L.P. and was negligent in performing asbestos survey work in connection with an asbestos removal project. The Company intends to vigorously defend the action.

 Administrative Violations

  Indiana Department of Environmental Management v. ATC Associates Inc. ATC received a Notice of Violation ("NOV") and Proposed Agreed Order, EPA I.D. No. IND 004939765, dated June 9, 1997, on June 12,

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

1997 and a revised NOV and Proposed Agreed Order on April 22, 1998. The revised Proposed Agreed Order seeks a penalty in the amount of $78,400 for alleged violations of the federal hazardous waste regulations and Indiana hazardous waste regulations arising out of the handling of hazardous waste at ATC's Indianapolis laboratory. ATC and the Indiana Department of Environmental Management ("IDEM") are currently engaged in settlement discussions. As a result of this settlement process, the Company believes this penalty will be reduced although there can be no assurances in this regard. ATC has entered into a settlement agreement with ATEC pursuant to which ATEC will be responsible for payment of one-half of the penalty.

 Probable Claims

  One Parkway Project. ATC has received notice of related potential claims by R.M. Shoemaker Co., a Pennsylvania construction firm, and four of its workers arising out of ATC's performance of asbestos abatement survey, design and project monitoring services. The services were performed by ATC's Burlington, New Jersey office on a project known as the One Parkway Project. The claims allege that ATC: (i) failed to locate certain asbestos-containing materials in a high rise building during its inspection of the facility; (ii) failed to include these undiscovered materials in the design specifications for an asbestos abatement project in connection with a renovation project on the building; and (iii) failed to properly clearance inspect and test the areas on which abatement had been performed prior to demobilization of the asbestos abatement project. The claimants allege that ATC's acts or omissions resulted in additional corrective actions including remobilization of certain areas, delays of the renovation project and exposure of construction workers to asbestos contamination. R.M. Shoemaker has alleged that it sustained damages in the amount of $1.5 million for additional abatement costs plus additional damages for delay. The workers' exposure claims have not been quantified. No suit has been filed.

  At this point, the Company believes that it was not responsible for the alleged problems on this project. ATC's responsibilities on the project were limited, and ATC believes that the alleged omissions which allegedly resulted in the alleged losses were outside the scope of the Company's contractual responsibilities. The Company has served notice of these claims upon its professional liability insurer. This coverage is subject to a $250,000 deductible.

  Bob Moore Construction/Garden Ridge, Inc. ATC has received notice of a potential claim arising out of ATC's performance of soil compaction testing for Bob Moore Construction, Inc., the general contractor on a retaining wall construction project for Garden Ridge, Inc., a garden supply chain, in Norcross, Georgia. The retaining wall eventually failed. Independent consultants performed investigations and prepared reports to determine the cause of failure. Reports initially concluded that the failure was due to a flaw in the design prepared by the wall manufacture and installation firm. Both consultants concluded that the soil work was properly performed. Since then, consultants have prepared follow-up reports, and the contractor has requested ATC's involvement in mediation discussions regarding the responsibility for repairs with respect to the various parties involved in the project. Total costs to repair the project currently total $960,000. ATC is evaluating the follow-up reports to determine ATC's potential liability or responsibility, if any. ATC currently believes that it performed all services properly and that it should have no liability. ATC believes its share of liability should amount to only a small portion of the total costs. Notice of this claim has been made under ATC's professional liability insurance policy. The professional liability insurance is subject to a $250,000 deductible. Although the Company believes this claim will not result in a material loss, no assurance in this regard can be given.

  Argosy Casino, Lawrenceburg, Indiana. ATC has received notice of potential claims arising out of geotechnical analyses for which ATEC originally provided the geotechnical analyses and on which ATC subsequently performed the design of a Tensar/soil stabilized earth slope. The stabilized earth/geogrid engineered slope failed at the interface between the compacted subgrade and the first geogrid layer. A tentative settlement reached among the parties to this claim would result in ATC's payment of $266,000 in corrective costs, of which ATC expects contribution from other parties in an amount of not less than $80,000. Notice of this claim has been made under ATC's professional liability insurance policy. The professional liability insurance is subject to a $250,000 deductible.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth the name, age and position of each of the persons who are directors and executive officers of the Company and of key employees of the Company.

      NAME                   AGE                    POSITION
      ----                   ---                    --------
   Nicholas J. Malino.......  47 Chief Executive Officer, President and Director
   Christopher P. Vincze....  36 Chief Operating Officer and Director
   Wayne A. Crosby..........  44 Controller
   Wesley W. Lang, Jr. .....  40 Director
   Nora E. Kerppola.........  33 Director
   Benjamin J. James........  41 Director
   Donald W. Beck...........  39 Senior Vice President
   Key Employee:
   John J. Smith, Esq.......  47 General Counsel and Secretary

  Each of the directors were appointed on February 5, 1998 and will serve as directors until their successors are duly elected and appointed. Each of the officers will serve in their respective capacities for such time and in such a manner as is determined by the Board of Directors from time to time.

  Nicholas J. Malino. Mr. Malino became Chief Executive Officer, President and director of the Company following consummation of the Merger. From May 1993 to the consummation of the Merger, Mr. Malino served as Senior Vice President, Financial and General Operations of ATC and has been an employee of ATC since October 1992. Mr. Malino has over fourteen years of experience in managing professional service organizations. From February 1991 to September 1993, Mr. Malino was the New York Regional Manager of Kemron Inc., a hazardous waste consulting company headquartered in McLean, Virginia. From August 1989 to January 1991, he was the Operations Manager for the New York City branch of Professional Service Industries, Inc.

  Christopher P. Vincze. Mr. Vincze became Chief Operating Officer and director of the Company following consummation of the Merger. From July 1993 to the consummation of the Merger, Mr. Vincze served as Senior Vice President, Financial and General Operations of ATC. Mr. Vincze has served as a regional manager of ATC since July 1991 and Vice President of a subsidiary of ATC since 1992. Mr. Vincze joined Dennison Environmental, Inc. in 1984 as an industrial hygienist and served as Vice President of Marketing and Operations from 1987 to July 1991.

  Wayne A. Crosby. Mr. Crosby has served as Controller of ATC since October 1997, served as Chief Financial Officer of ATC between July 1995 and October 1997 and served as region controller of ATC from December 1993 to July 1995. Prior to joining ATC, Mr. Crosby was the Chief Financial Officer of BSE Management, Inc. from 1991 to 1993, and Chief Financial Officer of Compex Systems, Inc. from 1986 through 1990. Mr. Crosby is a certified public accountant and was employed by Deloitte Haskins & Sells for eight years. Mr. Crosby will be terminating his employment with the Company effective September 30, 1998.

  Wesley W. Lang, Jr. Mr. Lang became a director of ATC following consummation of the Tender Offer. Mr. Lang has been a principal of Weiss Peck since 1985. Prior to joining Weiss Peck, Mr. Lang was employed by Manufacturers Hanover Trust Company, where he specialized in acquisition financing. Mr. Lang serves as a director of Chyron Corporation.

  Nora E. Kerppola. Ms. Kerppola became a director of ATC following the consummation of the Tender Offer. Ms. Kerppola is a principal of WPG Private Equity Partners II, L.P., an affiliate of WPG Partners II. Prior to joining WPG Private Equity Partners II, L.P. in 1994, Ms. Kerppola was employed as a private equity investor at Investor International (U.S.), a subsidiary of Sweden's Wallenberg Group since 1990. Prior to 1990, Ms. Kerppola was an associate in the Investment Banking Department of Credit Suisse First Boston Corporation.

  Benjamin J. James. Mr. James became a director of ATC following consummation of the Merger. For the last five years, Mr. James has been employed at PPM America, Inc. ("PPM"), agent and investment manager for JNL, as Managing Director since 1997 and as Vice President since May 1991. Mr. James serves on the advisory boards of certain private equity funds. Mr. James presently serves as an observer for JNL at various companies during their board meetings.

  Donald W. Beck. Mr. Beck has been Senior Vice President of ATC since April 1990 and Vice President since January 1988. Mr. Beck is responsible for managing the operations of certain ATC offices. Mr. Beck also served as a director of ATC Laboratories, Inc., a predecessor company of ATC, from November 1985 until January 1988, President of ATC Laboratories, Inc. from May 1986 until January 1988, and as Vice President of ATC Laboratories, Inc., from November 1985 until May 1986. Mr. Beck has been a full-time employee of ATC (and formerly ATC Laboratories, Inc.) since May 1982.

  John J. Smith, Esq. Mr. Smith has been General Counsel since August 1989 and served as a Vice President of ATC from September 1990 through December 1993. Following consummation of the Merger, Mr. Smith assumed the position of Secretary of the Company. Prior to joining ATC, from 1986 to 1989, Mr. Smith was the Secretary of the South Dakota Department of Water and Natural Resources, a cabinet level position responsible for managing all of the State's environmental and natural resource development programs.

DIRECTORS COMPENSATION

  During both fiscal 1996 and fiscal 1997, ATC granted options to purchase 7,500 shares to each of Julia S. Heckman and Richard S. Greenberg, Esq., ATC's two outside directors. In fiscal 1997, ATC's Board approved the grant of replacement options to both outside directors to extend the term of the options and lower the exercise price. The replacement options were subsequently exercised by each of Ms. Heckman and Mr. Greenberg. Other than $35,000 earned by each of Ms. Heckman and Mr. Greenberg for their services as members of the Special Committee of the Board of Directors appointed to review and consider the Merger in fiscal 1998, no other compensation was paid to ATC's directors for serving in the capacity of director. There are no current arrangements for future compensation of directors.

EXECUTIVE COMPENSATION

  The following summarizes, for the fiscal year indicated, the principal components of compensation for the Company's Chief Executive and the four most highly compensated executive officers of the Company for the periods indicated.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                                                     ------------------------------
                                          ANNUAL COMPENSATION               AWARDS          PAYOUTS
                                      ----------------------------   ---------------------  -------
                                                                     RESTRICTED SECURITIES
        NAME AND          YEAR ENDED                  OTHER ANNUAL     STOCK    UNDERLYING   LTIP    ALL OTHER
   PRINCIPAL POSITION     FEBRUARY 28 SALARY   BONUS  COMPENSATION    AWARD(S)   OPTIONS    PAYOUTS COMPENSATION
   ------------------     ----------- ------- ------- ------------   ---------- ----------  ------- ------------
Morry F. Rubin(1).......     1998     281,096     -0-  2,239,712        -0-          -0-      -0-       -0-
 President and Chief         1997     268,750 259,943        -0-        -0-          -0-      -0-       -0-
 Executive Officer           1996     225,000 141,774        -0-        -0-          -0-(3)   -0-       -0-
George Rubin(2).........     1998     281,096     -0-    860,290        -0-          -0-      -0-       -0-
 Chairman of the Board       1997     268,750 259,943        -0-        -0-          -0-      -0-       -0-
 and Secretary               1996     225,000 141,774        -0-        -0-          -0-(4)   -0-       -0-
Nicholas J. Malino......     1998     192,521 226,730        -0-        -0-          -0-      -0-       -0-
 Chief Executive
 Officer,                    1997     170,000 100,000        -0-        -0-       57,500      -0-       -0-
 President and Director      1996     142,308     -0-        -0-        -0-       30,000      -0-       -0-
Christopher P. Vincze...     1998     192,521 200,000      6,125(5)     -0-          -0-      -0-       -0-
 Chief Operating
 Officer,                    1997     170,000 100,000      6,000(5)     -0-       37,500      -0-       -0-
 and Director                1996     142,308     -0-      6,000(5)     -0-       30,000      -0-       -0-
John J. Goodwin(5)......     1998     140,000  64,652        -0-        -0-          -0-      -0-       -0-
 President and Director,     1997     140,000  51,335        -0-        -0-          -0-      -0-       -0-
 ATC InSys Technology,
 Inc.                        1996     140,000     -0-        -0-        -0-          -0-      -0-       -0-
Donald W. Beck..........     1998     119,835     -0-        -0-        -0-          -0-      -0-       -0-
 Senior Vice President       1997      89,473  29,600        -0-        -0-          -0-      -0-       -0-
                             1996      88,140  28,000        -0-        -0-          -0-      -0-       -0-
Wayne A. Crosby.........     1998      80,000  28,500        -0-        -0-          -0-      -0-       -0-
 Controller                  1997      80,000  10,000        -0-        -0-          -0-      -0-       -0-
                             1996      75,000  13,461        -0-        -0-          -0-      -0-       -0-

--------
(1) Morry F. Rubin is no longer employed by the Company and resigned as President, Chief Executive Officer and director in connection with the consummation of the Transactions. Mr. Morry F. Rubin has agreed to provide consulting services to the Company on the terms and conditions set forth in his Severance Agreement. "Other Annual Compensation" represents severance paid in connection with the Severance Agreements. See "Certain Relationships and Related Transactions--Severance Agreements."
(2) George Rubin is no longer employed by the Company and resigned as Chairman of the Board and Secretary in connection with the consummation of the Transactions. Mr. George Rubin had agreed to provide consulting services to the Company on the terms and conditions set forth in his Severance Agreement. "Other Annual Compensation" represents severance paid in connection with the Severance Agreements. See "Certain Relationships and Related Transactions."
(3) Does not include options to purchase 81,750 shares of Common Stock issued in replacement of previously held options of Aurora, ATC's former parent company, which was merged into ATC in June 1995, with ATC as the surviving corporation.
(4) Does not include 490,500 warrants to purchase ATC Common Stock issued in replacement of previously held warrants of Aurora.
(5) Represents compensation relating to a car allowance.

  Options Grants Table. The following table provides information with respect to individual grants of stock options by ATC during fiscal 1998 to each of the executive officers named in the preceding summary compensation table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL
                                                                    REALIZED VALUE AT
                                       % OF                           ASSUMED ANNUAL
                         NUMBER OF    TOTAL                        RATES OF STOCK PRICE
                         SECURITIES  OPTIONS                           APPRECIATION
                         UNDERLYING GRANTED TO                       FOR OPTION TERM
                          OPTIONS   EMPLOYEES  EXERCISE            INDIVIDUAL GRANTS(2)
                          GRANTED   IN FISCAL   PRICE   EXPIRATION -----------------------
          NAME              (#)      YEAR (1)   ($/SH)     DATE     5% ($)       10% ($)
------------------------ ---------- ---------- -------- ---------- ----------   ----------
Morry F. Rubin..........    -0-        -0-       N/A       N/A             -0-           -0-
George Rubin............    -0-        -0-       N/A       N/A             -0-           -0-
Christopher P. Vincze...    -0-        -0-       N/A       N/A             -0-           -0-
Nicholas J. Malino......    -0-        -0-       N/A       N/A             -0-           -0-
John J. Goodwin.........    -0-        -0-       N/A       N/A             -0-           -0-
Donald W. Beck..........    -0-        -0-       N/A       N/A             -0-           -0-
Wayne A. Crosby.........    -0-        -0-       N/A       N/A             -0-           -0-

--------
N/A--not applicable
(1) The "% of Total Options Granted to Employees in Fiscal Year" (Column (c)) is based upon options granted to ATC employees only and excludes options granted to non-employees.
(2) The potential realizable value of each grant of options assumes that the market price of ATC's Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, after subtracting out the applicable exercise price.

  Aggregated Option Exercises and Fiscal Year-End Option Table. The following table provides information with respect to each exercise of stock options during fiscal 1998 by each of the executive officers named in the preceding summary compensation table and the fiscal year-end value of unexercised options.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                    NUMBER OF         VALUE OF
                                                    SECURITIES      UNEXERCISED
                                                    UNDERLYING        IN-THE-
                                                   UNEXERCISED         MONEY
                           SHARES                   OPTIONS AT       OPTIONS AT
                         ACQUIRED ON    VALUE       FY-END (#)       FY-END($)
                          EXERCISE   REALIZED(1)   EXERCISABLE/     EXERCISABLE/
          NAME               (#)         ($)     UNEXERCISABLE(1) UNEXERCISABLE(1)
------------------------ ----------- ----------- ---------------- ----------------
Morry F. Rubin..........   161,750   $1,222,390      -0-/-0-          -0-/-0-
George Rubin............       -0-          -0-      -0-/-0-          -0-/-0-
Nicholas J. Malino......    69,500      321,750      -0-/-0-          -0-/-0-
Christopher P. Vincze...    65,000      380,618      -0-/-0-          -0-/-0-
John J. Goodwin.........       -0-          -0-      -0-/-0-          -0-/-0-
Donald W. Beck..........    10,000       57,500      -0-/-0-          -0-/-0-
Wayne A. Crosby.........    10,000       45,750      -0-/-0-          -0-/-0-

--------
(1) The aggregate dollar values in column (c) and (e) are calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at the date of exercise. The last reported sale price of ATC's Common Stock was $12.00 per share at the close of business on February 5, 1998. "Shares Acquired on Exercise" relates to the exercise of stock options only and excludes warrant exercises, but includes stock options replaced with stock options for Holdings common stock.
(2) ATC's stock option plans were terminated in connection with the Transactions.

EMPLOYMENT AGREEMENT

  Prior to February 5, 1998, George Rubin, Morry F. Rubin, Nicholas J. Malino and Christopher P. Vincze received annual salaries of approximately $300,000, $300,000, $200,000 and $200,000, respectively. Salaries of all executive officers of ATC (6 persons) aggregated $865,000 as of February 5, 1998. Prior to February 5, 1998, ATC had no employment contracts with its executive officers, and all salaries and bonuses were at the discretion of the Board of Directors.

  In connection with the transactions surrounding the Merger, the Company entered into employment agreements with each of Nicholas J. Malino and Christopher P. Vincze (each employment agreement is referred to as the "Employment Agreement," and both the employment agreements are collectively referred to as the "Employment Agreements". Messrs. Malino and Vincze are referred to as an "Executive" and collectively as the "Executives"). The Employment Agreements are for a term, which commenced on February 16, 1998 and which expire on February 28, 2001. Pursuant to the Employment Agreements, each of the Executives will receive (i) a base salary of $200,000 per year until March 1, 1998, and thereafter an annual salary of not less than $250,000, to be increased at a rate equal to the percentage increase of the Consumer Price Index and (ii) an incentive bonus of up to $250,000, which will be performance based. In addition, the Employment Agreements provide for the grant to each of the Executives options for 3.41% of the fully diluted common equity of Holdings following the consummation of the transactions surrounding the Merger. Fifty percent of the options granted to each of the Executives are time-vested and fifty percent of the options vest upon the Company's attaining certain operation targets established in the Employment Agreements. In addition, pursuant to the Employee Agreements, each Executive will receive 33,896 restricted shares of common stock of Holdings which will be subject to a time-vesting schedule, and a special cash bonus of $168,000. The Employment Agreements also grant certain registration rights to each Executive in connection with his securities and contain termination provisions.

  Upon consummation of the Merger, the Company entered into two separate Severance Agreements, with George Rubin and Morry F. Rubin, pursuant to which George Rubin resigned his position as Chairman of the Board and Secretary of the Company and Morry F. Rubin resigned his position as President and Chief Executive Office of the Company. See "Certain Relationships and Related Transactions."

  ATC pays John J. Goodwin a bonus based upon a percentage of pretax operating profits of ATC Insys Technology, Inc.

  During fiscal 1990, ATC approved a 401(k) employee savings plan (the "401(k) Plan") which allows voluntary contributions by eligible employees into designated investment funds. ATC may, at the discretion of the Board of Directors, make additional contributions on behalf of the Plan's participants. No contributions were made by the Company in fiscal years 1996, 1997 and 1998. The 401(k) Plan continued in effect following the consummation of the Merger.

  ATC has no other annuity, pension or retirement benefits for its employees. ATC provides life, dental and health insurance, which is available to all full-time employees. ATC has not afforded any of its executive officers any personal benefits, the value of which exceeds $100,000, which are not directly related to job performance or provided generally to all salaried employees.

  Ten-Year Option Repricing. The following table provides information with respect to adjustments or amendments to previously awarded stock options to the executive officers named in the preceding summary compensation table.

                          TEN-YEAR OPTION REPRICINGS

                                NUMBER                                     LENGTH OF
                                  OF                                       ORIGINAL
                              SECURITIES    MARKET     EXERCISE           OPTION TERM
                              UNDERLYING   PRICE OF     PRICE              REMAINING
                               OPTIONS     STOCK AT   AT TIME OF          AT DATE OF
                               REPRICED    TIME OF    REPRICING    NEW     REPRICING
                                  OR      REPRICING       OR     EXERCISE     OR
                               AMENDED   OR AMENDMENT AMENDMENT   PRICE    AMENDMENT
          NAME           DATE    (#)         ($)         ($)       ($)        (1)
------------------------ ---- ---------- ------------ ---------- -------- -----------
Morry F. Rubin
 President and Chief
 Executive Officer...... N/A     N/A         N/A         N/A       N/A        N/A
George Rubin
 Chairman of the Board
 and Secretary.......... N/A     N/A         N/A         N/A       N/A        N/A
Nicholas J. Malino
 President.............. N/A     N/A         N/A         N/A       N/A        N/A
Christopher P. Vincze
 Chief Operating
 Officer................ N/A     N/A         N/A         N/A       N/A        N/A
John J. Goodwin
 President and Director
 ATC InSys Technology
 Inc.................... N/A     N/A         N/A         N/A       N/A        N/A
Donald W. Beck
 Senior Vice President.. N/A     N/A         N/A         N/A       N/A        N/A
Wayne A. Crosby
 Controller............. N/A     N/A         N/A         N/A       N/A        N/A

--------
(1) The length of original option term remaining represents the number of months determined as of February 28, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to February 5, 1995, the Board of Directors of ATC was composed of five members, namely, George Rubin, Chairman of the Board, Morry F. Rubin, ATC's Chief Executive Officer ("CEO"), Richard L. Pruitt, Vice President, Principal Accounting Officer, Julia S. Heckman, Managing Director with Rodman and Renshaw, Inc.'s Investment Banking Group and Richard S. Greenberg Esq., a director of the Environmental Management Group at Coopers & Lybrand. The Board of Directors had an Audit Committee and a Compensation Committee consisting of three directors including Morry F. Rubin and outside directors Richard S. Greenberg, and Julia S. Heckman. The Audit Committee was responsible, among other things, for approving any transactions between the Company and any of its executive officers of the Company and for granting any further options of purchase Common Stock. Prior to August 1995, the Board had sole responsibility for reviewing and determining the annual salary, bonuses, stock options grants and other compensation of the executive officers of ATC.

  Prior to February 5, 1998, George Rubin and Morry F. Rubin were officers and directors of certain ATC's subsidiaries. Morry F. Rubin and George Rubin each received all of their respective cash compensation through ATC.

  George Rubin is one of the two directors of National Diversified Services, Inc. ("National"). During National's fiscal year ended December 31, 1996, no cash compensations was paid to any officer of ATC. During the past fiscal year, ATC and their subsidiaries had no business relationship with National.

  Following the Merger on February 5, 1998, the Board of Directors of ATC has had sole responsibility for reviewing and determining the annual salary, bonuses, stock option grants and other compensation of the executive officers of ATC, limited by the provisions of the Employment Agreements with Nicholas Malino and Christopher Vincze.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Prior to February 5, 1998, the Compensation Committee was composed of three members, namely, Morry F. Rubin, Chief Executive Officer ("CEO"), and outside directors Julia S. Hechman and Richard S. Greenberg. The Compensation Committee was responsible for reviewing and determining the annual salary, bonuses, stock option grants and other compensation of the executive officers of ATC.

  Following the Merger on February 5, 1998, all compensation determinations will be and has been made by the Board of Directors of ATC. At the time of this report, the Board of Directors has not yet established a separate policy and has continued to implement the policy that had been established by the Compensation Committee prior to the Merger.

COMPARATIVE PERFORMANCE BY ATC

  ATC is presenting a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative Stockholder return of (1) a broad equity market index, and (2) a published industry index or peer group for the past five years. Such chart compares the performance of the ATC's Common Stock with (1) the NASDAQ Stock Market Index and (2) a group of publish companies each of whom are listed in the peer group sanitary and other services and assumes an investment of $100 in ATC's Common Stock and on March 1, 1992 an investment of $100 in each of the stock comprising the NASDAQ Stock Market Index and the stocks of the peer group sanitary and other services.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                            ATC GROUP SERVICES INC.


Prepared by the Center for Research in Security Prices
Produced on 5/29/98 including data to 2/27/98



                           [LINE CHART APPEARS HERE]



                                    LEGEND

SYMBOL CRSP TOTAL RETURNS INDEX FOR:    2/26/93  2/28/94  2/28/95  2/29/96  2/28/97  2/27/98
------ ----------------------------     -------  -------  -------  -------  -------  -------
 ____  ATC Group Services Inc.           100.0    171.9     331.3   306.3    206.3    292.2
 ----  Nasdaq Stock Market (US
         Companies)                      100.0    118.3     120.0   167.2    199.5    272.9
- - -  NASDAQ Stocks (SIC 4950-4959
         US Companies) Sanitary Services 100.0     83.7      66.1   122.4    223.9    253.1

NOTES:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level for all series was set to $100.0 on 2/26/93.
  E. No trading activity was recorded for ATC Group Services Inc. after 2/06/98.

STOCK OPTION PLANS

  Prior to the Transactions, the Company maintained (i) a Stock Option Plan which was adopted by the Company's board of directors and ratified by stockholders on January 12, 1988, (ii) the 1993 Incentive and Non-Qualified Stock Option Plan and (iii) the 1995 Stock Option Plan (collectively, the "Old Plans"). Options had been awarded to a number of individuals under each of the Old Plans (the "Old Options"). In connection with the consummation of the Transactions, all Old Options outstanding which were not fully vested were accelerated and became immediately exercisable.

  Holdings offered individuals who had been awarded Old Options with an exercise price below twelve dollars ($12.00) per share at the time of the consummation of the Merger the opportunity either (i) to receive a cash payment in full settlement of their Old Options, (ii) to exchange Old Options for options to purchase shares of common stock of Holdings (the "Holdings Options"), with the number of shares covered thereby and at an exercise price per share to be determined pursuant to a formula designed to cause the economic value (i.e., the difference between the aggregate fair market value of the shares of common stock of Holdings subject to such options and the aggregate per share exercise price thereof) of the Holdings Options immediately after the Merger to be the same as the economic value of the Old Options immediately prior to Merger in a substitution transaction described in
Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or (iii) to receive a combination of cash settlements and substituted options. Holdings intends to effect such substitute grants pursuant to a new stock option plan to be adopted by it (the "1998 Stock Option Plan"). To the extent so elected by the optionees, non-qualified options under the Old Plans will be substituted with non-qualified options under the 1998 Stock Option Plan and incentive stock options ("ISOs") under the Old Plans will be substituted with ISOs under the 1998 Stock Option Plan. Holdings also intends to grant non-qualified stock options and ISOs to employees of Holdings and its subsidiaries and non-qualified stock options to directors of Holdings in the future under the 1998 Stock Option Plan.

  The 1998 Stock Option Plan authorizes the Board of Directors of Holdings to grant options to purchase Common Stock of Holdings at an exercise price (the "option price") determined by the Board of Directors of Holdings, except in the case of ISOs, which are awarded at an option price equal to the fair market value of the Common Stock (110% of the fair market value in the case of ISOs granted to ten (10%) percent shareholders of Common Stock).

  The 1998 Stock Option Plan is administered by Holdings' Board of Directors. Shares available under the 1998 Stock Option Plan can be allocated between non-qualified options and ISOs among the participants as the Board of Directors of Holdings deems appropriate. Awards may be granted for such terms as the Board of Directors of Holdings may determine, except that the term of an ISO may not exceed ten years from its date of grant.

  The terms under which all options may be exercised are determined by Holdings' Board of Directors. No option granted under the 1998 Stock Option Plan is exercisable until approval and ratification of the Plan has been obtained from the stockholders. No option may be exercised after the expiration of its term, which in the case of an ISO may not exceed 10 years from the date of grant. In addition, the Plan contains provisions relating to when an option may be exercised in the event of death, disability or other termination of employment.

  The 1998 Stock Option Plan provides that, in the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board of Directors of Holdings may appropriately adjust the number of shares of Common Stock which may be issued under the 1998 Stock Option Plan, the number of shares of Common Stock subject to options previously granted, the exercise price of options previously granted, and any and all other matters it deems appropriate.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

  As permitted by the Delaware General Corporation Law, ATC's certificate of incorporation provides that a director of ATC will not be personally liable to ATC or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, except under certain circumstances, including breach of the director's duty of loyalty to ATC or its stockholders or any transaction from which the director derived an improper personal benefit.

  ATC's by-laws provide for the indemnification of ATC's officers and directors to the fullest extent permitted by Delaware law. In this respect, Holdings intends to enter into indemnification agreements with certain of its officers and directors to hold them harmless and to indemnify each person from and against all fines, amounts paid in settlements and expenses, including attorneys' fees incurred as a result of or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or investigative, by reason of the fact that the person was a director and/or officer of Holding or its subsidiaries, including ATC, or served any other corporation in any capacity at the request of Holdings, in the manner and to the extent permitted by law.

  ATC has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the federal securities laws, such provisions are against public policy as expressed in the federal securities laws and are therefore unenforceable.

                            PRINCIPAL STOCKHOLDERS

  The Company is a wholly-owned subsidiary of Holdings. The following table sets forth certain information concerning ownership of shares of common stock, par value $0.01 per share of Holdings (the "Holdings Common Stock") and the Holdings Preferred Stock owned beneficially as of June 5, 1998, by (i) each director, (ii) each of the named executive officers of the Company, (iii) all executive officers and directors as a group, and (iv) each person who is the beneficial owner of more than five percent of the shares of each class of Holdings capital stock.

                             HOLDINGS COMMON STOCK HOLDINGS PREFERRED STOCK
                             --------------------- ----------------------------
                                       APPROXIMATE                APPROXIMATE
                                       PERCENT OF                  PERCENT OF
                              NUMBER   BENEFICIAL    NUMBER        BENEFICIAL
                                OF      OWNERSHIP      OF          OWNERSHIP
NAMES, ADDRESS AND POSITION   SHARES   OF CLASS(2)   SHARES         OF CLASS
---------------------------  --------- ----------- ------------- --------------
Nicholas J. Malino(3)......         *        *               --             --
 Chief Executive Officer,
 President and Director
Christopher P. Vincze(3)...         *        *               --             --
 Chief Operating Officer
 and Director
Wesley W. Lang, Jr.(4).....  1,661,253    97.55%             --             --
 Director
Nora E. Kerppola(4)........  1,661,253    97.55%             --             --
 Director
WPG Corporate Development
 Associates V, L.P.          1,661,253    97.55%             --             --
 and certain related
 parties...................
 One New York Plaza
 New York, NY 10004
Jackson National Life          187,771    10.16%         100,000          100.0%
 Insurance Company.........
 c/o PPM America, Inc.(5)
 225 West Wacker Drive,
 Suite 1200
 Chicago, Illinois 60606
All directors and officers
 as a group(3)(6)..........         *        *               --             --

--------
  *Represents less than one percent.
(1) Each person has sole voting power and investment power with respect to the number of shares indicated as owned. Except as otherwise indicated, the business address for each of the parties listed in the table above is: c/o ATC Group Services Inc., 104 East 25th St., 10th Floor, New York, NY 10010.
(2) Based upon 1,702,920 shares of Holdings Common Stock outstanding as of June 5, 1998.
(3) In addition, directors, officers and certain employees of ATC will own an equity stake in Holdings, the parent of ATC, equal to approximately 23.9%, reflecting a committed investment by management of $2.0 million and options representing 11.9% of the fully diluted ownership of Holdings Common Stock.
(4) Includes 1,661,253 shares of Holdings Common Stock owned by certain affiliates of Weiss Peck of which Mr. Lang and Ms. Kerppola are principals. Mr. Lang and Ms. Kerppola disclaim beneficial ownership of such shares of Holdings Common Stock.
(5) The beneficial ownership of shares of Holdings Common Stock indicated above includes warrants to purchase 146,104 shares of Holdings Common Stock granted to JNL in connection with its investment in the Holdings Preferred Stock; the warrants are currently exercisable.
(6) Excludes 1,661,253 shares of Holdings Common Stock beneficially owned by certain affiliates of Weiss Peck, which may be deemed to be beneficially owned by Wesley W. Lang, Jr. and Nora E. Kerppola.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SEVERANCE AGREEMENTS

  Upon consummation of the Merger, the Company entered into two separate Severance, Consulting and Noncompetition Agreements (the "Severance Agreements") with George Rubin and Morry F. Rubin, pursuant to which George Rubin resigned his position as Chairman of the Board and Secretary of the Company and Morry Rubin resigned his position as President and Chief Executive Officer of the Company. Pursuant to the Severance Agreements, Messrs. George and Morry Rubin have agreed to provide certain consulting services as requested by the Company for a period of three years following the consummation of the Transactions. The Severance Agreements restrict Messrs. George and Morry Rubin for a period ranging from three to four years from (i) competing in any aspect of the Company's business as conducted on the effective date of the Merger (the "Effective Date") anywhere in the United States, (ii) requesting or causing any employee of the Company to terminate employment with the Company, (iii) competing with ATC InSys Technology Inc. ("InSys") or 3D Information Services, Inc., anywhere in the State of New Jersey and (iv) soliciting certain customers of InSys within New York City. In consideration for the Severance Agreements, the Company paid to the Rubins $3.1 million in the aggregate upon the Effective Date and is required to pay $553,430 on each of the six calendar quarters thereafter, in addition to the continuance of certain other benefits currently provided by the Company.

  ATC has in the past, and may in the future, enter into transactions with officers, directors and other affiliates which may be deemed to be non-arms-length transactions (i.e., transactions between related parties). Any new transactions would be approved by a majority of disinterested directors and would be expected to be made on terms no less favorable to ATC than could be arranged with independent third parties.

                      DESCRIPTION OF NEW CREDIT FACILITY

  The Company and Holdings are party to the New Credit Facility with various lending institutions and Bankers Trust Company, as agent, which provides for senior secured credit facilities consisting of a $20.0 million Term Loan and the Revolving Credit Facility in the amount of $30.0 million which includes a sublimit for letters of credit.

  Loans under the Term Loan Facility ("Term Loans") and up to $9.0 million of loans under the Revolving Credit Facility ("Revolving Loans") may be borrowed to refinance certain existing indebtedness of the Company. Additional Revolving Loans are available for the Company's and its subsidiaries working capital and general corporate purposes, including to make certain permitted acquisitions. The Term Loans will amortize quarterly and have a final maturity date of January 29, 2003. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Revolving Loans also will mature on January 29, 2003 and may be repaid and reborrowed prior to the final maturity date. The Company will be required to pay the lenders under the New Credit Facility a revolving loan commitment fee of 1/2 of 1% per annum, payable on a quarterly basis, on the unutilized total commitment under the Revolving Credit Facility and a term loan commitment fee of 1/2 of 1% per annum (or less based on a leverage formula), payable on a quarterly basis, on the total commitment under the Term Loan Facility. The obligation to pay such term loan commitment fee terminated on the date on which the Term Loans were funded. The Company is also required to pay the lenders participating in the Revolving Credit Facility letter of credit fees equal to 2.25% per annum (or less based on a leverage formula) on the outstanding stated amounts of letters of credit and, to each lender issuing a letter of credit, a facing fee of 1/4 of 1% on the outstanding stated amounts.

  The obligations of the Company under the New Credit Facility are unconditionally guaranteed by Holdings and any direct or indirect subsidiaries of the Company (the "Bank Loan Guarantors"). In addition, the obligations of the Company and the Bank Loan Guarantors under the New Credit Facility are secured by substantially all of the assets of the Company and the Bank Loan Guarantors.

  At the Company's option, the interest rates per annum applicable to amounts outstanding under the New Credit Facility will be either (a) an adjusted rate based on the Eurodollar Rate (as defined in the New Credit Facility) plus 2.25% initially (subject to quarterly adjustments based on a leverage formula) or (b) the Base Rate (as defined in the New Credit Facility) plus 1.25% initially (subject to quarterly adjustments based on a leverage formula).

  The New Credit Facility requires the Company to meet certain financial tests, including minimum interest coverage and maximum leverage ratios. The New Credit Facility also contains covenants which, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends, enter into transactions with affiliates, form subsidiaries, enter into sale-leaseback transactions, make capital expenditures, loans, investments or lease payments, merge, consolidate or acquire or dispose of assets, voluntarily prepay or amend other indebtedness, incur liens and encumbrances and other matters customarily restricted in loan agreements of this type.

  The New Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults, certain events of bankruptcy and insolvency, ERISA, judgment defaults, failure of any guarantee or security agreement supporting the Company's obligations under the New Credit Facility to be in full force and effect and a change of control of Holdings or the Company.

                           DESCRIPTION OF THE NOTES

  The Private Notes were, and the Exchange Notes will be, issued under an indenture (the "Indenture"), dated as of January 29, 1998 among Acquisition Corp. and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Company, the Subsidiary Guarantors and the Trustee entered into a Supplemental Indenture dated as of February 5, 1998 (the "Supplemental Indenture"), pursuant to which the Company agreed to assume all of the rights and obligations of Acquisition Corp. set forth in the Indenture. The Indenture and the Supplemental Indenture are referred to herein as the "Supplemented Indenture." The following summary of certain provisions of the Supplemented Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Supplemented Indenture, including the definitions of certain terms therein and those terms made a part of the Supplemented Indenture by reference to the TIA as in effect on the date of the Supplemented Indenture. A copy of the Supplemented Indenture may be obtained from the Company or the Trustee. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

  The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company.

  The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Supplemented Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $150,000,000, of which $100,000,000 was issued in the Offering, and will mature on January 15, 2008. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants-- Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 12% per annum and will be payable semiannually in arrears on each January 15 and July 15, commencing on July 15, 1998, to the persons who are registered Holders at the close of business on the fifteenth day immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after January 15, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on January 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2003............................................................  106.000
     2004............................................................  104.500
     2005............................................................  103.000
     2006............................................................  101.500
     2007 and thereafter.............................................  100.000

  Optional Redemption upon Public Equity Offerings. Notwithstanding the foregoing, at any time, or from time to time, on or prior to January 15, 2001, the Company may, at its option, redeem, with the net cash proceeds of one or more Public Equity Offerings (as defined), up to 35.0% of the aggregate principal amount of the Notes originally issued, at a redemption price equal to 112.0% of the principal amount thereof, plus accrued interest thereon, if any, to the date of redemption; provided that, at least 65.0% of the aggregate principal amount of the Notes originally issued remain outstanding immediately following such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company or Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided that, in the case of an underwritten public offering by Holdings, the proceeds of such offering to the extent required to fund the redemption shall have been contributed to the Company by Holdings as common equity.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided further, however, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Supplemented Indenture.

SUBORDINATION

  The payment of all Obligations on the Notes will be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness whether outstanding on the Issue Date, or thereafter incurred including, without limitation, the Company's obligations under the Credit Agreement. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of or regularly accruing fees with respect to, any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose). Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days.

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

  As of February 28, 1998, after giving effect to the sale of Notes and the application of the estimated net proceeds therefrom to consummate the ATC Acquisition, the aggregate amount of Senior Indebtedness outstanding was approximately $22.1 million (excluding unused commitments of $30.0 million available under the Credit Agreement).

GUARANTEES

  Each Subsidiary Guarantor has unconditionally guaranteed, on a senior subordinated unsecured basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Supplemented Indenture and the Notes, including the payment of principal and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Supplemented Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

  The Subsidiary Guarantors include (i) each of the Company's Subsidiaries as of the effective date of the Merger other than its Foreign Subsidiaries, (ii) each of the Company's Subsidiaries that executed a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Supplemented Indenture as a Subsidiary Guarantor and (iii) any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any Indebtedness outstanding under the Credit Agreement; provided, however, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Subsidiary Guarantor so long as any such restriction is in existence and to the extent of any such restriction; provided, further, that if any Subsidiary Guarantor is released from its guarantee of the outstanding Indebtedness of the Company under the Credit Agreement, such Guarantor shall be automatically released from its obligations as Subsidiary Guarantor and, from and after such date, such Subsidiary Guarantor shall cease to constitute a Subsidiary Guarantor.

  Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Supplemented Indenture. See "--Certain Covenants-- Merger, Consolidation and Sale of Assets." In addition, in the event all of the Capital Stock of a Subsidiary Guarantor (or all or substantially all of the assets of a Subsidiary Guarantor) is sold by the Company and/or one or more of its Subsidiaries and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

  Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's Obligations pursuant to the Notes, but pro forma condensed combined consolidated financial statements concerning ATC and its Subsidiaries are included in the notes to the Financial Statement included herein.

CHANGE OF CONTROL

  The Supplemented Indenture provides that upon the occurrence of a Change of Control, each Holder has the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

  The Supplemented Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness, and terminate all commitments, under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full all indebtedness, and terminate all commitments, under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other such Senior Indebtedness to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the immediately preceding sentence shall be governed by clause (iv), and not clause (ii), of "Events of Default" below.

  Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder at such Holder's last registered address, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain any such financing.

  Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to repurchase upon a Change of Control. Restrictions in the Supplemented Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Supplemented Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Supplemented Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Supplemented Indenture by virtue thereof.

CERTAIN COVENANTS

  The Supplemented Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.25 to 1.0 from the Issue Date through February 29, 2000 and 2.5 to 1.0 thereafter. No Indebtedness incurred pursuant to the next preceding sentence shall be included in calculating any limitation set forth in the definition of Permitted Indebtedness. Upon the repayment of Indebtedness which may have been incurred pursuant to more than one provision of the Supplemented Indenture, the Company may, in its sole discretion, designate which provision such Indebtedness shall have been incurred under.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions made to the Company or any Subsidiary of the Company and other than any dividend or distribution payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock; (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than the exchange of such Capital Stock or any warrants, rights or options

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to acquire shares of any class of Capital Stock of the Company for Qualified
Capital Stock of the Company); (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be; or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant above, or (iii) the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter including the Issue Date and ending on the last day of the fiscal quarter ending at least 30 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company, including treasury stock; plus (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii) (x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes); minus (z) the amount of all Investments made under clause
(x) of the definition of "Permitted Investments," which shall not exceed $4.0 million.

  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of such irrevocable redemption notice if the dividend or redemption would have been permitted on the date of declaration or giving of irrevocable redemption notice; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) the repurchase of shares of, or options to purchase shares of, common stock of Holdings, the Company or any of their respective Subsidiaries from employees, former employees, directors or former directors of Holdings, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Holdings or the Company under which such individuals purchase or sell, or are granted the option to purchase or sell shares of common stock (or options to purchase common stock) (or any Restricted Payment made to Holdings solely to fund at the time made such payments); provided, however, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $500,000 in any calendar year which, to the extent not used in any fiscal year, may be carried forward to the next succeeding fiscal year, provided that the aggregate amount which may be carried forward shall not exceed $1.0 million; (5) following the Initial Public Equity Offering, if no Default or Event of Default shall have occurred and be continuing, dividends or Common Stock buybacks by Holdings, the Company or another Company in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds received by Holdings (to the extent contributed to the Company) or the Company in connection with such Initial

Public Equity Offering and any subsequent Public Equity Offering (or any Restricted Payment made to Holdings or such other Company solely to fund at the time made such payments); provided, however, that such dividends or Common Stock buybacks shall be included in the calculation of the amount of Restricted Payments; (6) any payment by the Company to Holdings pursuant to the Tax Sharing Agreement; provided, however, that the amount of any such payment shall be the lesser of (i) the amount of taxes that the Company would have been liable for without regard to Holdings' ownership interest in the Company or (ii) the amount actually paid or substantially concurrently therewith to be paid by Holdings directly to the Internal Revenue Service or applicable taxing authority in respect of the taxes in respect of which such payment is being made by the Company to Holdings pursuant to such Tax Sharing Agreement; provided, further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; and (7) dividends to Holdings to the extent required to pay for general corporate and overhead expenses incurred by Holdings; provided, however, that such dividends shall not exceed $250,000 in any calendar year; provided, further, however, that such dividends shall be excluded from the calculation of the amount of Restricted Payments. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
(2) (ii), (3) (ii) (A), (4) and (5) shall be included in such calculation.

  Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either
(A) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the commitment available under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related or complementary thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses
(iii) (A) and (iii) (B). Pending final application, the Company or the applicable Subsidiary may temporarily reduce Indebtedness under any revolving credit facility or invest in cash or Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii) (A), (iii) (B) and
(iii) (C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses
(iii) (A), (iii) (B) and (iii) (C) of the next preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company or any such Subsidiary of the Company, as the case may be, may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph).

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

  Notwithstanding the immediately preceding paragraph, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and/or Cash Equivalents and
(ii) such Asset Sale is for fair market value; provided, however, that any consideration constituting Cash Equivalents, if any, received by the Company or any of its Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.

  Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Supplemented Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent the amount of Notes tendered is less than the offer amount, the Company may use the remaining Net Proceeds Offer Amount for general corporate purposes and such Net Proceeds Offer Amount shall be reset to zero.

  The Company will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Supplemented Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Supplemented Indenture; (3) the Credit Agreement; (4) non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) restrictions on the transfer of assets subject to any Lien permitted under the Supplemented Indenture imposed by the holder of such Lien; (8) restrictions imposed by any agreement to sell assets permitted under the Supplemented Indenture to any Person pending the closing of such sale; (9) any agreement or instrument governing Capital Stock of any Person that is acquired; or (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause
(2), (3), (5) or (6), respectively.

  Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

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

  Limitation on Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes and such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes and the Guarantees are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Indebtedness and/or Guarantor Senior Indebtedness; (C) Liens securing the Notes and the Guarantees; (D) Liens of the Company or a Wholly Owned Subsidiary of the Company on assets of any Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Supplemented Indenture; provided, however, that such Liens (1) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (2) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced (other than property or assets subject to Liens under clause (B) above); and
(F) Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Subsidiary Guarantor to, incur or suffer to exist Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is senior in right of payment to the Notes or its Guarantee, as the case may be, and expressly subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

  Guarantees of Certain Indebtedness. The Company will not permit any of its Subsidiaries which are not already Subsidiary Guarantors, directly or indirectly, to incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company under the Credit Agreement or any refunding or refinancing thereof, in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary. Neither the Company nor any such Guarantor shall be required to make a notation on the Notes or the Guarantees to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Subsidiaries) unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Supplemented Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed, as the case may be; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i) (2) (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant or (y) in the case of a merger or consolidation with Holdings, shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;
(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i) (2) (y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Supplemented Indenture and that all conditions precedent in the Supplemented Indenture relating to such transaction have been satisfied.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Supplemented Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Supplemented Indenture and the Notes with the same effect as if such surviving entity had been named as such.

  Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly Owned Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; (b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee: (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Subsidiary need only comply with clause (iv) (and not clauses (i), (ii) or (iii)) of the first paragraph of this covenant.

  Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including. without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that might reasonably have been obtained or are obtainable in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, as the case may be. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by the Board of

Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million, the Company or such Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

  (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions between or among the Company and any of its Wholly Owned Subsidiaries or between or among such Wholly Owned Subsidiaries; provided such transactions are not otherwise prohibited by the Supplemented Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and (iv) Restricted Payments permitted by the Supplemented Indenture.

  Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property aggregating more than $50,000 to any Subsidiary that is not a Subsidiary Guarantor or a Foreign Subsidiary, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Subsidiary that is not a Foreign Subsidiary, then such transferee or acquired or other Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Supplemented Indenture on the terms set forth in the Supplemented Indenture and (b) deliver to the Trustee an opinion of counsel stating that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary; except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law) provided, however that any Subsidiary acquired on or after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument or other agreement in existence at the time such Subsidiary was so acquired and was not entered into in anticipation or contemplation of such acquisition shall not be required to become a Subsidiary Guarantor so long as any such restriction is in existence and to the extent of such restriction. After the execution and delivery of such supplemental indenture, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the Supplemented Indenture.

  Conduct of Business. The Company will not, and will not cause or permit any of its Subsidiaries to, engage in any businesses other than the businesses in which the Company is engaged on the Issue Date and any businesses reasonably related or complementary thereto (as determined in good faith by the Company's Board of Directors) provided, however, that the Company will not, and will not cause or permit any of its Subsidiaries to, engage in any business related to insurance other than as an insurance broker in which case without the incurrence of any underwriting risk.

  Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and the Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of 314(a) of the TIA.

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

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default:"

    (i) the failure to pay interest (including Additional Interest, if any) on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Supplemented Indenture);

    (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Supplemented Indenture);

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Supplemented Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $10.0 million or more at any time;

    (v) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

    (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; and

    (vii) any of the Guarantees of a Subsidiary Guarantor that is a Significant Subsidiary cease to be in full force and effect or any such Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Supplemented Indenture).

  If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in clause (vi) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

  The Supplemented Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration,
(iii) to the extent the payment of
such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (v) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in aggregate principal amount of the Notes may waive any existing Default or Event of Default under the Supplemented Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Notes may not enforce the Supplemented Indenture or the Notes except as provided in the Supplemented Indenture and under the TIA. Subject to the provisions of the Supplemented Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Supplemented Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Supplemented Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Supplemented Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Supplemented Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors, if any, released with respect to certain covenants that are described in the Supplemented Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonable acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Supplemented Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel will not be required if all the Notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Supplemented Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Supplemented Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Supplemented Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Supplemented Indenture relating to the satisfaction and discharge of the Supplemented Indenture have been complied with.

MODIFICATION OF THE SUPPLEMENTED INDENTURE

  From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Supplemented Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications, waivers and amendments of the Supplemented Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Supplemented Indenture, except that, without the consent of each Holder affected thereby, no amendment or waiver may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;
(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Supplemented Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Supplemented Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders in any material respect; or (viii) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Supplemented Indenture other than in accordance with the terms of the Supplemented Indenture.

GOVERNING LAW

  The Supplemented Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  The Supplemented Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Supplemented Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Supplemented Indenture, and use the same degree of care and skill in its exercise as a prudent man or woman would exercise or use under the circumstances in the conduct of his own affairs.

  The Supplemented Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Supplemented Indenture. Reference is made to the Supplemented Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of
(a) any Capital Stock of any Subsidiary of the Company, or (b) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) any transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $3.0 million in any consecutive 12-month period, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control, (iii) disposals or replacements of obsolete or outdated equipment in the ordinary course of business, (iv) the sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty), of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof in the ordinary course of business and not as part of a financing transaction, and (v) the sale, lease, conveyance, disposition or other transfer by the Company or any Subsidiary of assets or property to one or more Wholly Owned Subsidiaries in connection with Investments permitted under the "Limitations on Restricted Payments" covenant.

   "ATC" means ATC Group Services Inc., a Delaware corporation.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation

("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to a Permitted Holder or a Group controlled by a Permitted Holder;
(ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Supplemented Indenture);
(iii) (x) prior to the Initial Public Equity Offering, any Person or Group other than a Permitted Holder or a Group controlled by a Permitted Holder shall become the owner, directly or indirectly, beneficially or of record, of shares representing a percentage of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company ("Voting Power") greater than the percentage of Voting Power owned by a Permitted Holder (y) prior to the Initial Public Equity Offering, the percentage of Voting Power owned by Permitted Holders is less than 40% or (z) after the Initial Public Equity Offering, any Person or Group other than a Person or Group controlled by a Permitted Holder owns, directly or indirectly, beneficially or of record, shares representing more than 35% Voting Power; or
(iv) the replacement of a majority of the Board of Directors of the Company from the directors who constituted the Board of Directors of the Company on the Issue Date, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors on the Issue Date or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Adjustments) (provided that such Consolidated EBITDA shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus amortization or write off of deferred financing costs.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) gains (and losses) on an after-tax effected basis from Asset Sales (without regard to the $3 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto, (b) items classified as extraordinary or nonrecurring gains or losses (including, without limitation, restructuring costs related to facilities and/or operating line closings) on an after tax-effected basis, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income or loss of any other Person, other than a Subsidiary of the referent Person, except to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person, by such other Person, (f) any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets and (i) any amortization or write-off of deferred financing costs.

  "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

  "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate (A) depreciation, (B) amortization, (C) LIFO charges,
(D) the amount of any restructuring reserve or charge, and (E) other non-cash charges of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding for purposes of clause
(C) any such charges which require an accrual of or a reserve for cash charges for any future period).

  "Credit Agreement" means the Credit Agreement dated as of January 29, 1998 among the Company, Holdings, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness or Guarantor Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $2.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness or Guarantor Senior Indebtedness as "Designated Senior Indebtedness" or "Guarantor Senior Indebtedness" by the Company or the applicable Subsidiary Guarantor, as the case may be.

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than as a result of a Change of Control) on or prior to the final maturity date of the Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

  "Foreign Subsidiary" means any Subsidiary of the Company organized under the laws of a country or jurisdiction other than the United States, any state or territory thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Guarantee" means the guarantee of the Notes by the Subsidiary Guarantors.

  "Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of a Subsidiary Guarantor under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) any Indebtedness of a Subsidiary Guarantor to a Subsidiary of such Subsidiary Guarantor or any Affiliate of such Subsidiary Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) that portion of any Indebtedness incurred in violation of the Supplemented Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture), (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code is without recourse to such Subsidiary Guarantor and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of a Subsidiary Guarantor.

  "Holder" means any holder of Notes.

  "Holdings" means Acquisition Holdings, Inc., a Delaware corporation.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company of such Disqualified Capital Stock.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Initial Public Equity Offering" means the first Public Equity Offering to occur after the Issue Date.

  "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment to the extent such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such former Subsidiary not sold or disposed of.

  "Issue Date" means January 29, 1998.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Merger" means the merger of Acquisition Corp. into ATC, with ATC as the surviving corporation pursuant to and in accordance with the Merger Agreement.

  "Merger Agreement" means the Merger Agreement dated as of November 26, 1997 among Acquisition Corp., Holdings and ATC pursuant to which Acquisition Corp. was merged into and with ATC, as amended and in effect on the Issue Date.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Holder" means any of Weiss, Peck & Greer, L.L.C. and its
Affiliates.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (i) Indebtedness under the Notes issued on the Issue Date and the Guarantees outstanding on the Issue Date or entered into thereafter in accordance with the Indenture;

    (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate outstanding principal amount at any time not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as in effect on the Issue date (A) less the amount of all mandatory principal payments actually made in respect of the term loan thereunder and (B) reduced by any required repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, in each case, actually effected in satisfaction of the Net Cash Proceeds requirement described under "Certain Covenants--Limitation on Asset Sales" (it being recognized that a reduction in any borrowing base thereunder in and of itself shall not be deemed a required permanent repayment);

    (iii) Interest Swap Obligations covering Indebtedness of the Company or any of its Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Supplemented Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

    (iv) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (v) Indebtedness of a Subsidiary to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company, in each case subject to no Liens held by any Person other than the Company, a Wholly Owned Subsidiary of the Company or the lenders under the Credit Agreement; provided, however, that if as of any date any Person other than the Company, a Wholly Owned Subsidiary of the Company or the lenders under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company of such Indebtedness unless such Indebtedness is otherwise permitted under the Supplemented Indenture;

    (vi) Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company or the lenders under the Credit Agreement, in each case subject to no Lien other than under the Credit Agreement; provided, however, that (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Supplemented Indenture and the Notes and
  (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company or the lenders under the Credit Agreement owns or holds any such Indebtedness or a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company unless such Indebtedness is otherwise permitted under the Supplemented Indenture;

    (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

    (viii) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (ix) Existing Indebtedness (including Indebtedness of the Company and its Subsidiaries under the Notes issued on the Issue Date) outstanding on the Issue Date;

    (x) additional Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Subsidiaries not to exceed $5.0 million at any one time outstanding;

    (xi) Refinancing Indebtedness;

    (xii) Indebtedness permitted by clause (x) of the definition of "Permitted Investments";

    (xiii) guarantees of Indebtedness otherwise permitted under the Supplemented Indenture, provided that in the case of a guarantee by a Subsidiary, such Subsidiary complies with the "Guarantees of Certain Indebtedness" covenant to the extent applicable; and

    (xiv) additional Indebtedness in the form of Seller Notes in an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

  "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company in any Person that is or will become immediately after such Investment a Subsidiary of the Company or that will merge or consolidate into the Company or a Subsidiary of the Company; (ii) Investments in the Company by any Subsidiary of the Company; provided, however, that any Indebtedness evidencing such Investment by a Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Supplemented Indenture; (iii) Investments in cash and Cash

Equivalents; (iv) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Supplemented Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (viii) Investments existing on the Issue Date and (ix) guarantees of Indebtedness otherwise permitted under the Supplemented Indenture, provided that in the case of a guarantee by a Subsidiary, such Subsidiary complies with the "Guarantees of Certain Indebtedness" covenant to the extent applicable; and (x) additional Investments in unconsolidated joint ventures in businesses reasonably related or complementary to those of the Company and its Subsidiaries (as determined in good faith by the Company's Board of Directors) in an aggregate amount for all such Investments made pursuant to this clause (x) not to exceed $4.0 million.

  "Permitted Liens" means the following types of Liens:

    (i) Liens in favor of the Trustee in its capacity as trustee for the Holders;

    (ii) Liens securing Indebtedness outstanding under the Credit Agreement;

    (iii) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (vi) judgment Liens not giving rise to an Event of Default;

    (vii) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

    (viii) any interest or title of a lessor under any Capitalized Lease Obligation; provided, however, that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

    (ix) Liens to secure Purchase Money Indebtedness of the Company or any Subsidiary of the Company; provided, however, that (A) the related Purchase Money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired, constructed or improved and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition, construction or improvement;

    (x) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (xi) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

    (xiii) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Supplemented Indenture;

    (xiv) Liens securing Indebtedness under Currency Agreements;

    (xv) any lease or sublease not interfering in any material respect with the business of the Company and its Subsidiaries;

    (xvi) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Subsidiary of the Company.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Pro Forma Adjustments" shall mean pro forma adjustments calculated on a basis consistent with Regulation S-X under the Securities Act as in effect on the Issue Date, plus the following detailed adjustments that may be made in regard to businesses acquired or to be acquired (in either case, the "target"), whether before or after the Issue Date:

    (i) adjustments to revenues to reflect customers not likely to be retained;

    (ii) adjustments to labor and other direct costs to reflect application of the Company's utilization rate (the billable hours of the Company's employees divided by such employees' available hours) to the target and to reflect the additional costs or savings, as the case may be, from the continued use or elimination of outside laboratory and technical personnel utilized by the target company;

    (iii) adjustments to reflect home office functions of the target such as accounting, payroll and legal that will be provided by the Company, including any adjustments to eliminate outside professional services if such functions are to be assumed by then existing Company personnel;

    (iv) adjustments with respect to savings that will be realized by including the target under the Company's insurance coverage and adjustments to reflect the costs, if any, of transferring or terminating duplicate insurance policies of the target;

    (v) adjustments to reflect savings associated with the elimination of duplicate facilities and adjustments to reflect costs associated with such elimination (such as lease termination costs, moving and storage, etc.);

    (vi) adjustments to employee benefit costs to reflect the Company's actual employee benefit cost structure, to the extent the target's employee benefits will be replaced with the Company's employee benefits;

    (vii) adjustments to reflect the actual impact of the departure or retention of highly compensated executives of the target (including elimination of compensation, benefits and revenues attributable to such executives, if departing, and any increases to compensation or benefits for such executives continuing);

    (viii) interest expense adjustments to reflect refinancing of existing debt or increases in borrowings used to effect acquisition of the target; and

    (ix) adjustments to replace the target's then-current goodwill depreciation and amortization with such amounts as are derived from the application to the target of purchase accounting, if applicable, under GAAP.

  "Public Equity Offering" means an underwritten primary public offering of common stock or common equity of the Company or any other Person that directly or indirectly owns 100% of the common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of acquisition, construction or improvements) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness (including any Indebtedness with respect to letters of credit) incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xii) or
(xiii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing, plus the amount of any interest and premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses (including additional premiums that may be required to effect such Refinancing, limited to 5.0% of the aggregate principal amount of Indebtedness being Refinanced) incurred by the Company or such Subsidiary, as the case may be, in connection with such Refinancing, except to the extent that any such increase in Indebtedness is otherwise permitted by the Supplemented Indenture or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that
(x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and
(y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchaser.

  "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided, however, that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

  "Seller Notes" means notes issued by the Company or any Subsidiary thereof to a seller in connection with an Asset Acquisition; such notes may be Senior Indebtedness.

  "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations (including guarantees thereof) and (z) all obligations (including guarantees) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) but excluding Indebtedness in the original aggregate principal amount of up to Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) issued to the former shareholders of Bing Yen & Associates, a California corporation, in connection with the acquisition by ATC of all of the issued and outstanding shares of said corporation, (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) that portion of any Indebtedness incurred in violation of the Supplemented Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Supplemented Indenture), (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code is without recourse to the Company, (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, and (ix) any Indebtedness of ATC and its Subsidiaries until consummation of the Merger and assumption by ATC of all Obligations under the Indenture (including execution of the Guarantees by the Subsidiary Guarantors);

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

  "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Subsidiary Guarantor" means individually and collectively, (i) each of the Company's Subsidiaries as of the Issue Date other than the Foreign Subsidiaries and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Supplemented Indenture as a Subsidiary Guarantor; (iii) any Subsidiary, whether formed or acquired after the Issue Date, that guarantees any Indebtedness outstanding under the Credit Agreement; provided, however, that any Subsidiary acquired after the Issue Date which is prohibited from entering into a Guarantee pursuant to restrictions contained in any debt instrument in existence at the time such Subsidiary was so acquired and not entered into in anticipation or contemplation of such acquisition shall not be required to become a Subsidiary Guarantor so long as any such restriction is in existence and to the extent of any such restriction; provided, further, that if any Subsidiary Guarantor is released from its guarantee of the outstanding Indebtedness of the Company under the Credit Agreement and the pledge by it, directly or indirectly, of any of its assets as security for such Indebtedness at a time when no Default or Event of Default has occurred and is continuing such Subsidiary Guarantor shall be automatically released from its obligations as a Subsidiary Guarantor and, from and after such date, such Subsidiary Guarantor shall cease to constitute a Subsidiary Guarantor provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Supplemented Indenture.

  "Tax Sharing Agreement" means any tax sharing agreement between the Company and Holdings or any other Person with which the Company is required to, or is permitted to, file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by such Person or any Wholly Owned Subsidiary of such Person (other than directors qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law).

                         BOOK-ENTRY; DELIVERY AND FORM

  Exchange Notes issued in exchange for Private Notes currently represented by one or more fully registered global notes will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited upon issuance with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as set forth below, The Global Notes may be transferred in whole and not in part only to another nominee of DTC or to a successor of DTC or its nominee.

  Exchange Notes issued in exchange for Private Notes will be issued in registered, certificated form without interest coupons.

  The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Supplemented Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Supplemented Indenture with respect to the Notes.

  Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, any Subsidiary Guarantor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Supplemented Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed within 90 days, certificated securities will be issued in exchange for the Global Notes.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

EXCHANGE OFFER

  The exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable transaction for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by any holder should be treated as a continuation of such holder's investment in the Private Notes. As a result, there should be no material U.S. federal income tax consequences to holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer and such holders should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as they had in the Private Notes immediately prior to the exchange.

  HOLDERS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS OF SUCH AN EXCHANGE.

                             PLAN OF DISTRIBUTION

  This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of up to 45 days after the closing of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

  None of the Company or any Subsidiary Guarantors will receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Chadbourne & Parke LLP, counsel to the Company will pass upon the validity of the Exchange Notes and certain U.S. federal income tax consequences relating to the Exchange Notes. General counsel to the Company will pass upon certain matters relating to the Subsidiary Guarantors and the Guarantees.

                                    EXPERTS

  The Consolidated Balance Sheets as of February 28, 1997 and 1998 and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the fiscal years ended February 29, 1996 and February 28, 1997, the 341 days ended February 4, 1998 (Predecessor Period) and the 24 days ended February 28, 1998 (Successor Period) of the Company, and the financial statements for Bing Yen for the year ended December 31, 1996 and the financial statements for ATEC as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994, the three months ended December 31, 1993 and the year ended September 30, 1993 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The Environmental Warranty, Inc. financial statements and financial statement schedule, as of and for the years ended June 30, 1997 and 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The financial statements for the Engineering Division of Smith Technology Corporation as of and for the year ended September 30, 1996 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the division's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      ----
ATC GROUP SERVICES INC. AND SUBSIDIARIES............................................   F-2
Independent Auditors' Report .......................................................   F-3
Consolidated Balance Sheets, February 28, 1997 and 1998.............................   F-4
Consolidated Statements of Operations for the Years Ended February 28(29), 1996 and
 1997 and the Periods Ended February 4, 1998 and February 28, 1998..................   F-5
Consolidated Statements of Stockholders' Equity for Years Ended February 28(29),
 1996 and 1997 and the Periods Ended February 4, 1998 and February 28, 1998.........   F-6
Consolidated Statements of Cash Flows for Years Ended February 28(29), 1996 and 1997
 and the Periods Ended February 4, 1998 and February 28, 1998.......................   F-7
Notes to the Consolidated Financial Statements for Years Ended February 28(29), 1996
 and 1997 and the Periods Ended February 4, 1998 and February 28, 1998..............   F-8
THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION............................  F-31
(dba BCM ENGINEERS, INC.)
Report of Independent Auditors......................................................  F-32
Balance Sheet, September 30, 1996...................................................  F-33
Statement of Operations and Smith Equity Investment for the year ended September 30,
 1996...............................................................................  F-34
Statement of Cash Flows for the year ended September 30, 1996.......................  F-35
Notes to Financial Statements, September 30, 1996...................................  F-36
AMERICAN TESTING AND ENGINEERING CORPORATION........................................  F-42
Independent Auditors' Report........................................................  F-43
Consolidated Balance Sheets for December 31, 1995 and 1994..........................  F-44
Consolidated Statements of Operations for the years ended December 31, 1995 and
 1994, the
 three months ended December 31, 1993 and the year ended September 30, 1993.........  F-45
Consolidated Statements of Shareholders' Equity for the years ended December 31,
 1995 and 1994,
 the three months ended December 31, 1993 and the year ended September 30, 1993.....  F-46
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
 1994, the
 three months ended December 31, 1993 and the year ended September 30, 1993.........  F-47
Notes to the Consolidated Financial Statements for the years ended December 31, 1995 and 1994,
 the three months ended December 31, 1993 and the year ended September 30, 1993.....  F-48
BING YEN & ASSOCIATES, INC. ........................................................  F-56
Independent Auditors' Report........................................................  F-57
Balance Sheet, December 31, 1996....................................................  F-58
Statement of Operations and Retained Earnings for the year ended December 31, 1996..  F-59
Statement of Cash Flows for the year ended December 31, 1996........................  F-60
Notes to the Financial Statements for the year ended December 31, 1996..............  F-61
ENVIRONMENTAL WARRANTY, INC.........................................................  F-63
Report of Independent Public Accountants............................................  F-64
Balance Sheets as of June 30, 1997 and 1996.........................................  F-65
Statements of Operations for the years ended June 30, 1997 and 1996.................  F-66
Statements of Changes in Shareholders' Equity for the years ended June 30, 1997 and
 1996...............................................................................  F-67
Statements of Cash Flows for the years ended June 30, 1997 and 1996.................  F-68
Notes to Financial Statements for the years ended June 30, 1997 and 1996............  F-69
Schedule of General and Administrative Expenses for the years ended June 30, 1997 and 1996...........................................................................  F-74

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS FOR THE YEARS ENDED FEBRUARY 28(29), 1996 AND 1997 AND THE
              PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998
                        AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ATC Group Services Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of ATC Group Services Inc. and subsidiaries (the "Company") as of February 28, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 29, 1996 and February 28, 1997, the 341 days ended February 4, 1998 ("Predecessor" period) and the 24 days ended February 28, 1998 ("Successor" period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 1997 and 1998 and the results of its operations and its cash flows for the years ended February 29, 1996 and February 28, 1997, the 341 days ended February 4, 1998 ("Predecessor" period) and the 24 days ended February 28, 1998 ("Successor" period), in conformity with generally accepted accounting principles.

  As discussed in Note B to the consolidated financial statements, all of the issued and outstanding shares of common stock of the Company were purchased by Acquisition Corp., a wholly-owned subsidiary of Acquisitions Holdings, Inc., in a business combination accounted for as a purchase on February 5, 1998. As a result of the acquisition, the consolidated financial statements for the Successor period are presented on a different basis of accounting than that of the Predecessor period, and are therefore not directly comparable.

Deloitte & Touche LLP

Omaha, Nebraska
May 29, 1998

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           FEBRUARY 28, 1997 AND 1998

                                                      PREDECESSOR   SUCCESSOR
                                                          1997         1998
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........................  $  2,003,890 $  5,268,708
 Trade accounts receivable, less allowance for
  doubtful accounts ($1,455,716 in 1997 and
  $3,077,829 in 1998) (Note K)......................    34,406,026   39,934,302
 Costs in excess of billings on uncompleted
  contracts.........................................     5,191,569   10,196,397
 Prepaid expenses and other current assets..........     2,934,193    2,422,523
 Deferred income taxes (Note H).....................       790,400    2,041,200
 Refundable income taxes............................       118,340    4,232,505
                                                      ------------ ------------
  Total current assets..............................    45,444,418   64,095,635
PROPERTY AND EQUIPMENT, Net (Note C)................     3,784,633    5,793,928
GOODWILL, net of accumulated amortization
 ($1,478,876 in 1997 and $3,261,108 in 1998) (Note
 B).................................................    35,587,076  106,829,231
COVENANTS NOT TO COMPETE, net of accumulated
 amortization ($614,750 in 1997 and $774,589 in
 1998) (Note B).....................................       632,184    5,162,911
DEBT ISSUANCE COSTS, net of accumulated amortization
 ($107,570 in 1998).................................           --     5,808,246
OTHER ASSETS........................................       845,346    1,365,056
                                                      ------------ ------------
                                                      $ 86,293,657 $189,055,007
                                                      ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term debt (Note D)...........................  $    300,000 $    300,000
 Current maturities of long-term debt (Note D)......     1,986,730    1,420,816
 Accounts payable...................................     7,440,024    7,738,433
 Accrued compensation...............................     3,789,233    5,096,880
 Accrued payment obligations--ATEC acquisition (Note
  B)................................................     1,721,594      589,026
 Tender Offer liability (Note B)....................           --    14,278,838
 Other accrued expenses.............................     2,505,143    5,231,164
                                                      ------------ ------------
  Total current liabilities.........................    17,742,724   34,655,157
LONG-TERM DEBT, less current maturities (Note D)....    22,123,344  120,419,684
OTHER LIABILITIES (Note E)..........................       270,386    2,737,185
DEFERRED INCOME TAXES (Note H)......................       717,900    4,606,800
                                                      ------------ ------------
  Total liabilities.................................    40,854,354  162,418,826
                                                      ------------ ------------
COMMITMENTS AND CONTINGENCIES (Notes B and E)
STOCKHOLDERS' EQUITY (Notes B, D, F, and G):
 Common stock, par value $.01 per share; authorized
  20,000,000 shares in 1997; par value $.01 per
  share; authorized 10,000 shares in 1998; issued
  and outstanding 7,800,187 shares in 1997 and 1,000
  shares in 1998....................................        78,002           10
 Additional paid-in capital.........................    28,996,627   28,425,589
 Retained earnings (deficit)........................    16,364,674   (1,789,418)
                                                      ------------ ------------
  Total stockholders' equity........................    45,439,303   26,636,181
                                                      ------------ ------------
                                                      $ 86,293,657 $189,055,007
                                                      ============ ============

See notes to consolidated financial statements.

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          FOR THE YEARS ENDED FEBRUARY 28 (29), 1996 AND 1997 AND THE
              PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

                                         PREDECESSOR                       SUCCESSOR
                          ------------------------------------------- -------------------
                                                     MARCH 1, 1997 TO FEBRUARY 5, 1998 TO
                             1996          1997      FEBRUARY 4, 1998  FEBRUARY 28, 1998
                          -----------  ------------  ---------------- -------------------
REVENUES................  $44,964,897  $113,855,364    $129,260,984       $12,175,693
 Reimbursable Costs.....    4,851,206    17,953,895      19,788,372         2,226,607
                          -----------  ------------    ------------       -----------
NET REVENUES............   40,113,691    95,901,469     109,472,612         9,949,086
COST OF NET REVENUES....   19,663,968    53,750,707      60,352,326         5,726,571
                          -----------  ------------    ------------       -----------
    Gross Profit........   20,449,723    42,150,762      49,120,286         4,222,515
                          -----------  ------------    ------------       -----------
OPERATING EXPENSES:
 Selling................    1,513,222     3,118,926       4,144,165           449,652
 General and
  administrative........   12,850,874    26,299,172      35,595,493         4,712,200
 Provision for bad
  debts.................      290,165     1,021,631       1,956,803           546,815
                          -----------  ------------    ------------       -----------
                           14,654,261    30,439,729      41,696,461         5,708,667
                          -----------  ------------    ------------       -----------
    Operating Income
     (loss).............    5,795,462    11,711,033       7,423,825        (1,486,152)
NON-OPERATING EXPENSE
 (INCOME):
 Interest expense.......      376,621     1,569,043       2,891,279         1,326,974
 Interest income........     (272,463)     (230,610)       (170,421)          (39,405)
 Other..................       20,306       (25,134)        (52,963)          (19,576)
                          -----------  ------------    ------------       -----------
                              124,464     1,313,299       2,667,895         1,267,993
                          -----------  ------------    ------------       -----------
    Income (loss) before
     income taxes.......    5,670,998    10,397,734       4,755,930        (2,754,145)
INCOME TAX EXPENSE (Note
 H).....................    1,805,000     4,090,000       2,117,927          (964,727)
                          -----------  ------------    ------------       -----------
NET INCOME (LOSS).......  $ 3,865,998  $  6,307,734    $  2,638,003       $(1,789,418)
                          ===========  ============    ============       ===========

See notes to consolidated financial statements.

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          FOR THE YEARS ENDED FEBRUARY 28 (29), 1996 AND 1997 AND THE
              PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

                             COMMON STOCK
                          -------------------
                                                                NOTES
                                                ADDITIONAL   RECEIVABLE-
                                                 PAID-IN       COMMON      RETAINED
                            SHARES    AMOUNT     CAPITAL        STOCK      EARNINGS       TOTAL
                          ----------  -------  ------------  ----------- ------------  ------------
BALANCE, February 28,
 1995...................   5,738,018   57,380     7,484,453    (15,000)     6,286,361    13,813,194
Issuance of common stock
 in public offering at
 $12.00
 per share less
 expenses...............   1,970,000   19,700    21,534,761        --             --     21,554,461
Sale of common stock at
 $1.83 to $10.50 per
 share,
 upon exercise of stock
 options and warrants...      39,613      396       100,223        --             --        100,619
Net issuance of common
 stock and adjustments
 in connection with the
 merger of Aurora
 Environmental Inc. into
 ATC (Note B)...........      83,356      834        60,283    (30,000)           --         31,117
Common stock recovered
 in connection with the
 Con-Test, Inc.
 acquisition (Note B)...     (33,130)    (331)     (139,682)       --             --       (140,013)
Other capital
 transactions...........      (1,280)     (13)       (9,849)       --         (23,100)      (32,962)
Net income of
 predecessor............         --       --            --         --       3,865,998     3,865,998
                          ----------  -------  ------------   --------   ------------  ------------
BALANCE, February 29,
 1996...................   7,796,577   77,966    29,030,189    (45,000)    10,129,259    39,192,414
Sale of common stock at
 $1.85 to $10.00 per
 share,
 upon exercise of stock
 options and warrants...      15,930      159        74,998        --             --         75,157
Common stock received as
 consideration for sale
 of assets..............     (12,320)    (123)      (51,990)       --         (72,319)     (124,432)
Other capital
 transactions...........         --       --        (56,570)    45,000            --        (11,570)
Net income of
 predecessor............         --       --            --         --       6,307,734     6,307,734
                          ----------  -------  ------------   --------   ------------  ------------
BALANCE, February 28,
 1997...................   7,800,187   78,002    28,996,627        --      16,364,674    45,439,303
Sale of common stock at
 $1.88 to $10.00 per
 share,
 upon exercise of stock
 options and warrants...     668,802    6,688     2,830,294        --             --      2,836,982
Issuance of common stock
 in connection with the
 acquisition of Environ-
 mental Warranty Inc.
 (Note B)...............      33,000      330       364,733        --             --        365,063
Other capital transac-
 tions..................         --       --        (61,484)       --             --        (61,484)
Net income of predeces-
 sor....................         --       --            --         --       2,638,003     2,638,003
                          ----------  -------  ------------   --------   ------------  ------------
BALANCE, February 4,
 1998...................   8,501,989   85,020    32,130,170        --      19,002,677    51,217,867
Purchase of common stock
 and adjustments in
 connection with the
 Tender Offer and Merger
 (Note B)...............  (8,501,989) (85,020)  (32,130,170)       --     (19,002,677)  (51,217,867)
Sale of common stock to
 Parent.................       1,000       10    30,714,639        --             --     30,714,649
Predecessor basis
 adjustment.............         --       --     (2,289,050)       --             --     (2,289,050)
Net loss of successor...         --       --            --         --      (1,789,418)   (1,789,418)
                          ----------  -------  ------------   --------   ------------  ------------
BALANCE, February 28,
 1998...................       1,000  $    10  $ 28,425,589   $    --    $ (1,789,418) $ 26,636,181
                          ==========  =======  ============   ========   ============  ============

See notes to consolidated financial statements.

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
              PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

                                       PREDECESSOR                       SUCCESSOR
                         ------------------------------------------ -------------------
                                                   MARCH 1, 1997 TO FEBRUARY 5, 1998 TO
                            1996         1997      FEBRUARY 4, 1998  FEBRUARY 28, 1998
                         -----------  -----------  ---------------- -------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $ 3,865,998  $ 6,307,734    $  2,638,003      $ (1,789,418)
 Adjustments to
  reconcile net income
  (loss) to net cash
  from operating
  activities:
 Depreciation and
  leasehold
  amortization.........      776,917      882,803       1,168,481           141,693
 Amortization of
  goodwill and
  covenants............      437,254    1,216,008       1,911,473           441,931
 Provision for bad
  debts................      290,165    1,021,631       1,956,803           546,815
 Deferred income taxes.     (191,700)     171,300       2,912,020           414,071
 Other.................     (132,700)    (143,981)        101,259          (297,869)
 Changes in operating
  assets and
  liabilities, net of
  amounts acquired in
  acquisitions:
  Receivables..........   (4,168,658)  (3,861,601)     (2,266,127)         (420,476)
  Prepaid expenses and
   other assets........     (434,890)    (143,679)     (1,574,328)        1,661,624
  Accounts payable and
   other liabilities...   (1,199,278) (12,210,762)     (7,223,793)          137,104
  Income taxes
   refundable/payable..      (85,750)      75,858      (2,221,936)       (1,892,197)
                         -----------  -----------    ------------      ------------
   Net cash flows from
    operating
    activities.........     (842,642)  (6,684,689)     (2,598,145)       (1,056,722)
                         -----------  -----------    ------------      ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of BCM
  Engineers, Inc.......           --           --      (5,425,539)               --
 Purchase of Bing Yen &
  Associates, Inc., net
  cash acquired........           --           --      (2,036,320)               --
 Purchase of
  Environmental
  Warranty, Inc., net
  cash acquired........           --           --          19,350                --
 Purchase of American
  Testing and
  Engineering Corp.,
  net cash acquired....           --   (8,965,952)     (2,420,766)               --
 Purchase of 3D
  Information Services,
  Inc., net cash
  acquired.............           --   (2,926,681)             --                --
 Purchase of Hill
  Businesses...........   (2,517,949)          --              --                --
 Purchase of Applied
  Geosciences, Inc.....     (589,060)     (22,324)             --                --
 Other acquisitions....     (556,711)          --         (61,675)               --
 Purchase of property
  and equipment........     (946,206)  (1,285,695)     (1,976,605)         (134,316)
 Other.................       22,987       56,328         127,234             6,018
                         -----------  -----------    ------------      ------------
   Net cash flows from
    investing
    activities.........   (4,586,939) (13,144,324)    (11,774,321)         (128,298)
                         -----------  -----------    ------------      ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock, net
  of expenses..........   21,655,080       75,157       2,821,481        30,730,150
 Proceeds from issuance
  of long-term debt and
  notes payable........    2,585,125   22,270,297      41,950,000       114,084,004
 Principal payments on
  long-term debt.......   (6,663,581) (13,925,424)    (27,155,820)      (42,133,928)
 Purchase of Common
  Stock................           --           --              --      (101,412,099)
 Other capital
  transactions.........      (55,462)     (56,570)        (60,234)           (1,250)
                         -----------  -----------    ------------      ------------
   Net cash flows from
    financing
    activities.........   17,521,162    8,363,460      17,555,427         1,266,877
                         -----------  -----------    ------------      ------------
   Net change in cash
    and cash
    equivalents........   12,091,581  (11,465,553)      3,182,961            81,857
CASH AND CASH
 EQUIVALENTS, Beginning
 of year...............    1,377,862   13,469,443       2,003,890         5,186,851
                         -----------  -----------    ------------      ------------
CASH AND CASH
 EQUIVALENTS, End of
 year..................  $13,469,443  $ 2,003,890    $  5,186,851      $  5,268,708
                         ===========  ===========    ============      ============

See notes to consolidated financial statements.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ACQUISITION OF THE COMPANY BY ACQUISITION HOLDINGS, INC.--ATC Groups Services Inc. and subsidiaries ("ATC" or the "Company") became a wholly owned subsidiary of Acquisitions Holdings, Inc. ("Holdings") effective February 5, 1998 (the "Merger Date") upon the merger of the Company with Acquisition Corp., a wholly owned subsidiary of Holdings, with ATC being the surviving corporation (the "Merger"). Holdings, through Acquisition Corp., completed an offer to purchase the outstanding common stock of ATC at $12.00 per share using the proceeds from the issuance of 12% senior subordinated notes (the "Notes"), bank borrowings (the "Bank Credit Facilities") and new equity investments. The accompanying statement of operations for the Company from February 5, 1998 through the fiscal year-end, February 28, 1998 (the "Successor Period"), are attributable to operations of the Company under the successor ownership of Holdings. The predecessor statement of operations, representing the period March 1, 1997 through February 4, 1998 (the "Predecessor Period"), relates to the previous ownership of the Company.

  PRINCIPALS OF CONSOLIDATION--The consolidated financial statements include the accounts of ATC Group Services Inc. (formerly ATC Environmental Inc.) and its wholly owned subsidiaries ATC New England Corp., ATC Blattert Inc., Hygeia Laboratories Inc., ATC Management Inc., and ATC InSys Technology Inc. All significant inter-company accounts and transactions have been eliminated.

  NATURE OF BUSINESS--The Company is a national business services firm providing technical and project management services relating to environmental consulting (the "environmental consulting and engineering" segment) and information technology consulting services (the "information technology consulting" segment). The Company's environmental consulting and engineering segment provides environmental and geotechnical engineering services, architectural engineering services, construction materials testing and analytical testing. The Company's information technology consulting segment provides analysis and design services and system programming services to assist clients in building new or modifying existing computer systems. This business unit also provides support to clients in maintaining computer systems.

  REVENUE RECOGNITION--The Company generally contracts for services to customers on the basis of a fixed fee per procedure or services performed. Revenue is recognized as services are performed in accordance with the terms of the contract.

  COSTS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS--Costs in excess of billings on uncompleted contracts represent unbilled services and reimbursable expenses associated with ongoing projects.

  SIGNIFICANT CUSTOMER--In fiscal 1997 and 1998 there were no revenues from a single customer exceeding 5%. In fiscal 1996, revenues from a single customer comprised approximately 6.0% of total revenues.

  PROPERTY AND EQUIPMENT--Property and equipment are carried at cost. Depreciation is computed on either the straight-line or declining balance method over the estimated useful lives of the assets, as follows:

      Office equipment........................................           5 years
      Transportation equipment................................         4-5 years
      Laboratory and field equipment..........................         5-7 years
      Leasehold improvements.................................. life of the lease

  AMORTIZATION OF INTANGIBLE ASSETS--Goodwill, which represents the excess of cost over the fair market value of net assets acquired in the Company's acquisitions, is being amortized on a straight-line basis over a 30 year period. The carrying value of goodwill is periodically evaluated on the basis of management's estimates of

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

future undiscounted operating income associated with the acquired businesses. The covenants not to compete are being amortized over the terms of the agreements, which are 1 to 7 year periods.

  INCOME TAXES--ATC and its wholly owned subsidiaries file a consolidated income tax return. The liability method is used to measure deferred tax assets and liabilities based on temporary differences between financial and taxable income existing at each balance sheet date using enacted tax rates.

  CREDIT RISK AND FINANCIAL INSTRUMENTS--Financial instruments which potentially subject the Company to concentrations of credit risk are primarily temporary investments and accounts receivable. The Company places its temporary investments in highly rated financial institutions and investment grade short-term debt instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, the proportion of receivables from governmental entities, generally short payment terms and dispersion across geographic areas.

  FAIR VALUES OF FINANCIAL INSTRUMENTS--Fair values of financial instruments have been estimated based on market prices of similar instruments and/or valuation techniques using market assumptions. The Company assumes that the carrying amount of short-term financial instruments approximates their fair value. For these purposes, short-term is defined as any item that matures or represents a cash transaction between willing parties within six months or less of the measurement date. Unless otherwise noted, the carry value of financial instruments approximates fair value.

  CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, the Company considers all commercial paper, money market funds and certificates of deposit purchased with a maturity of three months or less at acquisition to be cash equivalents.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS--Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

B. MERGER AND BUSINESS ACQUISITIONS

  MERGER, NOTE OFFERING, AND TENDER OFFER TRANSACTIONS--Acquisition Holdings, Inc. ("Holdings" or "Parent") and its wholly owned subsidiary, Acquisition Corp. ("Issuer"), were organized to effect the acquisition of the Company under the terms and conditions of a Merger Agreement dated November 26, 1997 (the "Merger Agreement").

 Pursuant to the Merger Agreement, the Issuer offered (the "Tender Offer") to purchase all the issued and outstanding shares of the Company's Common Stock at a price of $12.00 per share. The Tender Offer was conditioned upon Issuer issuing $100,000,000 of Senior Subordinated Notes (the "Notes"; see Note D) and obtaining sufficient bank financing necessary to consummate the Tender Offer. Effective February 5, 1998, (the "Merger Date") upon satisfaction of the necessary conditions, the Issuer was merged into ATC, with ATC being the surviving corporation (the "Merger").

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The Merger Agreement followed the execution of a stockholders agreement (the "Stockholders Agreement") with George Rubin and Morry F. Rubin (collectively the "Stockholders") requiring the Stockholders to vote 14.8% of their interest in the Company in favor of the Merger. In connection with the Stockholders Agreement, the Stockholders each agreed to and entered into Severance Consulting and Non-Competition Agreements (the "Severance Agreements"). Under these agreements, the Stockholders resigned from their officer positions, agreed to provide certain consulting services as requested by the Company for a period of three years following the consummation of the transactions, and agreed to restrict the Stockholders from competing with the Company's business and restricting certain other activities for a period ranging from three to four years from the effective date of the Merger. In consideration of the Severance Agreements, the Company paid the Stockholders $3.1 million on the Merger Date and will pay $553,430 on each of the next six succeeding quarters commencing April 1, 1998.

  In connection with the Merger and Tender Offer, the Company, through the Issuer, entered into a new bank credit agreement which provided for a $20,000,000 Term Loan and $30,000,000 Revolving Credit Facility (collectively the "Bank Credit Facilities"). The proceeds of the Term Loan along with the proceeds of the Notes and equity investments in Holdings were used to finance the Tender Offer, repay certain indebtedness including related accrued interest and prepayment penalties, pay a portion of the Severance Agreement consideration, and to pay financing costs and expenses.

  The acquisition of the Company by Holdings has been accounted for as a purchase. The excess of the purchase cost over the historical book value of the net assets acquired was allocated to the Severance Agreements and the remainder, to goodwill, is being amortized over 30 years.

  The accompanying consolidated balance sheet reflects the following sources and uses of funds related to the Tender Offer, Merger, Stockholders Agreement and the Bank Credit Facilities (collectively the "Transactions").

      Sources of Funds:
        Notes....................................................   $100,000,000
        Bank Term Loan...........................................     20,000,000
        Equity investment from Holdings..........................     30,714,639
        Tender Offer obligations to be funded from cash on hand
         and revolving credit borrowings (The outstanding balance
         at February 28, 1998 was $14,278,838)...................     16,082,850
                                                                   -------------
                                                                   $ 166,797,489
                                                                   =============
      Uses of Funds:
        Purchase of common stock, warrants and stock options.....  $ 105,473,603
      Repay existing debt:
        Principal................................................     42,076,461
        Accrued interest.........................................        577,345
        Accrued ATEC obligations.................................        754,250
      Shareholder Agreement Consideration:
        Amount paid at Merger Date...............................      3,100,002
        Amounts payable in quarterly installments................      3,320,578
        Financing costs and expenses, including debt prepayment
         penalty.................................................     11,495,250
                                                                   -------------
                                                                   $ 166,797,489
                                                                   =============

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The total consideration paid in connection with the Transactions and allocation of the consideration to the historical book value of assets, covenant not to compete and goodwill is as follows:

      Consideration:
        Purchase price of common stock, warrants, and stock
         options.................................................. $105,473,603
        Severance Agreements consideration........................    6,420,580
        Financing costs and expenses less amount related to debt
         issuance.................................................    4,828,614
                                                                   ------------
                                                                   $116,722,797
                                                                   ============
      Allocation of Consideration:
        Net assets acquired.......................................   51,214,836
      Fair value adjustments:
        Non-compete agreement.....................................    4,700,000
        Other.....................................................    (301,537)
                                                                   ------------
      Excess purchase consideration...............................   61,109,498
      Predecessor basis adjustment................................  (2,289,050)
                                                                   ------------
        Goodwill.................................................. $ 58,820,448
                                                                   ============

  Holdings is not engaged in any activities other than those related to its ownership interest in ATC. A majority interest in Holdings is owned by affiliates of Weiss, Peck & Greer, L.L.C. ("Weiss Peck"), who was also a party to the Merger Agreement. Other actual and beneficial owners of Holdings include ATC management and employees who made equity contributions or elected to receive options to purchase common stock of Holdings in replacement of their "in-the-money' ATC stock options.

  Weiss Peck is a private investment firm, founded in 1970, which manages in excess of $14 billion in public equities and fixed-income securities for institutional and individual clients worldwide. In addition to its money management activities, the firm has a twenty-seven year history as an investor of equity capital in over 200 venture capital and private equity transactions. Investments of its Private Equity Group are made through affiliated funds with $230 million of committed capital.

  BUSINESS ACQUISITIONS--The following acquisitions have been accounted for as purchases. The acquired company's assets and liabilities are included in the accompanying consolidated balance sheets at fair value at the date of purchase. The acquired company's operations subsequent to the acquisition are included in the accompanying consolidated statements of operations. The preliminary purchase price allocation for the fiscal 1998 acquisitions are subject to change when additional information concerning asset and liability valuations is obtained. Therefore, the final allocation may differ from the preliminary allocation.

 Fiscal 1998

  BING YEN & ASSOCIATES, INC.--On November 26, 1997 ATC purchased all of the outstanding stock of Bing Yen & Associates, Inc. ("Bing Yen"). Bing Yen provides geotechnical and structural forensic services to a wide variety of clients in the western United States and is located in Tustin, California.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The purchase price was comprised of the following consideration:

      Amounts paid to seller:
        Cash........................................................ $2,200,000
        Note payable at 8% due January 2, 1998......................    550,000
        Notes payable at 8% due in three annual installments
         commencing January 1999....................................  1,150,000
                                                                     ----------
                                                                      3,900,000
      Liabilities assumed:
        Current liabilities.........................................    313,254
        Direct expenses of transaction..............................     50,000
                                                                     ----------
                                                                     $4,263,254
                                                                     ==========

  In addition, a maximum aggregate principal amount of $1,500,000 in unsecured contingent achievement promissory notes will be issued if certain minimum net revenue levels are achieved, resulting in a maximum total consideration to seller of $5,400,000.

  The notes payable of $1,150,000 are subject to setoffs if actual net assets as of the closing date are below warranted amounts, for trade receivables not collected within one year of the closing date and under certain other specified conditions.

  The preliminary purchase price allocation is as follows:

      Cash.......................................................... $  163,680
      Accounts receivable, net......................................  2,292,191
      Work in process...............................................      5,122
      Prepaid expense...............................................     10,746
      Property and equipment........................................    142,241
      Covenant not to compete.......................................     50,000
      Goodwill......................................................  1,595,324
      Other assets..................................................      3,950
                                                                     ----------
                                                                     $4,263,254
                                                                     ==========

  ENVIRONMENTAL WARRANTY, INC.--On November 4, 1997, ATC purchased 90.9% of the outstanding stock of Environmental Warranty, Inc. ("E.W.I."), a property and casualty insurance brokerage firm specializing in environmental insurance products.

  The purchase price was comprised of the following consideration:

      Amounts paid to sellers:
        Cash........................................................ $  150,000
        Notes payable, net of imputed interest at 8.0%..............    582,424
        Payment commitments.........................................    275,000
        ATC Common Stock (33,000 shares)............................    365,062
                                                                     ----------
                                                                      1,372,486
      Liabilities assumed:
        Current liabilities.........................................    314,811
        Direct expenses of transaction..............................     25,000
                                                                     ----------
                                                                     $1,712,297
                                                                     ==========

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The notes payable are due in three annual installments commencing November 1998 and are subject to certain setoffs. The payment commitments are also due in three installments commencing November 1999. ATC issued 33,000 shares of restricted common stock valued at 11 1/16 per share.

  The preliminary purchaser price allocation is as follows:

   Cash and equivalents............................................. $  169,350
   Receivables......................................................    158,391
   Prepaid and other current assets.................................      2,875
   Property and other...............................................     15,384
   Goodwill.........................................................  1,366,297
                                                                     ----------
                                                                     $1,712,297
                                                                     ==========

  BCM ENGINEERS, INC.--On August 20, 1997 ATC purchased certain assets and assumed certain liabilities of the environmental consulting and engineering services division of the Smith Technology Corporation, which operated primarily as BCM Engineers, Inc. ("BCM"). BCM is a leading municipal water and wastewater environmental engineering firm and provides services in water, environmental compliance and site investigations, remedial design and engineering, asbestos, and air quality management. BCM serves major industrial clients in the chemical, petrochemical, oil and gas manufacturing, water supply, commercial development and utilities industries from multiple locations in the east and Gulf Coast.

  The purchase price was comprised of the following consideration:

   Amounts paid to seller or to others on behalf of seller:
     Cash.......................................................... $ 5,425,539
     Notes payable.................................................   2,950,000
     Less note payable offset......................................    (200,000)
   Liabilities assumed:
     Current liabilities...........................................   2,833,665
     Non current liabilities.......................................   1,356,151
     Direct expenses related to acquisition........................     112,133
                                                                    -----------
                                                                    $12,477,488
                                                                    ===========

  Notes payable includes a $200,000 note, which became due September 20, 1997 and was subject to offset for reductions in net assets and for unrecorded liabilities arising through the closing date of the transaction. Based on the closing balance sheet provided by the Seller, the Company will offset the $200,000 in full. In addition, based on unrealized work in process warranted by the seller, an additional offset of $1,172,471 has been reflected as an offset of short-term debt in the accompanying consolidated balance sheet.

  The preliminary purchase price allocation is summarized as follows:

   Accounts receivable, net of allowance........................... $ 4,710,960
   Work in process.................................................   3,684,939
   Other current assets............................................       7,357
   Other assets....................................................   1,327,270
   Covenants not to compete........................................     100,000
   Goodwill........................................................   2,646,962
                                                                    -----------
                                                                    $12,477,488
                                                                    ===========

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


 Fiscal 1997

  AMERICAN TESTING AND ENGINEERING CORPORATION--On May 24, 1996 ATC purchased certain assets and assumed certain liabilities of American Testing and Engineering Corporation ("ATEC"), a national environmental consulting firm. ATEC provides environmental engineering and consulting services through a large network of branch and regional offices.

  Under the original purchase agreement, the Company was contingently liable to ATEC for additional purchase consideration up to $10,750,000 if certain conditions were met. The seller since met certain of these contingent consideration requirements in the quarter ended May 31, 1997 and the Company began to amortize the associated goodwill in this period. In addition, in connection with the issuance of the Senior Secured Notes on May 29, 1997, the Company and the seller executed an amendment to the original purchase agreement and agreed to remove or modify the remaining contingent consideration requirements. As a result of the foregoing, the Company paid $2,420,766 on May 30, 1997 and is obligated to make monthly payments through February 1999. Additionally, the Company has the option to purchase certain properties from the seller for $1,700,000 in fiscal 2002.

  The purchase price as amended was comprised of the following consideration:

  Amounts paid to seller and a majority owner:

     Cash.......................................................... $ 9,000,000
     Payment obligations, for property and facility rentals and
      non-compete consideration....................................   6,001,000
     Contingent/additional consideration under amended purchase
      agreement....................................................   9,049,000
   Liabilities assumed:
     Current liabilities...........................................  15,731,076
     Bank debt.....................................................  10,750,000
     Direct expenses related to acquisition........................     139,438
                                                                    -----------
                                                                    $50,670,514
                                                                    ===========

  The purchase price allocation reflecting the additional consideration is summarized as follows:

   Accounts receivable and work in process, net of allowances..... $ 18,957,768
   Other current assets...........................................    2,023,996
   Other assets...................................................    1,428,617
   Covenants not to compete.......................................      430,000
   Goodwill.......................................................   27,830,133
                                                                   ------------
                                                                   $ 50,670,514
                                                                   ============

  As a result of sellers warranties of purchased trade receivables and work in process that were not realized, the Company is entitled to set-offs of $618,835 against the option price to acquire certain properties in fiscal 2002. If the Company does not exercise its option, the set-offs will be refunded by the seller. Amounts are included in other non-current assets in the accompanying consolidated balance sheet as of February 28, 1998.

  In connection with the purchase agreement, the Company has issued an irrevocable letter of credit in the amount of $500,000 to secure the Company's performance of its payment obligations. The letter of credit is renewable by the seller until such time the Company has paid the purchase obligations in full. No amounts have been drawn against the letter of credit.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  3D INFORMATION SERVICES, INC.--On May 28, 1996, ATC purchased certain assets and assumed certain liabilities of 3D Information Services, Inc. ("3D"), a New Jersey based information services company providing technical information consulting services in all phases of information system design, development, maintenance and management in client server and mainframe based environments. The purchase price was comprised of the following consideration:

  Amounts paid to seller:

   Cash............................................................. $3,000,000
   Note payable.....................................................  2,500,000
   Assumed liabilities..............................................    247,905
   Direct expenses related to acquisition...........................     23,149
                                                                     ----------
                                                                     $5,771,054
                                                                     ==========

  The initial purchase price allocation is summarized as follows:

   Accounts receivable.............................................. $1,163,981
   Work in process..................................................    279,047
   Property and equipment...........................................     77,381
   Other current assets.............................................     77,560
   Covenant not to compete..........................................    100,000
   Goodwill.........................................................  4,073,085
                                                                     ----------
                                                                     $5,771,054
                                                                     ==========

 Fiscal 1996

  HILL BUSINESSES--In November 1995, ATC purchased certain assets and assumed certain liabilities of Kaselaan & D'Angelo Associates, Inc., Hill
Environmental, Inc. (formerly the environmental division of Gibbs & Hill, Inc.) and Particle Diagnostics, Inc., wholly owned subsidiaries of Hill International, Inc. (collectively the "Hill Businesses").

  The Hill Businesses provide environmental consulting and engineering services, including asbestos management, industrial hygiene and indoor air quality consulting, environmental auditing and permitting, environmental regulatory compliance, water and wastewater engineering, solid waste landfill management and analytical laboratory services. The purchase price was comprised of the following consideration.

   Amounts paid to seller:
   Cash............................................................. $2,517,949
   Letter of credit, net of imputed interest (Note E)...............    700,000
   Note payable at 8.75% interest (Note E)..........................    300,000
   Liabilities assumed..............................................    907,884
   Direct expenses related to acquisition...........................    885,538
                                                                     ----------
                                                                     $5,311,371
                                                                     ==========

  Direct expenses related to acquisition includes costs incurred in order to obtain proper title to the assets from Sellers bank as described further in Note E.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The purchase price allocation is summarized as follows:

   Costs in excess of billings on uncompleted contracts, net of unrealizable amounts........................................... $  620,000
   Property and equipment..........................................    175,000
   Other assets....................................................     30,572
   Covenants not to compete........................................     37,500
   Goodwill........................................................  4,448,299
                                                                    ----------
                                                                    $5,311,371
                                                                    ==========

  In addition, the Company issued to certain selling shareholders, 50,000 stock options to purchase restricted common stock at $13.875 per share as consideration for non-compete agreements.

  The Company is contingently liable to reimburse up to $150,000 of certain facility lease costs if incurred by Hill International, Inc. The payment of the contingent liability, which the Seller claims is now due, certain other liabilities and the $300,000 note is being withheld pending the outcome of the litigation (Note E).

  APPLIED GEOSCIENCES, INC.--Effective February 29, 1996, ATC purchased certain assets and assumed certain liabilities of Applied Geosciences, Inc. ("AGI"), a California based environmental consulting company having offices in San Diego, Tustin and San Jose, California. The purchase price was comprised of the following consideration. In addition, AGI will receive contingent consideration of up to $190,000 subject to actual collections of the purchased trade receivables in excess of a minimum amount established under the agreements. As of February 28, 1997, $22,324 of contingent consideration had been earned and paid.

   Cash to seller..................................................... $147,546
   Contingent consideration earned to date............................   22,324
   Cash to secured creditors of seller................................  441,514
   Liabilities assumed................................................  225,538
   Direct expenses related to acquisition.............................   31,246
                                                                       --------
                                                                       $868,168
                                                                       ========

  The purchase price allocation is summarized as follows:

   Accounts receivable, net.......................................... $ 474,973
   Property and equipment............................................   115,060
   Covenants not to compete..........................................    30,000
   Goodwill..........................................................   248,135
                                                                      ---------
                                                                      $ 868,168
                                                                      =========

 Other Acquisitions

  R.E. BLATTERT & ASSOCIATES--On January 13, 1995, ATC acquired substantially all of the assets and liabilities of R.E. Blattert & Associates ("R.E. Blattert"), an environmental consulting firm having geologic, environmental engineering and water resource expertise with offices in Indiana and Iowa. In addition, the purchase agreement provides for the seller to receive additional purchase consideration based on achieving agreed upon earnings targets. At February 28, 1997, $200,000 of additional purchase consideration had been earned and recorded as goodwill. The Company and Seller agreed to certain modifications to the purchase agreement, which limits the contingent consideration to amounts earned through February 28, 1997.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  MICROBIAL ENVIRONMENTAL SERVICES, INC.--On January 4, 1995, ATC acquired certain operations of Microbial Environmental Services, Inc. ("MES"). ATC agreed to assume service performance obligations under certain contracts and a lease obligation of MES and MES assigned its accounts receivable to ATC. ATC additionally purchased certain field and laboratory equipment from MES and paid a finder's fee to an unrelated party.

  CON-TEST, INC.--On October 1, 1994, ATC acquired substantially all of the assets and liabilities of Con-Test, Inc. ("Con-Test"), a Massachusetts based environmental consulting company having branch offices in the New England states, New York and Pennsylvania. The seller guaranteed the net receivables purchased resulting in the Company reacquiring 33,130 shares of its restricted common stock in fiscal 1996. Effective March 31, 1996, the Company sold its East Longmeadow, MA laboratory, originally part of the operations acquired from Con-Test, back to the Seller in exchange for cash, 12,320 shares of the Company's restricted common stock, and the assumption of certain liabilities and facility lease obligations. The assets sold included property and equipment, leasehold improvements, and intangible assets including contract rights, accreditation rights, customer lists, and the use of the Con-Test business name and logo.

  BSE MANAGEMENT, INC.--In fiscal 1994, ATC acquired certain assets and liabilities of BSE Management, Inc. ("BSE"), a California based environmental consulting holding company and those of its subsidiaries, Diagnostic Environmental Inc., Hygeia Environmental Laboratories and The Environmental Institute Inc. The acquisition was accomplished by purchasing certain BSE assets at a foreclosure sale, acquiring certain BSE unsecured debt from its holder, entering into consulting and employment contracts and non-compete agreements with certain key BSE employees, and assuming specified liabilities of BSE. The purchase agreement provided for additional purchase consideration contingent upon future cash receipts of the ongoing business over five years. These contingent payments totaled $1,355,165 and have been fully earned as of February 29, 1996 and recorded as goodwill.

  AURORA ENVIRONMENTAL INC. MERGER--Effective June 29, 1995, ATC and Aurora Environmental Inc. ("Aurora") merged, with ATC as the surviving corporation. ATC exchanged .545 of a share of ATC common stock for each share of Aurora stock. ATC common shares held by Aurora of 3,258,000 were canceled. The merger has been accounted for in a manner similar to a pooling of interests. Under this method of accounting, recorded assets and liabilities of Aurora were combined with ATC and the results of operations of ATC and Aurora were combined on the date the merger became effective. As a result of the merger, ATC utilized Aurora's net operating loss carryforward, which was $970,000 as of the date of the merger. In addition, ATC's liability to Aurora was canceled at the merger date.

  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)--The following unaudited pro forma information sets forth the results of operations of ATC as if the Merger and the Tender Offer and ATC's purchases of ATEC, 3D, BCM, EWI and Bing Yen had occurred on March 1, 1996, the beginning of fiscal 1997.

                                                            PRO FORMA
                                                     YEAR ENDED FEBRUARY 28,
                                                    --------------------------
                                                        1997          1998
                                                    ------------  ------------
   Revenues........................................ $182,444,389  $160,628,928
   Operating Income................................   15,449,440     3,336,993
   Interest Expense................................   15,527,717    16,126,197
   Income (loss) before income taxes...............     (293,495)  (12,494,568)
   Net income (loss)............................... $   (136,515) $ (7,913,810)

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


C. PROPERTY AND EQUIPMENT

  Property and equipment as of February 28 consists of:

                                                             1997       1998
                                                          ---------- ----------
     Office equipment.................................... $3,339,049 $5,345,109
     Laboratory and field equipment......................  3,335,721  3,967,605
     Transportation equipment............................    207,857    582,524
     Leasehold improvements..............................    849,700  1,111,823
                                                          ---------- ----------
                                                           7,732,327 11,007,061
     Less accumulated depreciation.......................  3,947,694  5,213,133
                                                          ---------- ----------
     Property and equipment, net......................... $3,784,633 $5,793,928
                                                          ========== ==========

D. DEBT AND CREDIT AGREEMENTS

  SHORT TERM DEBT--The February 28, 1997 and 1998 balance consists of a 8.75%, $300,000 note payable issued in connection with the Company's purchase of the Hill Businesses. The Company has withheld payment on the note and interest accrued through the original maturity date, April 30, 1996, pending the outcome of the litigation with Hill as discussed in Note E.

  As consideration for the purchase of the assets of BCM Engineers, Inc. from BCM's parent company (the "Seller"), the Company issued a prime based $200,000 note payable due September 19, 1997, a non-interest bearing $2,750,000 note payable due March 30, 1998 and assumed a $22,000 remaining note obligation. Under the terms of the purchase agreement, the Company is entitled to and served notice to the Seller of a purchase price adjustment. As allowed under the purchase agreement, the Company elected to recover a portion of the purchase price adjustment as a set-off against the $200,000 note payable and reconveying the assumed $22,000 note obligation to the seller. Accordingly, these short-term debt obligations have been offset in full. The Company is also entitled to and served notice to the Seller of allowable set-offs relating to uncollected purchased accounts receivable and work in process, losses incurred by the Company for unrecorded contract obligations and other liabilities. The Company has recorded an offset for the full amount of the $2,750,000 note payable. The Company and Seller are disputing several matters under the purchase agreement as discussed in Note E, including the recorded offsets to short-term debt. Accordingly, the final purchase price and amount of short-term debt are subject to the final outcome of the pending disputes.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  Long-Term Debt--Long term debt as of February 28 consists of:

                                                          1997         1998
                                                       ----------- ------------
Term loan under the Company's Bank Credit Facilities.
 Interest rate at February 28, 1998 was 7.875%.
 Interest is payable monthly. Quarterly principal
 payments of $750,000 commence February 1999 and
 increase through the loan maturity on January 29,
 2003................................................          --  $ 20,000,000
12% Senior Subordinated Notes due January 15, 2008.
 Interest payable semi- annually.....................          --   100,000,000
Notes payable issued in connection with the purchase
 of Bing Yen &Associates with a fixed interest rate
 of 8.0%. The principal is payable in three install-
 ments commencing January 1999.......................          --     1,150,000
Note payable issued in connection with the purchase
 of Environmental Warranty, Inc, net of inputed in-
 terest at 8.00%. The note is payable in three in-
 stallments of $226,000 commencing October 1998......          --       597,955
Borrowings from banks under the prior bridge credit
 facility............................................   20,850,000          --
Note payable issued in connection with the purchase
 of 3D Information Services, Inc. with a fixed inter-
 est rate of 8.25%. .................................    1,931,193          --
Insurance premium financing obligation payable in
 fixed monthly installments of principal and interest
 through April, 1998. Interest accrued at 6.4%.......      781,188       57,749
Note payable issued in connection with the purchase
 of Con-Test, payable in three annual installments
 through September 30, 1997. Interest accrued at 8.5%
 and is payable quarterly............................      178,333          --
Notes payable issued in connection with other asset
 acquisitions due in installments through May 1998.
 Interest rates range from the prime rate, (8.25% at
 February 28, 1997) to 9.0%..........................      146,272       25,000
Note payable assumed in connection with the purchase
 of ATEC. Interest accrued at the prime rate plus 2%
 (10.25% at February 28, 1997).......................      127,095          --
Notes payable issued in connection with the purchase
 of MES, with interest at prime (8.25% at February
 28, 1997) payable through February, 1998............       66,667          --
Other notes with interest rates ranging from 7.25% to
 12.4% due in monthly installments through October,
 2001................................................       29,326        9,796
                                                       ----------- ------------
                                                        24,110,074  121,840,500
Less current maturities..............................    1,986,730    1,420,816
                                                       ----------- ------------
Long-term debt, less current maturities..............  $22,123,344 $120,419,684
                                                       =========== ============

  BANK CREDIT FACILITIES--On January 29, 1998, a credit facility with various lending institutions was established providing the Company senior secured credit facilities consisting of a $20 million Term Loan and a $30 million Revolving Credit Facility (the "Bank Credit Facilities").

  The Revolving Credit Facility is available to the Company for working capital, general corporate purposes, including certain permitted acquisitions. Revolving loans mature on January 29, 2003. At the Company's option, revolving loans will accrue interest at either (a) an adjusted rate based on the Eurodollar rate plus a margin of 2.25% or (b) the base rate (effectively the prime rate) plus a margin of 1.25%. The loan margins are subject to quarterly decreases based upon improvements in the Company's leverage ratio. Interest is payable monthly and the Company pays a revolving loan commitment fee of 1/2 of 1% on a quarterly basis. As of February 28, 1998,

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

the Company had approximately $29.5 million of availability under the Revolving Credit Facility due to outstanding letters of credit.

  The Term Loan amortizes quarterly commencing in February 1999 initially at $750,000 per quarter, increasing to $1,000,000 per quarter in February 2000, $1,500,000 per quarter in February 2001 and $1,750,000 per quarter in February 2002 with the final loan maturity on January 29, 2003. The initial interest rate for the Term Loan was set at the base rate plus 1.25% (7.875% at February 28, 1998) and since year-end has been converted to a Eurodollar rate loan.

  The Bank Credit Facilities will require the Company to meet certain financial tests, including minimum interest coverage and maximum leverage ratios beginning as of and for the quarter ended May 31, 1998. The Bank Credit Facilities will also contain covenants which, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends, enter into transactions with affiliates, form subsidiaries, enter into sale-leaseback transactions, make capital expenditures, loans, investments or lease payments, merge, consolidate or acquire or dispose of assets, voluntary prepay or amend other indebtedness, incur liens and encumbrances and other matters customarily restricted in loan agreements of this type.

  The Bank Credit Facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults, certain events of bankruptcy and insolvency, ERISA, judgement defaults, failure of any guarantee or security agreement supporting the Company's obligations under the Bank Credit Facilities to be in full force and effect, and a change of control of the Company's Parent or the Company.

  The obligations of the Company under the Bank Credit Facilities are unconditionally guaranteed by the Company's Parent and any direct or indirect subsidiaries of the Company. In addition, the obligations of the Company under the Bank Credit Facilities are secured by substantially all of the assets of the Company.

  12% SENIOR SUBORDINATED NOTES DUE 2008--The 12% Senior Subordinated Notes due 2008 were issued January 29, 1998 pursuant to an indenture agreement and became obligations of the Company as of the Merger Date. Interest accrues at 12% per annum and is payable semiannually in arrears on each January 15 and July 15, commencing July 15, 1998. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior indebtedness (as defined) as of the Merger Date, and ranking pari passu in right of payment with any future senior subordinated indebtedness and senior in right of payment to all other subordinated obligations of the Company. The Notes will be redeemable, in whole of in part, at the Company's option on or after January 15, 2003 at redemption prices set forth in the Note indenture agreement. Up to 35% of the aggregate principal amount of the Notes may be redeemed on or prior to January 15, 2001 with the net cash proceeds of a public offering at redemption prices and terms in accordance with the Note indenture agreement. The Note indenture agreement provides noteholders the option to have their notes purchased in the event of a change in control. In addition, the Note indenture contains covenants restricting the incurrence of additional indebtedness, payment of dividends, sales of assets, incurrence of liens, mergers and acquisitions and conduct of the business to existing businesses.

  8.18% SENIOR SECURED NOTES--On May 29, 1997, the Company issued $32,500,000 of 8.18% Senior Secured Notes to a group of financial institutions. The proceeds were used in part to repay the Company's outstanding bridge credit facility outstanding as of the February 28, 1997. Accordingly, at February 28, 1997, the Company classified its $20,850,000 outstanding bridge loan facility as long-term debt. In connection with the issuance of the 8.18% Senior Secured Notes, the Company had entered into a bank credit agreement providing a $15,000,000 revolving line of credit. Amounts outstanding under the bank revolver and the 8.18%

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

Senior Secured Notes were repaid in full using proceeds of the 12% Senior Subordinated Notes due 2008 and the Bank Credit Facilities.

  AGGREGATE MATURITIES--Aggregate maturities of long-term debt as of February 28, 1998 are as follows: fiscal 1999--$1,420,816; fiscal 2000--$3,827,091;
fiscal 2001--$5,092,593; fiscal 2002--$6,250,000, fiscal 2003--$5,250,000 and thereafter $100,000,000.

E. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASE COMMITMENTS--The Company leases office space, laboratory facilities, temporary housing facilities and automobiles under operating lease agreements, which expire at varying dates through September 2007. The Company also rents equipment on a job-by-job basis. Minimum annual rental commitments as of February 28, 1998 are as follows: fiscal 1999--$4,776,616; fiscal 2000-- $3,828,324; fiscal 2001--$2,221,522; fiscal 2002--$1,259,135; fiscal 2003--
$844,843 and thereafter $2,173,808 (total $15,104,250).

  Rental expense associated with facility and equipment operating leases for fiscal years 1996, 1997 and 1998 for the Predecessor and Successor Periods was $1,389,865, $3,009,675, $3,683,058 and $426,160, respectively.

  OTHER LIABILITIES--Other liabilities consist of long-term lease commitments and other long-term contractual obligations assumed in connection with business acquisitions. Contractual obligations representing existing liabilities recorded within the financial statements that are expected to be realized during the next fiscal year are included within other accrued expenses.

  LITIGATION--GENERAL LITIGATION--Irv Richter v. ATC Group Services, Inc., et al, Civ. Action No. 16007-NC, Court of Chancery, New Castle County, Delaware. Joseph I. Peters v. George Rubin, et al, Civ. Action No. 16026-NC, Court of Chancery, New Castle County, Delaware. On or about November 5, 1997, a summons and complaint were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Court") on behalf of Irvin Richter, as plaintiff (the "Richter Complaint"). The Richter Complaint named the Company and the members of the Company's board of directors as defendants. On or about December 18, 1997, counsel for Mr. Richter filed with the Delaware Court a Notice of Dismissal Without Prejudice of the Richter Complaint. On or about November 12, 1997, another summons and complaint were filed in the Delaware Court on behalf of Joseph I. Peters, as plaintiff (the "Peters Action"). On or about December 18, 1997, an amended complaint was filed in the Peters Action (the "Amended Complaint"). The Amended Complaint names the Company, the members of the Company's board of directors, Weiss Peck and the WPG Corporate Development Associates V, L.P., a Weiss Peck affiliate, as defendants. The Amended Complaint challenges the Tender Offer and Merger. The Amended Complaint seeks class action status on behalf of the stockholders of the Company. The plaintiff in the Peters Action claims that the offer price for the Company's Common Stock is inadequate and that the defendants have breached their fiduciary duties to the plaintiff and other stockholders of the Company. The plaintiff seeks, among other things, to enjoin the Transactions or compensatory damages. On January 7, 1998, a motion to dismiss was filed by Weiss Peck and WPG Corporate Development Associates V, L.P, a Weiss Peck affiliate. On January 13, 1998, answers to the complaint were filed by the Company and the remaining defendants. The parties to the Peters Action are currently conducting discovery. The Company believes the allegations contained in the Amended Complaint are without merit and intends to defend the Peters Action vigorously; however, there can be no assurance of the outcome.

  First Fidelity Bank, N.A., et al v. Hill International, Inc. et al., Superior Court of New Jersey, Law Division, Burlington County, Docket No. Bur-L-03400-95, filed December 19, 1995. Irvin E. Richter, et al v. ATC Group Services Inc., et al. United States District Court, District of New Jersey, Civ. No. 96 CV 5818 (JBS) filed

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

December 6, 1996. On December 19, 1995, a second amended complaint was filed in the above-entitled action which joined the Company as a defendant and included a count against the Company seeking recovery of certain assets purchased from Hill on the grounds that plaintiff banks held security interests in the assets and that Hill was in default under the security agreement creating such alleged security interests. The original plaintiffs in this action were First Fidelity Bank, N.A. and United Jersey Bank, N.A. The primary defendants were Hill and certain of its subsidiaries, and Irvin Richter, David Richter, Janice Richter and William Doyle. Irvin Richter and David Richter are officers and stockholders of Hill. In April 1996, the Company filed a cross-claim against Hill, Irvin Richter and David Richter alleging breach of contract and fraud, among other allegations, and seeking unspecified damages, including punitive damages, and equitable relief. In August, 1996, Hill and the Richters filed an answer denying ATC's cross-claims, a cross-claim against ATC and a third party claim against certain members of ATC's management and an employee. The cross-claim and third party claim seek unspecified damages, including punitive damages, for defamation, breach of the Richters' non-competition agreements and securities fraud. The defamation claims are based (i) on plaintiff banks' allegation of fraud against Hill and the Richters in their amended complaint, which Hill and the Richters allege was based on defamatory statements made by ATC in settlement discussions with the plaintiff banks and (ii) on a letter alleged to contain defamatory statements which was sent to an account debtor of the Company by an employee. In its answer, the Company both denies that it made defamatory statements and asserts that the defamation allegations fail to state legally valid claims. The breach of contract and securities claims are based on allegations that ATC made representations concerning a registration rights agreement to be provided in connection with options issued to the Richters as consideration for their non-competition agreements. In its answer, the Company denies that an agreement concerning registration rights was ever reached and asserts that any such rights were forfeited or suspended by the Richters in any case as a result of their conduct in connection with the asset purchase. ATC also disputes that the Richters sustained damages on the grounds, among others, that the options were non-transferable and because ATC's stock price never exceeded the exercise price at any point where the options would have been exercisable. These related cases are in the discovery phase. In January, 1997, the plaintiff banks dismissed their claim against ATC. On December 6, 1996, Hill and the Richters commenced an action against ATC and the same officers and employees of ATC alleging essentially the same claims in federal court as in the state action. This action is entitled Irwin E. Richter et al.
v. ATC Group Services, et al., Civ. No. 96-5818 (JBS), U.S. District Court for the District of New Jersey, December 6, 1996. ATC has answered, raising the same defenses and additional defenses related to the timeliness of the federal securities claims. The case is currently in the discovery phase. It does not create a risk of double recovery. In the Company's opinion, the outcome of this matter will not have a significant effect on the Company's financial position or future results of operations and cash flows, although no assurances can be given in this regard.

  Commonwealth of Massachusetts v. TLT Construction Corp. et al., Civ. Action No. 96-02281 F, Superior Court of Middlesex County, Massachusetts. This is an action brought by the Commonwealth of Massachusetts in April 1996, against the architects and general contractor on a renovation and construction project on the Suffolk County Courthouse in Massachusetts. The basis of the lawsuit is that one or more damp-proofing products specified by the architect defendants and installed by the contractor defendant made employees in the courthouse ill because of the off-gassing of harmful vapors. Dennison Environmental Services Inc., ("Dennison") an ATC subsidiary, was joined on August 13, 1996, as a third party defendant by TLT Construction Corporation, the general contractor, because Dennison performed some air quality testing of the air in the courthouse for the Commonwealth of Massachusetts during the construction process. The contractor alleges that it acted in reliance on these tests in continuing to install the material after the test report was given to it by the state. ATC's position is that it did not commit any error or omission in this case, that ATC made no representation to the contractors or material supplier and had no privity with them and that Dennison's opinion

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

concerning short term, during-construction health effects of the off-gassing could not be justifiably relied upon with respect to the long-term performance and health effects of the product or its installation. This case is in the discovery phase. At this point, ATC considers the case to be without merit, and ATC intends to vigorously defend the action. The Company currently has in force a professional liability insurance policy in the amount of $10,000,000 with a deductible of $250,000. Notice of this claim has been made to ATC's professional liability insurer. At the time that notice of this claim was filed, the Company had in effect a professional liability insurance policy in the amount of $10.0 million with a deductible of $250,000.

  Barrett-Moeller et al. v. ATC Associates Inc., Civ. Action No. 97-01037D, Superior Court of Middlesex County, Massachusetts. This is an action arising out of the same set of occurrences as gave rise to Commonwealth of Massachusetts v. TLT Construction, Corp. described above. The action was brought by a group of employees who worked in the Suffolk County Courthouse during the period in which the off-gassing of harmful vapors was alleged to have occurred. The suit seeks damages for personal injury in an unspecified amount. Notice of this claim has been made to ATC's professional liability insurer. At the time that notice of this claim was filed, the Company had in effect a professional liability insurance policy in the amount of $10.0 million with a deductible of $250,000.

  Joan Spencer v. TLT Construction et al., Civ. Action No. 97-4161C, Superior Court of Middlesex County, Massachusetts. This is an action arising out of the same set of occurrences as gave rise to Commonwealth of Massachusetts v. TLT Construction, Corp. described above. The action was brought by an employee who worked in the Suffolk County Courthouse during the period in which the off-gassing of harmful vapors was alleged to have occurred. The suit seeks damages for personal injury in an unspecified amount. Notice of this claim has been made to ATC's professional liability insurer. At the time that notice of this claim was filed, the Company had in effect a professional liability insurance policy in the amount of $10.0 million with a deductible of $250,000.

  Cambridge Housing Authority v. CON-TEST, Inc. and ATC Group Services Inc., Superior Court of Middlesex County, Massachusetts. This action was brought on October 1, 1997 for damages in excess of $1,000,000 alleging that Con-Test, Inc. breached its contract with Cambridge Housing Authority and was negligent in performing asbestos survey work preparatory to a housing project re-modernization project. ATC was joined as a party on the theory of continuous business enterprise successor liability. ATC has filed an answer denying that it was a successor to Con-Test under Massachusetts's law and asserting that it should therefore have no liability for Con-Test's alleged acts or omissions. The Company believes that the case is without merit because ATC does not meet the definition of successor liability in the State of Massachusetts. ATC has filed a notice of claim with Con-Test's insurance company which has assumed the defense of the action.

  State of New York Department of Taxation and Finance. The Company has received a notice of audit from the New York State Department of Taxation and Finance ("NYDTF") for the three fiscal years 1993, 1994 and 1995. The agent has issued a preliminary audit report, which is expected to be the basis of a formal assessment estimated to be approximately $200,000. ATC's most recent communications with the NYDTF indicate that it is probable that ATC will incur a liability for back taxes in an approximate amount of $200,000 which the Company has recorded as a liability as of February 28, 1998.

  Professional Service Industries, Inc. v. ATC Group Services Inc. and Thomas Bowker, Superior Court, Norfolk County, Massachusetts, June 19, 1997, Civ. No. 97-01146. The complaint alleges that ATC interfered with a non-competition agreement between Mr. Bowker, currently an ATC employee, and PSI. An injunction has been issued by the court against ATC and Mr. Bowker prohibiting them from competitive acts within certain

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

geographic areas. The case is currently on hold pending mediation between the parties in an attempt to settle the case. If settlement is not achieved through the mediation process, ATC intends to continue to vigorously defend the claim.

ADMINISTRATIVE VIOLATIONS

  Indiana Department of Environmental Management v. ATC Associates Inc. ATC received a Notice of Violation and Proposed Agreed Order, EPA I.D. No. IND 004939765, dated June 9, 1997, on June 12, 1997 and a revised NOV and Proposed Agreed Order on April 22, 1998. The revised Proposed Agreed Order seeks a penalty in the amount of $78,400 for alleged violations of the federal hazardous waste regulations and Indiana hazardous waste regulations arising out of the handling of hazardous wastes at ATC's Indianapolis laboratory. ATC and the Indiana Department of Environmental Management ("IDEM") are currently engaged in settlement discussions. As a result of this settlement process, the Company believes that this penalty will be reduced although there can be no assurances in this regard. ATC has entered into a settlement agreement with ATEC pursuant to which ATEC will be responsible for payment of one-half of the penalty.

PROBABLE CLAIMS

  One Parkway Project. ATC has received notice of related potential claims by R.M. Shoemaker Co., a Pennsylvania construction firm, and four of its workers arising out of ATC's performance of asbestos abatement survey, design and project monitoring services. The services were performed by ATC's Burlington, New Jersey office on a project known as the One Parkway Project. The claims allege that ATC: (i) failed to locate certain asbestos-containing materials in a high rise building during its inspection of the facility; (ii) failed to include these undiscovered materials in the design specifications for an asbestos abatement project in connection with a renovation project on the building; and (iii) failed to properly clearance inspect and test the areas on which abatement had been performed prior to demobilization of the asbestos abatement project. The claimants allege that ATC's acts or omissions resulted in additional corrective actions including remobilization of certain areas, delays of the renovation project and exposure of construction workers to asbestos contamination. R.M. Shoemaker has alleged that it sustained damages in the amount of $1,500,000 for additional abatement costs plus additional damages for delay. The workers' exposure claims have not been quantified. No suit has been filed.

  At this point, the Company believes that it was not responsible for the alleged problems on this project. ATC's responsibilities on the project were limited, and ATC believes that the alleged omissions which allegedly resulted in the alleged losses were outside the scope of the Company's contractual responsibilities. The Company has served notice of these claims upon its professional liability insurer. This coverage is subject to a $250,000 deductible.

  Bob Moore Construction/Garden Ridge, Inc. ATC has received notice of a potential claim arising out of ATC's performance of soil compaction testing for Bob Moore Construction, Inc., the general contractor on a retaining wall construction project for Garden Ridge, Inc., a garden supply chain, in Norcross, Georgia. The retaining wall eventually failed. Independent consultants performed investigations and prepared reports to determine the cause of failure. Reports initially concluded that the failure was due to a flaw in the design prepared by the wall manufacture and installation firm. Both consultants concluded that the soil work was properly performed. Since then, consultants have prepared follow-up reports, and the contractor has requested ATC's involvement in mediation discussions regarding the responsibility for repairs with respect to the various parties involved in the project. Total costs to repair the project currently total $960,000. ATC is evaluating the

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

follow-up reports to determine ATC's potential liability or responsibility, if any. ATC currently believes that it performed all services properly and that it should have no liability. In any case, ATC believes its share of liability should amount to only a small portion of the total costs. Notice of this claim has been made under ATC's professional liability insurance policy. The professional liability insurance is subject to a $250,000 deductible. Although the Company believes this claim will not result in a material loss, no assurance in this regard can be given.

  Argosy Casino, Lawrenceburg, Indiana. ATC has received notice of potential claims arising out of geotechnical analyses for which American Testing and Engineering Corporation originally provided the geotechnical analyses and on which ATC subsequently performed the design of a Tensar/soil stabilized earth slope. The stabilized earth/geogrid engineered slope failed at the interface between the compacted subgrade and the first geogrid layer. A tentative settlement reached among the parties to this claim would result in ATC's payment of $266,000 in corrective costs, of which ATC expects contribution from other parties in an amount of not less than $80,000. Notice of this claim has been made under ATC's professional liability insurance policy. The professional liability insurance is subject to a $250,000 deductible.

  Smith Technology Acquisition Claims. ATC has filed two claims for recoupment against Smith Technology Corporation ("Smith") arising out of the Agreement for Sale and Purchase of Business Assets of August 19, 1998, between ATC and Smith ("the Agreement"). The first claim asserted a recoupment against the full amount of the $200,000 30-day note and a return of conditionally assumed liabilities in the total amount of $135,000. These remedies were asserted to partially recoup a deficiency in the Adjusted Equity Value as stated on Smith's closing Engineering Division Balance Sheet from that warranted in the purchase agreement.

  On March 27, 1998, ATC asserted a second set of recoupment claims arising under the Agreement for various value, liability, and loss issues in the amount of $5,127,859 against the $2,750,000 note payable to Smith which had been assigned to Chase Manhattan Bank. On April 13, 1998, ATC served a corrective amendment to this claim asserting an additional claim amount of $21,475. This resulted in a total claim amount of $5,149,334. The amount of claim outstanding after set-off of the full amount of the note is $2,499,334. Of this amount, ATC believes that $850,000 of the amount claimed for third party liability claims should be covered by insurance, resulting in non-recoverable claim in the amount of $1,649,334 net of a $100,000 non-refundable payment. A portion of this unrecoverable claim has been expensed in the accompanying consolidated statement of operations, and the balance is expected to be recorded as an additional cost associated with the acquisition as amounts are incurred.

F. STOCK OPTIONS

  The Company established stock option plans in 1988, 1993 and 1995 providing for the granting of 200,000, 1,000,000, and 81,750 shares, respectively, to employees and certain other participants. Pursuant to the Tender Offer, all issued shares became exercisable. Employees elected to either receive cash for the difference between the offering price of $12.00 per share and the option exercise price or to receive an equivalent option to purchase common stock of Holdings having the same exercise price and vesting schedule as the original grant. Non-employees with stock options were paid cash for the value of their options.

  Key employees of the Company will be eligible to receive future stock option grants for the purchase of common stock of Holdings. Such grants are expected to be issued at fair market value at the date of grant. All grants will be subject to approval by Holdings' Board of Directors.

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

  The changes in the outstanding stock options under the 1988, 1993 and 1995 plans during fiscal years 1996, 1997 and 1998 are summarized as follows:

                                                               WEIGHTED AVERAGE
                                                     OPTIONS   PRICE PER SHARE
                                                     --------  ----------------
BALANCE, February 28, 1995..........................  291,420       $6.03
  Granted...........................................  334,500        9.44
  Exercised.........................................   (6,400)       5.56
  Expired...........................................  (34,800)      10.09
                                                     --------       -----
BALANCE, February 29, 1996..........................  584,720        8.51
  Granted...........................................  407,400        9.85
  Exercised.........................................  (14,030)       4.00
  Expired........................................... (257,750)      12.62
                                                     --------       -----
BALANCE, February 28, 1997..........................  720,340        7.89
  Granted...........................................   90,050       10.30
  Exercised......................................... (188,370)       4.20
  Expired...........................................  (27,000)      10.90
  Acceleration and elimination of options pursuant
   to the Tender Offer.............................. (595,020)       9.29
                                                     --------       -----
BALANCE, February 5, 1998, the Merger Date..........      -0-       $ -0-
                                                     ========       =====
Options exercisable at:
  February 29, 1996.................................  307,950
  February 28, 1997.................................  457,550
  February 28, 1998.................................   None

  Options granted in fiscal 1995 include 50,000 non-plan options issued in connection with the acquisition of the Hill Businesses (Note B).

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 defines a fair market value based method of accounting for stock based employee compensation plans and encourages all entities to adopt that method of accounting. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  As described in Note A, the Company has decided to continue to apply the intrinsic value based method of accounting for its stock-based employee compensation plans. If compensation cost for the Company's employee stock-based compensation plans had been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, Accounting for Stock Based Compensation, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                        PREDECESSOR  SUCCESSOR
                                     1996       1997       1998        1998
                                  ---------- ---------- ----------- -----------
Net income (loss):
  As reported.................... $3,865,998 $6,307,734 $2,638,003  $(1,789,418)
  Pro forma...................... $3,791,472 $6,129,810 $2,259,100  $(1,797,007)

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The Pro forma loss for the Successor Period includes options granted to Company employees by Holdings.

  For purpose of determining the disclosures required by SFAS No. 123, the fair values of stock options on their grant dates were measured using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model were as follows:

                                                          PREDECESSOR SUCCESSOR
                                           1996    1997      1998       1998
                                          ------- ------- ----------- ---------
  Risk-free interest rate................    7.8%    5.4%      6.0%       6.0%
  Expected life of option grants......... 5 years 5 years   5 years    5 years
  Expected volatility of underlying
   stock.................................     48%     48%       46%         0%

  The weighted average fair value of stock options granted for the year ended February 28(29), 1996, 1997 and 1998 were $5.01, $4.36 and $4.97, respectively.

G. COMMON STOCK WARRANTS

  As of the Merger Date, February 5, 1998, all of the then outstanding Class C warrants holders became eligible to receive $2.00 per warrant representing the Tender Offer price per a share of common stock of $12.00 less the Class C Warrant exercise price of $10.00 per share.

H. INCOME TAXES

  Income tax expense (benefit) for the years ended February 28 (29), 1996 and 1997 and 1998 for the Predecessor and Successor Period consists of the following:

                                           FEDERAL    STATE & LOCAL    TOTAL
                                         -----------  ------------- -----------
1996:
  Current............................... $ 1,700,400    $ 296,300   $ 1,996,700
  Deferred..............................    (161,700)     (30,000)     (191,700)
                                         -----------    ---------   -----------
    Total............................... $ 1,538,700    $ 266,300   $ 1,805,000
                                         ===========    =========   ===========
1997:
  Current............................... $ 3,207,100    $ 711,600   $ 3,918,700
  Deferred..............................     168,100        3,200       171,300
                                         -----------    ---------   -----------
    Total............................... $ 3,375,200    $ 714,800   $ 4,090,000
                                         ===========    =========   ===========
1998--Predecessor Period:
  Current............................... $  (912,940)   $ 118,847   $  (794,093)
  Deferred..............................   2,486,300      425,720     2,912,020
                                         -----------    ---------   -----------
    Total............................... $ 1,573,360    $ 544,597   $ 2,117,927
                                         ===========    =========   ===========
1998--Successor Period:
  Current............................... $(1,112,275)   $(266,523)  $(1,378,798)
  Deferred..............................     359,847       54,224       414,071
                                         -----------    ---------   -----------
    Total............................... $  (752,428)   $(212,299)  $  (964,727)
                                         ===========    =========   ===========

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


  The predecessor Company made Federal and State income tax payments of approximately $2,077,000, $4,062,000 and $1,941,000 in fiscal 1996, 1997 and
1998, respectively.

  A reconciliation of the statutory US Federal tax rate and effective tax rate for the years ended February 28 (29), 1996 and 1997 and 1998 for the Predecessor and Successor Period is as follows:

                                                          PREDECESSOR SUCCESSOR
                                              1996  1997     1998       1998
                                              ----  ----  ----------- ---------
Statutory US Federal rate.................... 34.0% 34.0%    34.0%      34.0%
State income taxes, net of federal benefit...  4.3   4.5      7.6       (5.1)
Tax benefit of Aurora's net operating loss
 carry forward............................... (6.2)  --       --         --
Tax exempt interest income................... (2.4) (1.3)    (3.6)      (1.4)
Non-deductible expenses, primarily goodwill..  2.1   2.1      6.5        7.5
                                              ----  ----     ----       ----
                                              31.8% 39.3%    44.5%      35.0%
                                              ====  ====     ====       ====

  During fiscal 1996, ATC utilized a one-time tax benefit of $350,000 to offset taxable income relating to Aurora's net operating loss carryforward at the time of the ATC and Aurora merger.

  The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities as of February 28 consist of the following:

                                                           1997       1998
                                                        ---------- -----------
Deferred tax assets:
  Nondeductible liabilities............................ $  682,900 $ 1,159,100
  Nondeductible bad debt reserve.......................    453,800     988,900
                                                        ---------- -----------
                                                         1,136,700   2,148,000
Deferred tax liabilities:
  Property and equipment...............................     95,800      47,900
  Prepaid expenses.....................................    346,400     106,800
  Intangible assets....................................    622,000   4,558,900
                                                        ---------- -----------
                                                         1,064,200   4,713,600
                                                        ---------- -----------
  Net deferred tax (liability) asset .................. $   72,500 $(2,565,600)
                                                        ========== ===========

  The current portion of net deferred tax assets of $790,400 and $2,041,200 at February 28, 1997 and 1998 is classified in the consolidated balance sheets in current assets. The non-current portion is classified in non-current liabilities.

I. EMPLOYEE BENEFIT PLANS

  The Company has an employee savings plan, which allows for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Directors, make additional contributions on behalf of the Plan's participants. No Company contributions were made in fiscal years 1996, 1997, and 1998.

                    ATC GROUP SERVICES INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
              PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998


J. INDUSTRY SEGMENT DATA

  The Company provides services through its environmental consulting and engineering segment and its information technology consulting segment. Segment data for fiscal 1996 is not presented as the Company only operated in the Environmental and Engineering Segment.

                          ENVIRONMENTAL  INFORMATION ADJUSTMENTS &
                          & ENGINEERING  TECHNOLOGY  ELIMINATIONS     TOTAL
                          -------------  ----------- ------------- ------------
YEAR ENDED FEBRUARY 28,
1997:
-----------------------
  Revenues............... $106,661,312   $7,228,755   $   (34,703) $113,855,364
  Operating income.......   11,323,277      387,756           --     11,711,033
  Depreciation and
   amortization..........    1,949,711      149,100           --      2,098,811
  Capital expenditures...    1,244,756       40,939           --      1,285,695
  Identifiable assets as
   of February 28, 1997.. $ 83,486,251   $6,080,060   $(3,390,994) $ 86,175,317
YEAR ENDED FEBRUARY 28,
1998:
-----------------------
PREDECESSOR PERIOD:
-------------------
  Revenues............... $121,457,521   $8,106,871   $  (303,408) $129,260,984
  Operating income.......    6,986,775      437,050           --      7,423,825
  Depreciation and
   amortization..........    3,039,310       40,644           --      3,079,954
  Capital expenditures...    1,937,379       39,226           --      1,976,605
SUCCESSOR PERIOD:
-----------------
  Revenues............... $ 11,327,031   $  848,662   $       --   $ 12,175,693
  Operating income
   (loss)................   (1,565,483)      79,331           --     (1,486,152)
  Depreciation and
   amortization..........      578,362        5,262           --        583,624
  Capital expenditures...      117,472       16,844           --        134,316
  Identifiable assets as
   of February 28, 1998.. $187,384,156   $5,768,741   $(4,279,664) $188,873,233

K. SUPPLEMENTAL INFORMATION

  Supplemental cash flow information--Supplemental cash flow information for the years ended February 28 (29), 1996 and 1997 and 1998 for the Predecessor and Successor Period is as follows:

                                                       PREDECESSOR  SUCCESSOR
                                    1996       1997       1998        1998
                                  --------- ---------- ----------- -----------
Cash paid for interest........... $ 374,466 $1,515,432 $2,092,973  $   617,692
Noncash investing and financing
 activities:
  Liabilities assumed in
   connection with business
   combinations..................   640,082 26,728,981  9,392,367          --
  Common stock issued in
   connection with business
   combinations..................       --         --     365,063          --
  Common stock recovered in
   connection with the Con-Test,
   Inc. acquisition..............   140,013        --         --           --
  Common stock issued in
   connection with the Aurora
   Merger........................    61,117        --         --           --
  Common stock received as
   consideration for sale of
   assets........................       --     124,432        --           --
  Notes payable issued in
   connection with business
   combinations.................. 1,000,000  2,589,086  5,054,643
  Notes payable issued in
   connection with the Tender
   Offer and Merger..............       --         --         --   120,000,000

                   ATC GROUP SERVICES INC. AND SUBSIDIARIES

         FOR THE YEARS ENDED FEBRUARY 28, (29), 1996 AND 1997 AND THE
             PERIODS ENDED FEBRUARY 4, 1998 AND FEBRUARY 28, 1998

  Supplemental analysis of valuation and qualifying accounts--Changes in the allowance for doubtful accounts for the years ended February 28 (29), 1996 and 1997 and 1998 for the Predecessor and Successor Period is as follows:

                                                        PREDECESSOR  SUCCESSOR
                                    1996       1997        1998         1998
                                  --------  ----------  -----------  ----------
BALANCE, beginning of period..... $535,886  $  383,220  $1,455,716   $2,532,493
  Provision for bad debts........  290,165   1,021,631   1,956,803      546,815
  Amounts written-off, net of
   recoveries.................... (309,932)   (452,836) (1,402,940)      (1,479)
  Adjustment for allowance for
   doubtful accounts recorded on
   net acquired (rescinded)
   accounts receivable........... (132,899)    503,701     522,914          --
                                  --------  ----------  ----------   ----------
BALANCE, end of period........... $383,220  $1,455,716  $2,532,493   $3,077,829
                                  ========  ==========  ==========   ==========

L. QUARTERLY FINANCIAL DATA (UNAUDITED)

  The Company's unaudited quarterly results of operations for fiscal 1997 and 1998 are as follows:

                                               THREE MONTHS ENDED
                                -------------------------------------------------
                                  MAY 31,   AUGUST 31,  NOVEMBER 30, FEBRUARY 28,
FISCAL 1997                        1996        1996         1996         1997
-----------                     ----------- ----------- ------------ ------------
Revenues....................... $16,645,983 $33,922,028 $32,848,840  $30,438,513
Net revenues...................  14,024,405  28,844,545  27,193,068   25,839,451
Gross profit...................   7,282,012  12,529,814  11,287,563   11,051,373
Income before income taxes.....   2,772,303   3,485,493   2,433,278    1,706,660
Net income.....................   1,718,303   2,101,493   1,506,278      981,660

                                              THREE MONTHS ENDED
                         -------------------------------------------------------------
                                                                    FEBRUARY 28
                                                              ------------------------
                           MAY 31,   AUGUST 31,  NOVEMBER 30, PREDECESSOR   SUCCESSOR
FISCAL 1998              1997 (1)(3)    1997       1997(2)       1998      1998 (3)(4)
-----------              ----------- ----------- ------------ -----------  -----------
Revenues................ $31,374,666 $34,722,201 $38,166,478  $24,997,639  $12,175,693
Net revenues............  26,918,833  28,816,537  32,653,637   21,083,605    9,949,086
Gross profit............  12,257,212  13,065,475  15,125,776    8,671,823    4,222,515
Income (loss) before
 income taxes...........   1,946,316   2,063,039   2,020,710   (1,274,135)  (2,754,145)
Net income (loss).......   1,176,316   1,248,039   1,179,710     (966,062)  (1,789,418)

--------
  The Company's operations are seasonal in nature, with a larger percentage of income earned in the second quarter.

(1) Reflects the acquisition of American Testing and Engineering Corporation and 3D Information Services, Inc. effective May 24, 1996 and May 28, 1996, respectively.
(2) Reflects the acquisition of BCM Engineers Inc. effective August 19, 1997, the acquisition of Environmental Warranty, Inc. effective November 4, 1997 and the acquisition of Bing Yen & Associates effective November 26, 1997.
(3) Reflects the issuance of the 12% Senior Subordinated Notes Due 2008 and Bank Term Loan issued January 29, 1998 and February 5, 1998, respectively.
(4) Reflects losses and expense associated with the settlement of executive bonus claims, expected loss for pending state tax claims, reserves established for expected write-offs of certain trade receivables and work in process, and the impairment of goodwill associated with a laboratory operation sold during the quarter ended May 31, 1998.

            THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION

                    FINANCIAL STATEMENTS FOR THE YEAR ENDED
                             SEPTEMBER 30, 1996 AND
                          INDEPENDENT AUDITORS' REPORT

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Smith Technology Corporation

  We have audited the accompanying balance sheet of the Engineering Division of Smith Technology Corporation ("Smith") (formerly Smith Environmental Technologies Corporation) as of September 30, 1996, and the related statements of operations and Smith equity investment, and cash flows for the year then ended. These financial statements are the responsibility of Smith's and the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Engineering Division of Smith Technology Corporation as of September 30, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Engineering Division of Smith Technology Corporation will continue as a going concern. As more fully described in Note 1, the Engineering Division is a wholly owned division of Smith. Smith experienced significant liquidity problems during 1996 and was in default of agreements with its Senior Lenders at September 30, 1996. Further, certain of Smith's actions caused significant liquidity problems at the Division. In August 1997, Smith sold substantially all the assets and certain liabilities of the Division. In October 1997, Smith filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. The aforementioned conditions and actions raise substantial doubt about the Engineering Division's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities as of September 30, 1996 that may result from the outcome of this uncertainty.

                                                              Ernst & Young LLP

Philadelphia, Pennsylvania
November 17, 1997

            THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                                 BALANCE SHEET

                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

ASSETS
Current assets:
  Cash.................................................................. $    17
  Accounts receivable, less allowance for doubtful accounts of $351.....  13,678
  Prepaid expenses and other current assets.............................     211
                                                                         -------
Total current assets....................................................  13,906
Property and equipment:
  Equipment.............................................................   3,830
  Land, buildings, and improvements.....................................     149
  Leasehold improvements................................................     931
                                                                         -------
Total property and equipment, at cost...................................   4,910
  Less accumulated depreciation and amortization........................   1,595
                                                                         -------
Property and equipment, net.............................................   3,315
                                                                         -------
    Total assets........................................................ $17,221
                                                                         =======
LIABILITIES AND SMITH EQUITY INVESTMENT
Current liabilities:
  Accounts and subcontracts payable..................................... $ 5,760
  Accrued expenses:
    Legal...............................................................     746
    Compensation and fringe.............................................   1,232
    Other...............................................................   1,711
  Deferred revenue......................................................     430
  Capital lease obligations.............................................     508
                                                                         -------
Total current liabilities...............................................  10,387
Other long term liabilities.............................................   3,254
Smith equity investment.................................................   3,580
                                                                         -------
Total liabilities and Smith equity investment........................... $17,221
                                                                         =======

See accompanying notes.

            THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

              STATEMENT OF OPERATIONS AND SMITH EQUITY INVESTMENT

                         YEAR ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

Revenues.............................................................. $ 51,469
Direct costs..........................................................   32,016
Indirect costs and selling, general and administrative expenses.......   17,893
Special items.........................................................      800
Amortization of intangible assets and goodwill........................      861
Writedown of goodwill and intangible assets...........................   18,324
                                                                       --------
Loss from operations..................................................  (18,425)
Interest expense......................................................    1,660
                                                                       --------
Loss before income taxes..............................................  (20,085)
Income tax expense....................................................      --
                                                                       --------
Net loss..............................................................  (20,085)
Smith equity investment at October 1, 1995............................   23,665
                                                                       --------
Smith equity investment at September 30, 1996......................... $  3,580
                                                                       ========

See accompanying notes.

            THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                            STATEMENT OF CASH FLOWS

                         YEAR ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net loss............................................................ $(20,085)
Adjustments to reconcile net loss to net cash used in operating activities:
  Writedown of goodwill and intangible assets.......................   18,324
  Depreciation and amortization.....................................    1,860
  Provision for uncollectible accounts..............................      795
  Changes in operating assets and liabilities:
    Accounts receivable.............................................     (150)
    Prepaid expenses and other current assets.......................      903
    Accounts and subcontracts payable...............................   (2,046)
    Accrued expenses and deferred revenue...........................     (452)
                                                                     --------
Net cash used in operating activities...............................     (851)
INVESTING ACTIVITIES
Capital expenditures................................................      (53)
                                                                     --------
Net cash used in investing activities...............................      (53)
FINANCING ACTIVITIES
Net transactions with Smith.........................................      740
Repayment of capital leases.........................................      (88)
                                                                     --------
Net cash provided by financing activities...........................      652
                                                                     --------
Net decrease in cash................................................     (252)
Cash at beginning of year...........................................      269
                                                                     --------
Cash at end of year................................................. $     17
                                                                     ========

See accompanying notes.

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

1. BASIS OF PRESENTATION

  Smith Technology Corporation (Smith) (formerly Smith Environmental Technologies Corporation), a Delaware corporation, operates three business divisions, the Engineering Division (referred to as the Engineering Division or the Division), the Construction Division and the Remediation Division. The Engineering Division provides testing, consulting, engineering, design, project management, and training in the areas of environmental contamination, water resources and infrastructure. The Construction and Remediation Divisions provide remedial action including the construction and operation of required facilities, as well as emergency response actions involving spills and accidental releases of hazardous waste.

  Principally all of the operating assets and liabilities of the Engineering Division were purchased or assumed (the "Purchased Assets and Liabilities") by ATC Group Services, Inc. (ATC) on August 20, 1997. The stockholders of Smith retained the Construction and Remediation Divisions and certain assets and liabilities of the Engineering Division. The Purchased Assets and Liabilities of the Engineering Division were purchased by ATC for an aggregate purchase price of $5.4 million in cash, promissory notes of $2.8 million and the assumption of $4.3 million in liabilities, subject to certain post-sales adjustments which may be offset against the promissory notes. The assets which were not purchased include cash, certain accounts receivable, and certain fixed assets. Liabilities which were not assumed include certain accounts payable and accrued expenses, including legal obligations of Smith related to BCM.

  The Engineering Division is dependent upon Smith for financing and funding of current operations. Smith uses a centralized cash management system to finance the operations of its divisions. During fiscal 1996, Smith experienced significant liquidity problems and was in default of agreements with its Senior Lenders at September 30, 1996. Further, certain of Smith's actions, including using the Division's cash flow for corporate overhead and other expenses, caused significant liquidity problems at the Division. In August 1997, Smith completed the sale to ATC as described above and on October 8, 1997, Smith filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. These conditions raise substantial doubt about the Engineering Division's ability to continue as a going concern.

  The statements of operations and cash flows of the Engineering Division were derived from the accounting records of Smith and include the revenue, expenses, and cash flows directly attributable to the Engineering Division's operations, as well as an allocation of Smith corporate expenses. The balance sheet includes the assets and liabilities at Smith's historical cost basis which are specifically identifiable to the Engineering Division. The accompanying financial statements have been prepared on a historical basis and do not reflect the effect of ATC's purchase. The financial information in these financial statements is not necessarily indicative of the results that would have occurred if the Engineering Division had been a separate stand-alone entity during the period presented or of future results of the Engineering Division.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material to the financial statements.

 REVENUE AND COST RECOGNITION

  Revenues from cost-plus fee and time and materials contracts are generally recognized as the services are provided. Direct costs include all direct material, labor, and subcontract costs and other direct costs related to

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

contract performance. Indirect costs, selling, general, and administrative costs are charged to expense as incurred. Estimated losses on contracts, if any, are recognized in the period they are determined. An amount equal to contract costs attributable to claims, if any, is included in revenues when realization is probable and the amount can be reasonably estimated. Revenue from one single customer approximated 17% of the Engineering Division's total revenues for the year ended September 30, 1996.

 PROPERTY, EQUIPMENT, AND DEPRECIATION

  Property and equipment are stated at cost. Depreciation is provided primarily on the straight-line method and depreciation is based on the following estimated useful lives:

         Building and improvements....................  30 years
         Office, process, and field equipment......... 3-8 years

  Leasehold improvements are amortized over the shorter of their respective useful lives or lease terms. Assets under capital lease obligations are $709,000 with accumulated amortization of $341,000 at September 30, 1996.

 INCOME TAXES

  The taxable income of the Division is included in the consolidated tax returns of Smith. As such, separate income tax returns were not prepared or filed by the Division. Income tax expense has been determined as if the Division was a separate tax paying entity by applying an asset and liability approach.

 INTANGIBLE ASSETS AND GOODWILL

  The Division evaluates goodwill and intangible assets to ensure that these assets are fully recoverable from projected undiscounted cash flows of the Division. Impairments are recognized in operating results in the period in which a permanent diminution in value occurs. In September 1996, the Division recorded a write-down of its goodwill and intangible assets totaling $18.3 million. These assets were determined to have been impaired based on the current financial condition of the Division and the Division's inability to generate sufficient cash flows to recover the value of these assets.

  Prior to September 1996, goodwill was being amortized over forty years and intangible assets which include customer lists, contract backlog and assembled workforce were being amortized over 15 years.

3. ACCOUNTS RECEIVABLE

  Accounts receivable are comprised of the following (in thousands):

         Commercial and non-U.S. government customers:
           Amounts billed...............................   8,603
           Unbilled recoverable costs and estimated
            earnings....................................   3,442
           Retention....................................     220
                                                         -------
                                                          12,265
         United States Government and agencies:
           Amounts billed...............................   1,362
           Unbilled recoverable costs and estimated
            earnings....................................     308
           Retention....................................      94
                                                         -------
                                                           1,764
                                                         -------
         All customers..................................  14,029
         Allowance for doubtful accounts................     351
                                                         -------
                                                         $13,678
                                                         =======

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Unbilled recoverable costs and estimated earnings represent revenue earned and recognized on contracts which are not yet billable according to contract terms, which usually consider the passage of time, achievement of certain milestones, or the completion of the project.

4. LEASES

  The Division leases office space and various equipment under noncancelable leases expiring through 2004. For the year ended September 30, 1996, total lease expense charged to operations was approximately $2,680,000 and includes rentals under short-term cancelable leases.

  As of September 30, 1996, future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows (in thousands):

            1997................................. $ 2,917
            1998.................................   2,733
            1999.................................   2,516
            2000.................................   1,744
            2001.................................     669
            Thereafter...........................   1,941
                                                  -------
                                                  $12,520
                                                  =======

5. RELATED PARTY TRANSACTIONS

 SMITH'S EQUITY INVESTMENT

  Smith uses a centralized cash management system to finance its operations. Cash receipts related to the Division's operations are received by Smith, and cash disbursements of the Division are paid by Smith. No interest has been charged or credited on transactions with Smith. The net intercompany balance with Smith resulting from the funding of all financial transactions will not be settled. As a result, the net intercompany balance has been included in Smith equity investment in the balance sheet of the Engineering Division.

 CORPORATE EXPENSES

  The results of operations include significant transactions with Smith business units that are outside of the Division's operations. These transactions involve functions and services such as selling, general, and administrative expenses including the Division's cash management, accounting and finance, legal services, and employee benefits administration that have been provided to the Division by Smith. The cost of these functions and services has been allocated to the Division based on a percentage of Division revenues to total Smith revenues. Such charges and allocations are not necessarily indicative of the costs that would have been incurred by the Division as a separate entity. Corporate charges allocated to the Engineering Division included in indirect costs and selling, general, and administrative expenses were approximately $2,721,000 for the year ended September 30, 1996.

 SPECIAL ITEMS

  The Division's special items of $800,000 for the year ended September 30, 1996 include legal settlements and associated defense costs for the Division of approximately $720,000 pertaining to cases in process at the time of Smith's acquisition of the Division and specifically identifiable costs of approximately $80,000 for severance and relocation costs for the Division.

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 INTEREST

  The Division's interest expense represents an allocation of Smith's interest expense. The interest expense from Smith was allocated to the Engineering Division and the Remediation and Construction Divisions based on their percentages of combined total assets at September 30, 1996.

 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Prior to September 1994, the Division provided a Supplemental Executive Retirement Plan (SERP) for certain directors. The SERP was frozen in 1994 upon the acquisition of the Division by Smith and no new participants are eligible to participate. The benefits for this plan were based on the directors' years of service and compensation. The accrued SERP liability which represents the projected benefit obligation of $1,356,000 at September 30, 1996 is included in other liabilities and was determined by an actuarial valuation. Net periodic pension expense was $126,000 for the year ended September 30, 1996. The plan is unfunded at September 30, 1996 and does not hold any assets. Assumptions used in determining the actuarial present value of benefit obligations reflects a weighted average discount rate of 7.5%.

 INSURANCE COVERAGE

  Worker's Compensation. Smith purchases workers' compensation coverage for all its Divisions from external carriers. Premiums paid are determined based upon claims experience subject to a stop-loss provision. Each Division is allocated a charge based upon the application of published workers' compensation rates to division payroll costs adjusted for claims experience. Charges included in indirect costs and selling, general, and administrative expenses for the year ended September 30, 1996 were approximately $80,000.

  Medical. Certain medical and other related benefits are provided to active employees of the Division. Monthly premiums are paid to insurance carriers by Smith and reimbursed by the Division on the basis of employee headcount. These contracts are negotiated by Smith on a Company-wide basis.

  Medical charges allocated to the Division included in indirect costs and selling, general and administrative expenses were approximately $1,330,000 for the year ended September 30, 1996.

  The above-mentioned charges and allocations are not necessarily indicative of the costs that would have been incurred if the Division had been operating as a separate entity.

 EMPLOYEE BENEFIT PLAN

  The employees of the Division are eligible to participate in Smith's defined contribution plan. Under the plan, employees may make tax deferred voluntary contributions which, at the discretion of Smith's Board of Directors, are matched within certain limits by Smith. In addition, Smith may make additional discretionary contributions to the plan as profit sharing contributions. The Division's share of the Company's accrued matching contributions was approximately $90,000 as of September 30, 1996 and is included in indirect costs and selling, general and administrative expenses.

6. INCOME TAXES

  There was no provision or benefit for current or deferred federal and state income taxes.

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Significant components of the Division's deferred tax assets and liabilities at September 30, 1996 are as follows (in thousands):

      Deferred tax assets:
        Bad debt allowance............................................. $   140
        Net operating loss carryforward................................      70
        Property and equipment.........................................     123
        Accrued liabilities............................................   2,125
        Valuation allowance............................................  (1,549)
                                                                        -------
      Total deferred tax assets........................................     909
                                                                        -------
      Deferred tax liabilities:
        Cash to accrual (Sec. 481 Adjustment)..........................    (909)
                                                                        -------
      Total deferred tax liabilities...................................    (909)
                                                                        -------
      Net deferred taxes............................................... $   --
                                                                        =======

  For financial reporting purposes, a valuation allowance has been recorded to reduce the deferred tax asset related to the carryforwards and other deferred tax assets net of deferred tax liabilities, to zero since the realization of such amounts is not assured. Future tax benefits from the carryfowards will reduce income tax expense if and when realized.

  A reconciliation of income tax expense to amounts computed using federal statutory rates is as follows:

      Income tax benefit computed at the federal statutory rate....... $(7,030)
      Non deductible items:
        Writedown of goodwill and intangibles.........................   6,413
        Goodwill amortization.........................................     301
      Increase in valuation allowance.................................     316
                                                                       -------
      Income tax expense.............................................. $   --
                                                                       =======

7. COMMITMENTS AND CONTINGENCIES

  The following litigation against the Division is related to BCM Engineers, Inc. (BCM) a wholly-owned corporation of Smith included in the Division. As part of the asset purchase agreement, Smith has agreed to assume all liabilities, if any, in resolving these claims.

  Transcontinental Realty Investors, Inc. filed an action against BCM and various unrelated parties in the Superior Court of New Jersey, Burlington County. The action sought to recover alleged damages exceeding $8 million based on breach of contract and negligence. An agreement has been reached by the plaintiff and the professional liability carrier of BCM to resolve all claims. The insurance carrier will pay the agreed settlement directly to the plaintiff. BCM's obligation is limited to reimbursing the insurance carrier for the balance of the unexpended portion of a self-insured retention of approximately $280,000, which is included in other liabilities at September 30, 1996, in installments of $50,000 payable quarterly beginning September 26, 1996, with final payment of any remaining balance due on September 30, 1997. U-Max was awarded a judgment in the United States District Court for the Middle District of Pennsylvania of $2 million against Stroud Township. The

           THE ENGINEERING DIVISION OF SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Township has been granted a judgment of $1 million against BCM. Stroud Township has appealed the judgment against the Township and the $1 million judgment awarded in favor of the Township against BCM. BCM's insurance coverage will respond to losses exceeding a $500,000 deductible of which approximately $220,000 has been expended. On November 7, 1996, BCM filed a notice of appeal to the United States Third Circuit Court of Appeals with a motion to stay execution. BCM's counsel believes there are grounds for reversal or modification of the judgment on appeal, however, the likelihood of obtaining relief from the District Court judgment is unknown. The difference between the insurance deductible and the amount expended of $280,000 is included in other liabilities at September 30, 1996.

  A settlement agreement of the claim filed in the Court of Common Pleas of Philadelphia County, Philadelphia has been reached with Mutual Pharmaceutical Company, Inc. whereby BCM will be required to pay the plaintiff for its out-of-pocket costs incurred to date for the site investigation and carrying costs amounting to $207,000. This amount is to be paid in 13 monthly installments beginning September 12, 1996 of $16,000 in lieu of exposure to the remaining deductible and further litigation. The claim is covered by BCM's professional liability coverage which carries a $500,000 deductible. The insurance carrier has approved the settlement agreement. Additionally, BCM will be responsible for performing certain remediation services at the site to obtain a "No Further Action" letter from the Pennsylvania Department of Environmental Protection. The estimated cost of the services is $50,000. If BCM fails to pay the agreed amount or perform under the agreement, the plaintiff reserves the right to recommence the litigation and claim additional out-of-pocket costs. The agreement leaves open a possible claim for diminution of property value up to $420,000 for up to 10 years and requires BCM to indemnify the plaintiff for any third-party claims not to exceed $500,000 plus costs of defense until September 2001. BCM is unaware of any third-party claims and has not been notified of any claim of diminution of value of the site.

  In December 1995, BellSouth filed a complaint for unstated damages in the Circuit Court, Jefferson County, Alabama against BCM and Smith. The complaint, alleging professional negligence, fraudulent and negligent misrepresentation, nondisclosure, innocent misrepresentation and breach of contract, arises out of BCM's alleged failure to provide oversight and certification of services performed by BellSouth's asbestos abatement contractors. The plaintiff claims it has expended an additional $1.7 million to perform asbestos removal which allegedly was to have been performed by its prior contractor. BCM believes its services were performed in compliance with all legal requirements, that it has been released from BellSouth claims, and that a substantial amount of the claims are barred by statute of limitations. The parties to the lawsuit have entered into a settlement agreement dated April 21, 1997, which resolved all claims; the agreement provides for the payment by BCM of $150,000 in monthly installments which is included in other liabilities. The settlement agreement provided that it could be rescinded or a consent judgment could be entered if there were default on the installments. BCM defaulted and BellSouth sought to have the consent judgement entered, but this was blocked by the chapter 11 filing of Smith.

  Stroudsburg Municipal Authority has filed a claim against BCM in the Monroe County, Pennsylvania, Court of Common Pleas for damages exceeding $500,000 based on allegations of breach of contract and negligent performance of design services. BCM and its professional liability carrier are investigating the claim. The case was in the discovery stage at the time of the Smith bankruptcy. No provision for loss, if any, has been recorded at September 30, 1996.

  The Division is currently a party to other litigation and claims incidental to its business. The Division believes that these matters are adequately accrued or covered by insurance, are without merit, or the disposition thereof is not anticipated to have a material effect on the Division's financial position.

                  AMERICAN TESTING AND ENGINEERING CORPORATION

             FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND 1994
              AND FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994,
                    THE THREE MONTHS ENDED DECEMBER 31, 1993
                     AND THE YEAR ENDED SEPTEMBER 30, 1993
                        AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
American Testing and Engineering Corporation

  We have audited the accompanying balance sheets of American Testing and Engineering Corporation (the Company) as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and 1994, the three months ended December 31, 1993 and the year ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994, the three months ended December 31, 1993 and the year ended September 30, 1993 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Omaha, Nebraska
January 31, 1997
(June 25, 1997 as to Note 11)

                  AMERICAN TESTING AND ENGINEERING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                                                      -----------  -----------
ASSETS
Current assets:
 Cash................................................ $    46,693  $    62,285
 Receivables:
  Trade accounts receivable..........................  20,282,027   20,732,006
  Unbilled revenue on work in progress...............   6,795,912    6,395,647
                                                      -----------  -----------
                                                       27,077,939   27,127,653
  Less allowance for doubtful accounts...............    (690,500)    (814,600)
                                                      -----------  -----------
                                                       26,387,439   26,313,053
 Collateral bonds....................................     801,430    1,110,652
 Other current assets................................     779,722      825,214
                                                      -----------  -----------
    Total current assets.............................  28,015,284   28,311,204
Property and equipment, net (Note 3).................   5,901,641    9,041,493
Other Assets:
 Cash surrender value of life insurance..............   1,824,437    1,872,902
 Advances to related parties (Note 4)................     156,712      114,141
 Other...............................................     428,621      324,125
                                                      -----------  -----------
                                                        2,409,770    2,311,168
                                                      -----------  -----------
    Total assets..................................... $36,326,695  $39,663,865
                                                      ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Working capital loans (Note 5)...................... $ 1,679,756  $   632,235
 Current portion of long-term debt (Note 5)..........  11,043,881    3,548,168
 Accounts payable, trade.............................   7,804,426    7,211,534
 Accrued salaries, wages and other compensation......   3,948,186    4,774,441
 Accrued legal liabilities (Note 11).................   1,288,265    1,391,875
 Other accrued expenses..............................   2,914,423    2,918,901
                                                      -----------  -----------
    Total current liabilities........................  28,678,937   20,477,154
Long-term debt (Note 5)..............................     877,095   10,255,382
Performance share obligation (Notes 2 and 7).........     688,147    1,139,894
Lease and revenue reserve............................     187,739       76,190
Minority interest....................................       7,173        5,011
Commitments and contingencies (Notes 5, 7 and 11)
Shareholders' equity:
 Common stock, no par value, 2,000,000 shares
  authorized;
  1,585,000 shares issued and outstanding............      79,250       79,250
 Additional paid-in capital..........................     633,131      633,131
 Advances to shareholders (Note 4)...................     (21,266)     (17,947)
 Retained earnings...................................   5,196,489    7,015,800
                                                      -----------  -----------
    Total shareholders' equity.......................   5,887,604    7,710,234
                                                      -----------  -----------
    Total liabilities and shareholders' equity....... $36,326,695  $39,663,865
                                                      ===========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                  AMERICAN TESTING AND ENGINEERING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  YEARS ENDED DECEMBER 31, 1995 AND 1994, THE THREE MONTHS ENDED DECEMBER 31,
                   1993 AND THE YEAR ENDED SEPTEMBER 30, 1993

                                YEARS ENDED             THREE
                               DECEMBER 31,          MONTHS ENDED   YEAR ENDED
                         --------------------------  DECEMBER 31,  SEPTEMBER 30,
                             1995          1994          1993          1993
                         ------------  ------------  ------------  -------------
Revenues:
 Service revenue........  $95,130,122  $102,253,268   $28,354,269  $117,609,574
 Cost of service revenue
  (Note 2)..............   26,926,568    30,116,429    11,832,987    38,794,916
                         ------------  ------------  ------------  ------------
    Net service revenue.   68,203,554    72,136,839    16,521,282    78,814,658
                         ------------  ------------  ------------  ------------
Cost and expenses:
 Engineering and
  consulting costs......   31,064,366    31,189,662    11,122,048    35,075,967
 General and
  administrative
  expenses..............   37,291,935    38,760,752    10,726,126    46,082,281
 Interest expense.......    1,664,066     1,539,513       398,232     1,485,275
 Legal judgment (Note
  11)...................          --            --        704,375           --
                         ------------  ------------  ------------  ------------
    Total costs and
     expenses...........   70,020,367    71,489,927    22,950,781    82,643,523
                         ------------  ------------  ------------  ------------
    Income (loss) before
     cumulative effect
     of change in
     accounting method..   (1,816,813)      646,912    (6,429,499)   (3,828,865)
Cumulative effect of
 change in accounting
 method (Note 2)........          --        470,611           --            --
                         ------------  ------------  ------------  ------------
    Net income (loss)
     before minority
     interest...........   (1,816,813)    1,117,523    (6,429,499)   (3,828,865)
Minority interest.......        2,162        (3,904)       (5,814)        3,751
                         ------------  ------------  ------------  ------------
    Net income (loss)... $ (1,818,975) $  1,121,427  $ (6,423,685) $ (3,832,616)
                         ============  ============  ============  ============

The accompanying notes are an integral part of the consolidated financial statements.

                  AMERICAN TESTING AND ENGINEERING CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1995 AND 1994, THE THREE MONTHS ENDED DECEMBER 31, 1993
                     AND THE YEAR ENDED SEPTEMBER 30, 1993

                                 ADDITIONAL                               TOTAL
                         COMMON   PAID-IN   ADVANCES TO   RETAINED    SHAREHOLDERS'
                          STOCK   CAPITAL   SHAREHOLDERS  EARNINGS       EQUITY
                         ------- ---------- ------------ -----------  -------------
Balance, September 30,
 1992................... $79,250  $384,240   $     --    $15,911,335   $16,374,825
 Distributions to
  shareholders..........     --        --          --       (391,157)     (391,157)
 Advances to
  shareholders..........     --        --      (70,048)          --        (70,048)
 Reclassification of
  shareholder
  distribution (Note 4).     --        --     (630,496)      630,496           --
 Net loss...............     --        --          --     (3,832,616)   (3,832,616)
                         -------  --------   ---------   -----------   -----------
Balance, September 30,
 1993...................  79,250   384,240    (700,544)   12,318,058    12,081,004
 Advances to
  shareholder...........     --        --      (11,376)          --        (11,376)
 Net loss...............     --        --          --     (6,423,685)   (6,423,685)
                         -------  --------   ---------   -----------   -----------
Balance, December 31,
 1993...................  79,250   384,240    (711,920)    5,894,373     5,645,943
 Shareholder
  contribution..........     --    248,891         --            --        248,891
 Repayment of
  shareholder advances..     --        --      693,973           --        693,973
 Net income.............     --        --          --      1,121,427     1,121,427
                         -------  --------   ---------   -----------   -----------
Balance, December 31,
 1994...................  79,250   633,131     (17,947)    7,015,800     7,710,234
 Distributions to
  shareholders..........     --        --          --           (336)         (336)
 Advance to shareholder.     --        --       (3,319)          --         (3,319)
 Net loss...............     --        --          --     (1,818,975)   (1,818,975)
                         -------  --------   ---------   -----------   -----------
Balance, December 31,
 1995................... $79,250  $633,131   $ (21,266)  $ 5,196,489   $ 5,887,604
                         =======  ========   =========   ===========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEARS ENDED DECEMBER 31, 1995 AND 1994, THE THREE MONTHS ENDED DECEMBER 31,
                  1993 AND THE YEAR ENDED SEPTEMBER 30, 1993

                                 YEARS ENDED         THREE MONTHS
                                DECEMBER 31,            ENDED       YEAR ENDED
                           ------------------------  DECEMBER 31,  SEPTEMBER 30,
                              1995         1994          1993          1993
                           -----------  -----------  ------------  -------------
Cash flows from operating
 activities:
 Net income (loss).......  $(1,818,975) $ 1,121,427  $ (6,423,685) $ (3,832,616)
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  operating activities:
 Depreciation and
  amortization...........    3,913,346    4,311,092     1,174,178     5,076,527
 Revenue and lease
  reservations...........      111,549       76,190           --            --
 Provision for doubtful
  accounts...............     (124,049)  (1,154,000)      288,600       281,000
 (Gain) loss on sale of
  property and
  equipment..............      221,749      (76,446)      (17,090)      176,382
 Appreciation
  (depreciation) in
  performance share
  value..................     (126,608)     217,433           --            --
 Cumulative effect of
  change in accounting
  method.................          --      (470,611)          --            --
 Appreciation of
  performance shares
  redeemed by issuance
  of note payable........          --           --            --        134,511
 Changes in assets and
  liabilities:
  Trade accounts
   receivable............      449,979    2,095,995     3,480,946     2,756,359
  Unbilled revenue on
   work in progress......     (400,316)   2,452,964    (2,502,053)   (2,658,219)
  Accounts payable.......      175,131    1,691,361    (4,736,242)    2,256,065
  Accrued salaries and
   expenses..............     (779,940)  (5,277,894)    7,235,340     1,206,256
  Collateral bonds.......      309,222      477,656       412,304      (847,024)
  Other, net.............      (60,949)     427,311       107,265    (1,144,252)
                           -----------  -----------  ------------  ------------
   Net cash provided by
    operating activities.    1,870,139    5,892,478      (980,437)    3,404,989
                           -----------  -----------  ------------  ------------
Cash flows from investing
 activities:
 Purchase of property and
  equipment..............   (1,310,662)  (1,869,058)     (474,064)   (2,198,370)
 Proceeds from sale of
  property and equipment.      325,418      295,010        53,063       346,603
                           -----------  -----------  ------------  ------------
   Net cash used in
    investing activities.     (985,244)  (1,574,048)     (421,001)   (1,851,767)
                           -----------  -----------  ------------  ------------
Cash flows from financing
 activities:
 Net (deposits)
  borrowings (to) from
  cash collateral
  account................    1,047,521   (1,767,190)          --            --
 Proceeds from
  obligations to banks
  and notes payable......    2,059,189    7,175,000    11,015,000    23,765,000
 Payments on obligations
  to banks and notes
  payable................   (3,941,762)  (8,565,195)  (10,823,825)  (24,545,218)
 Advances and
  distributions to
  shareholders...........       (3,655)         --        (11,376)     (391,157)
 Performance shares
  redeemed...............     (479,542)     (43,159)      (14,517)     (128,477)
 Change in cash
  overdraft..............      417,762   (2,058,354)    1,215,597      (236,671)
 Shareholder
  contribution...........          --       248,891           --            --
 Proceeds from repayment
  of shareholder
  advances...............          --       693,973           --            --
                           -----------  -----------  ------------  ------------
   Net cash used in
    financing activities.     (900,487)  (4,316,034)    1,380,879    (1,536,523)
                           -----------  -----------  ------------  ------------
   Increase (decrease) in
    cash.................      (15,592)       2,396       (20,559)       16,699
Cash, beginning of
 period..................       62,285       59,889        80,448        63,749
                           -----------  -----------  ------------  ------------
Cash, end of period......  $    46,693  $    62,285  $     59,889  $     80,448
                           ===========  ===========  ============  ============
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  year for:
 Interest................  $ 1,554,879  $ 1,489,863  $    376,429  $  1,487,936
                           ===========  ===========  ============  ============
 Income taxes (Note 2)...  $       --   $       --   $        --   $    577,043
                           ===========  ===========  ============  ============

During the year ended September 30, 1993, the Company redeemed performance shares with a recorded value of $194,726, a redemption value of $493,856, by issuance of a note payable of $329,237 and a cash payment for the residual. The difference between the recorded and redemption value was recorded as compensation expense and is included in general and administrative expenses.
During the year ended December 31, 1995, the three months ended December 31, 1993 and the year ended September 30, 1993, performance shares with a value of $154,403, $120,757 and $72,634, respectively, were issued in lieu of ac-crued bonuses.

The accompanying notes are an integral part of the consolidated financial statements.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        YEARS ENDED DECEMBER 31, 1995 AND 1994, THE THREE MONTHS ENDED
            DECEMBER 31, 1993 AND THE YEAR ENDED SEPTEMBER 30, 1993

1. SUBSEQUENT EVENT

  Effective May 23, 1996, the shareholders of American Testing and Engineering Corporation (the Company) or ("ATEC") transferred substantially all of the Company's tangible and intangible business assets to ATC Environmental, Inc. ("ATC"), an unrelated company. The assets sold included cash, accounts receivable, unbilled work in progress, prepaid expenses, goodwill, customer contract rights and customer lists. In addition, the Company leased to ATC substantially all of its property, plant and equipment under annually renewable leases expiring six years from the date of the closing. ATC additionally has the right to purchase all fixed assets leased at the end of such period. Assets retained by the Company include all nonleased fixed assets, intercompany accounts receivable/payable, certain land, cash surrender value of life insurance policies, and the investment in Waste Abatement Technology, L.P. ("WATEC").

  As consideration for the sale, ATC assumed essentially all of the recorded liabilities exclusive of bank debt which was repaid concurrent with the sale of ATEC. In addition, at closing the Company received $6,000,000 in cash and will receive, an additional $16,750,000 in lease payments, rents, and consideration for covenants not to compete over the next six years. In connection with this transaction, the Company recorded a gain of approximately $4.9 million at the closing date, and additional contingent gains approximating $12.5 million are expected to be recorded as certain defined contingencies lapse.

  The Company's credit agreement with Bank One (Note 5) expired on April 30, 1996. In anticipation of the sale of the Company, the bank amended and extended the credit agreement through July 31, 1996. All amounts due Bank One in connection with the credit agreement, exclusive of WATEC borrowings of approximately $360,000 and contingent amounts due under letters of credit, were paid on May 24, 1996, concurrent with the sale of the Company's business operations to ATC.

  In connection with the sale, the Company recorded additional 1996 expense of approximately $2.2 million associated with the performance shares and performance share options (see Notes 7 and 8) in accordance with the Performance Share and Performance Share Option Plans. During the period from January 1, 1996 through May 23, 1996, 94,830 additional performance share options were granted at an option price of $7.41 per share.

  These financial statements are presented on the historical basis of accounting and are not presented on the basis of a liquidation, nor do they reflect fair value accounting principles.

2. SIGNIFICANT ACCOUNTING POLICIES

  General--ATEC engages in four principal lines of business which contribute to gross revenues. They include traditional services which consist of engineering and materials testing, environmental, hazardous waste, and chemical testing laboratories. The geographic concentration of the 40 plus offices is in the eastern half of the United States. The concentration of revenue by client is largely industrial and small business with approximately 25% of its revenue generated from federal, state and local governmental agencies.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from the estimated amounts and results.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

  Consolidation Principles and Financial Statement Presentation--These consolidated financial statements include the accounts of ATEC and WATEC, a limited partnership in which the Company holds a 99% interest (together, the "Company"). All significant intercompany accounts have been eliminated.

  Property and Equipment--Property and equipment are recorded at cost and are depreciated using the straight-line method. Estimated useful lives range from three to ten years for machinery, equipment and office furniture and three to seven years for vehicles. Leasehold improvements are generally amortized over the term of the respective leases. Expenditures for normal repair and maintenance are charged to expense as incurred. Cost and accumulated depreciation of assets disposed are removed from the accounts, and any resulting gain or loss is included in income.

  Income Taxes--Effective October 1, 1991, the Company elected status as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, it is generally not subject to federal or state income taxes, and the income or loss of the Company is reflected in the personal income tax returns of its shareholders.

  Revenue and Cost Recognition--The Company's principal business is providing professional engineering and consulting services under cost-plus-fee and fixed-price contracts. Revenues attributable to such contracts and claims for revenue on additional contract revisions are accounted for under the percentage-of-completion (cost-to-cost) method of accounting and are recorded equivalent to costs incurred plus a pro rata portion of estimated profits expected to be realized on the contracts.

  Profits expected to be realized on contracts are based on total contract value and management's estimates of costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Provisions for estimated losses on contracts are recorded when they are identified.

  Costs of service include all direct material and subcontract costs, and those indirect costs related to contract performance.

  Change in Accounting Method--Performance Share Obligation--Amounts contributed by participants to the Performance Share Plan are recognized as compensation expense when earned. Prior to January 1, 1994, the Company recognized additional expense (appreciation of performance share value) or other income (diminution of performance share value) upon election by the participant to redeem units in accordance with the plan's provisions. To more directly relate the periodic results of its operations with related changes in the valuation of performance shares, the Company changed its method of accounting for changes in the appreciation or diminution of performance share value. As part of this change, during the year ended December 31, 1994, the Company recorded a one-time cumulative benefit of $470,611, which recognizes the cumulative difference in expense recorded under the two methods from the inception of the plan through January 1, 1994.

  Reclassification--Certain amounts in the prior year's financial statements have been reclassified to conform to the 1995 presentation.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

3. PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1995          1994
                                                     ------------  ------------
   Machinery and equipment.......................... $ 11,584,942  $ 12,102,895
   Vehicles.........................................    6,285,807     6,828,868
   Office furniture and equipment...................    9,059,094     8,508,533
   Leasehold improvements...........................    3,256,232     3,660,734
   Building.........................................      291,220       291,220
   Land.............................................      276,480       276,480
   Construction in progress.........................      102,221       427,241
                                                     ------------  ------------
                                                       30,855,996    32,095,971
   Less accumulated depreciation....................  (24,954,355)  (23,054,478)
                                                     ------------  ------------
                                                     $  5,901,641  $  9,041,493
                                                     ============  ============

4. RELATED PARTY TRANSACTIONS

  Advances to related parties are summarized as follows:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1994
                                                               -------- --------
   Mann Realty Co............................................. $108,212 $ 68,913
   Mann Technology, Inc.......................................    7,085    3,813
   ATEC International.........................................   41,415   41,415
                                                               -------- --------
                                                               $156,712 $114,141
                                                               ======== ========

  The Company has entered into certain noncancelable operating lease agreements for office space with Mann Realty Co., a partnership in which the Company's president is a partner. Minimum annual rental commitments under these leases are included in Note 9 and aggregate $464,959, $323,471, $208,884, $100,800, $100,800, and $756,000 for the years ending December 31,
1996, 1997, 1998, 1999, 2000, and thereafter, respectively. Rents paid to Mann Realty Co. for the years ended December 31, 1995 and 1994 and the three months ended December 31, 1993 and the year ended September 30, 1993 were $607,913, $546,544, $193,230 and $615,144, respectively. The Company also has $125,000 on deposit with Mann Realty Co. pursuant to lease agreements on certain locations. No interest is earned on advances, and there are no agreements identifying specific repayment terms.

  The Company's president is an officer and shareholder of Mann Technology, Inc., which serves as the corporate general partner and one-percent owner of WATEC. Mann Technology, Inc.'s 1% interest and earnings therefrom have been reflected as minority interest on the Company's consolidated balance sheets and statements of operations. Two shareholders of the Company are also shareholders in ATEC International. Advances to Mann Technology and ATEC International bear no interest, and there are no agreements identifying specific repayment terms.

  The Company's interim distributions to shareholders for estimated income taxes have been determined by the Company's management to be advances to shareholders until such time as the actual liability is calculated. Advances to shareholders were $21,266 and $17,947 at December 31, 1995 and 1994, respectively. The Company reports shareholder advances as a reduction of shareholders' equity. The Company's Credit Agreement (Note 5) requires that any such shareholder advances in excess of the related tax liability be repaid to the Company when corresponding refunds are received from taxing authorities.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

5. LONG-TERM DEBT AND CREDIT AGREEMENTS

  Long-term debt and credit agreements are summarized as follows:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1995         1994
                                                      ------------  -----------
   Credit agreement:
    Working capital loan--ATEC....................... $  1,345,739  $   332,810
    Working capital loan--WATEC......................      344,017      299,425
                                                      ------------  -----------
     Borrowings under working capital loans.......... $  1,689,756  $   632,235
                                                      ============  ===========
    Term loan one.................................... $  5,214,793  $ 6,907,321
    Term loan two....................................    1,572,648    2,715,048
    Term loan three..................................    1,240,313    1,791,563
    Term loan four...................................    1,709,033    1,475,000
    Equipment acquisition loan.......................    1,180,000          --
                                                      ------------  -----------
     Borrowings under term loans.....................   10,916,787   12,888,932
    Notes payable....................................    1,004,189      914,618
                                                      ------------  -----------
                                                        11,920,976   13,803,550
    Less current portion.............................  (11,043,881)  (3,548,168)
                                                      ------------  -----------
     Total long-term debt............................ $    877,095  $10,255,382
                                                      ============  ===========

  Credit Agreement--Under the Company's credit agreement (the "Agreement") with Bank One, Indianapolis, N.A. ("Bank One"), substantially all assets have been pledged as collateral. The Agreement also contains certain financial covenants which require the Company to meet financial ratios and tests, including a minimum current ratio, a minimum tangible capital test, a maximum debt to tangible capital ratio, and a minimum debt service coverage ratio. The Company was in default of substantially all financial ratio covenants as of December 31, 1995.

  On April 30, 1996, the Company and Bank One amended and extended the Agreement (the "Amended Agreement"). The Amended Agreement established new financial ratios and tests which the Company is required to maintain. Bank One may, at its sole discretion, extend the maturity date of the working capital loans. The Amended Agreement provides for the revision of a previously established cash collateral account, whereby the Company deposits all cash into the account to pay down working capital loans and then draws funds to meet current operating requirements.

  Under the Amended Agreement, the working capital loans bear interest, payable monthly, at Bank One's prime rate, which was 8.5% at December 31, 1995, plus .75%, and mature on July 31, 1996. ATEC and WATEC may borrow up to $3,000,000 and $1,000,000, respectively, under the working capital loans. Additionally, the Agreement provides for annual short-term equipment acquisition loans. On April 30, 1996, the due date for the equipment acquisition loan was extended to July 31, 1996. The equipment acquisition loan bears interest at Bank One's prime rate plus 1%.

  Term loan one is due in consecutive monthly principal payments of $116,500 plus interest, with the remaining unpaid principal plus accrued interest due March 1, 1998. The loan bears interest at Bank One's prime rate plus 1%. Term loan two is due in consecutive monthly principal payments of $95,200 plus interest, with the remaining balances of principal and interest due on June 1, 1997. The loan bears interest at an annual rate of 9.51% through February 28, 1996 and at Bank One's prime rate plus 1% thereafter. Term loan three is due in

                 AMERICAN TESTING AND ENGINEERING CORPORATION consecutive monthly principal payments of $45,938 plus interest, with the remaining balance of principal and interest due on February 28, 1998. The loan bears interest at Bank One's prime rate plus 1%. Term loan four is due in consecutive monthly principal payments of $41,700 plus interest, with the remaining balance of principal and interest due March 15, 1999. The loan bears interest at Bank One's prime rate plus 1%.

  The Term loans contain provisions which permit the bank to accelerate payment terms in the event of non-compliance with covenants included in the working capital loan.

  A $6,000,000 facility for letters of credit is provided under the Agreement with a 1.5% annual fee on outstanding letters of credit (Note 6). In addition, up to a maximum of $5,000,000 of total indebtedness under the credit agreement has been guaranteed by the Company's principle shareholder.

  Notes Payable--The Company's principal shareholder advanced the Company $750,000 in September 1994. The note bears interest at 12.0% and the principal and accrued interest are due on February 1, 1997. The note is subordinated to the interest of Bank One.

  In connection with the retirement of certain performance share obligations, a note with a principal balance of $254,189 was issued in 1995. The first payment of $127,094 plus accrued interest is due in May 1996, with the payment of the remaining $127,095 plus accrued interest due on May 19, 1997. Interest is payable at the prime rate of Bank One.

6. LETTERS OF CREDIT

  The Company has $5,904,353 in letters of credit outstanding at December 31, 1995, which collateralize performance bonds required under certain contracts, certain litigation, and deductibles under workers' compensation insurance. They expire in various amounts through November 1996.

7. PERFORMANCE SHARE OBLIGATION

  The Company adopted a Performance Share Plan ("Share Plan") intended to operate for the benefit of key employees of the Company. At the beginning of each fiscal year, each Share Plan participant can elect to receive a portion of his bonus payable under the ATEC Incentive Bonus Plan in the form of Performance Shares ("Shares"), for which the Company has agreed to later pay a formula value per Share, subject to adjustment (see below). Except as otherwise determined by the Board, Shares issued in lieu of cash bonuses were initially valued at twice the book value of shares of the Company's common stock through September 30, 1992 and at one and one-half times the book value of common stock, thereafter ("Purchase Price").

  The Company will satisfy the Performance Share Obligation by cash payments to the Share Plan participants in the event of the Share Plan participant's death, total disability, hardship or termination from the Company, or upon sale of 50% of the Company's common stock or substantially all of the assets of the Company.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

  The value per unit and the right to receive payment for Shares held by a Share Plan participant are determined as follows:

    EVENT CAUSING UNIT REDEMPTION               SHARE VALUE DETERMINED BY

Death, total disability, hardship or      The Share Purchase Price plus or
termination.                              minus the change in book value of
                                          the common stock of the Company from
                                          the date of purchase to the end of
                                          the fiscal year immediately
                                          preceding the event.

Sale or transfer of more than 50% of      The payment received by the Company
the issued and outstanding common         shareholders for each share of the
stock of the Company.                     Company.

Sale of substantially all of the          The payment received by the Company
assets of the Company, or the             shareholders for each share of the
liquidation of the Company.               Company.

  Activity in the years ended December 31, 1995 and 1994 and the three months ended December 31, 1993 and the year ended September 30, 1993 was as follows:

                                                        PERFORMANCE
                                                          SHARES    OBLIGATIONS
                                                        ----------- -----------
   Balance at September 30, 1992.......................   255,499   $1,580,560
     Issued............................................     3,721       72,634
     Redeemed..........................................   (55,343)    (323,203)
                                                          -------   ----------
   Balance at September 30, 1993.......................   203,877    1,329,991
     Issued............................................    10,677      120,757
     Redeemed..........................................    (1,061)     (14,517)
                                                          -------   ----------
   Balance at December 31, 1993........................   213,493    1,436,231
     Cumulative effect of change in accounting method
      (Note 1).........................................       --      (470,611)
     Issued............................................       --           --
     Redeemed..........................................    (6,558)     (43,159)
     Appreciation in share value.......................       --       217,433
                                                          -------   ----------
   Balance at December 31, 1994........................   206,935    1,139,894
     Issued............................................    20,805      154,403
     Redeemed..........................................   (87,211)    (479,542)
     Depreciation in share value.......................       --      (126,608)
                                                          -------   ----------
   Balance at December 31, 1995........................   140,529   $  688,147
                                                          =======   ==========

8. PERFORMANCE SHARE OPTION PLAN

  Effective May 3, 1995, the Company adopted a Performance Share Option Plan ("Option Plan") intended to offer incentives beyond current compensation to certain officers and key employees responsible for furthering the Company's long-term earnings growth. Performance share options are issued at the sole discretion of the Performance Share Option Plan Committee (the "Committee"). Under the Plan, 200,000 option shares are available for grant. The option price is determined by the Committee and for 1995 was set at $7.41 per share. Options are exercisable only upon a "Transfer" of ownership as defined in the Option Plan agreement. The options have no stated expiration date but will expire upon termination of the optionee's employment. No compensation expense was recorded during 1995, since the options were granted at fair market value. At December 31, 1995, there were 77,250 shares under option at an option price of $7.41 per share.

                 AMERICAN TESTING AND ENGINEERING CORPORATION

9. LEASES

  Minimum annual rental commitments under noncancelable operating leases at December 31, 1995 (primarily for office space) are as follows:

      1996........................................................... $2,642,509
      1997...........................................................  1,692,026
      1998...........................................................  1,060,172
      1999...........................................................    705,190
      2000...........................................................    302,074
      Thereafter.....................................................    822,097
                                                                      ----------
                                                                      $7,224,068
                                                                      ==========

  Total rental expense for the year ended December 31, 1995 and 1994 and the three months ended December 31, 1993 and the year ended September 30, 1993 was $3,404,000, $3,107,000, $775,000 and $3,216,000, respectively.

10. 401(k) PROFIT SHARING PLAN

  The Company sponsors a defined contribution 401(k) Profit Sharing Plan ("Plan") covering substantially all employees. Annual contributions made by the Company to the Plan are strictly discretionary in nature and may be discontinued or temporarily suspended for a definite or indefinite period of time. The Company's profit sharing contributions are allocated to the account balance of each participant based upon the ratio of the participant's Plan year compensation to the total Plan year compensation of all participants and vest over a six-year period. There were no profit sharing contributions for any of the periods presented.

  During the year ended December 31, 1995, the Company contributed $331,064 to the 401(k) portion of the Plan, equivalent to 50% of employees' pre-tax contributions, up to 3% of each employees' pay. These contributions also vest over a six-year period. Participant forfeitures aggregating $49,460 were retained. The Company's contribution for the year ended December 31, 1994 was $273,513 with forfeitures of $46,938. The Company's contributions to the Plan were $113,850 during the three months ended December 31, 1993. During the year ended September 30, 1993, participant forfeitures totaling $321,033 were retained to satisfy the Company's contribution to the Plan.

11. LITIGATION

  A lawsuit was filed on April 24, 1991 against the Company in the Superior Court of Lake County, Indiana. The claim alleged negligent and careless conduct on the part of the Company, which resulted in permanent personal injuries being suffered by the plaintiff as a result of exposure to hazardous materials while operating equipment at a landfill. On March 23, 1995, a trial jury returned a verdict against the Company and awarded the plaintiff $704,375 in damages. The Company filed a motion with the Court to correct errors in May 1995 and, as a result, the Court reduced the judgment against the Company by $70,000. Since that time, the plaintiff has accepted the Company's settlement offer of $500,000 and such amount was paid subsequent to December 31, 1995. The Company has pursued recovery of the settlement amount from its insurance carrier and in June 1997 reached an agreement to recover $550,000 from the insurance carrier related to this claim.

  On March 1, 1994, the Company and another party were named as defendants in a lawsuit filed in the Court of Common Pleas, Franklin, Ohio. The plaintiff alleges that the Company negligently performed an environmental site assessment which failed to indicate environmental contamination that has made a mortgage on the property in the amount of $15 million worthless. The Company believes it has a meritorious defense with

                 AMERICAN TESTING AND ENGINEERING CORPORATION respect to the lawsuit and intends to vigorously defend the action. While the ultimate outcome cannot be determined at this time, management does not believe it will have a material adverse effect on the Company's financial statements.

  By letter dated December 12, 1993, the Company entered the Voluntary Disclosure Program administered by the U.S. Department of Defense ("DoD"). The bases of the disclosure are allegations that certain former Company employees paid unlawful gratuities to a federal government inspector concerning a contract at a federal government site. Possible violations involve the federal Anti-Kickback Act, federal criminal law against bribery, and the federal civil False Claims Act. The Company retained independent legal counsel to undertake internal investigation of the matter and to prepare a report for presentation to the Office of the Inspector General, DoD. The Company could be responsible for the repayment of any losses suffered by the federal government related to the gratuities, fraud or kickbacks. In January 1995, the Company submitted the internal investigation report to DoD in which it found that the illegal gratuities had been paid by a former Company employee. The Company paid the federal government the losses identified in the internal investigation report. The Company does not believe it has any additional monetary obligation to the federal government as a result of the matters covered by the investigation; however, the federal government accepted the funds with the express reservation that the acceptance did not constitute a limitation of the Company's liability. The federal government conducted a compliance audit of the report in 1995 and requested additional information to determine if fines should be levied against the Company or if the Company should be suspended from participation in future government contracts. As of June 25, 1997, the Company is negotiating a final settlement agreement with the DoD which will include the withdrawal of the Company from all federal government contracting work. The Company has historically derived approximately 10% of its net service revenues from federal government sources.

  A complaint was filed in December 1995 against the Company and another party in the Circuit Court of Dade County, Florida. The plaintiff alleges that the Company failed to update its report on the suitability of the foundation material after a substitution in those materials was made. As a result of the plaintiff's reliance on this report, the materials used in the foundation were found to be inadequate and the building pad settled, resulting in damages. The Company believes it has a meritorious defense with respect to the lawsuit and intends to vigorously defend the action. While the ultimate outcome cannot be determined at this time, management does not believe it will have a material adverse effect on the Company's financial statements.

  On December 5, 1996, the Company received notice of a claim by Western Capital Corporation. Western Capital Corporation's claim against the Company arises from a claim made by a third party. The third party allegedly received serious bodily injuries during the removal of underground storage tanks from Western Capital Corporation's property as a subcontracted employee of the Company. The Company believes it has a meritorious defense with respect to the lawsuit and intends to vigorously defend the action. While the ultimate outcome cannot be determined at this time, management does not believe it will have a material adverse effect on the Company's financial statements.

  The Company has been named or has claims pending arising out of the ordinary conduct of its business. In the opinion of management, these matters are adequately covered by insurance, appropriately provided for in the accompanying financial statements, without merit, or are not material to the Company's financial statements.

                          BING YEN & ASSOCIATES, INC.

                          FINANCIAL STATEMENTS FOR THE
                          YEAR ENDED DECEMBER 31, 1996
                        AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Bing Yen & Associates, Inc.
Irvine, California

  We have audited the accompanying balance sheet of Bing Yen & Associates, Inc. as of December 31, 1996, and the related statements of operations and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Bing Yen & Associates, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Omaha, Nebraska
November 18, 1997

                          BING YEN & ASSOCIATES, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................... $  713,991
  Accounts receivable--net of allowance of $46,625..................  1,948,991
  Accounts receivable--unbilled.....................................     67,459
  Prepaid expenses..................................................      3,365
                                                                     ----------
    Total current assets............................................  2,733,806
                                                                     ----------
PROPERTY AND EQUIPMENT--net.........................................    136,077
OTHER ASSETS........................................................      7,450
                                                                     ----------
TOTAL ASSETS........................................................ $2,877,333
                                                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................. $  213,397
  Accrued expenses..................................................    117,342
  Deferred income...................................................     34,680
                                                                     ----------
    Total current liabilities.......................................    365,419
                                                                     ----------
STOCKHOLDERS' EQUITY:
Capital stock:
  Common, $.01 par value--authorized, issued and outstanding,
   100,000 shares...................................................      1,000
  Retained earnings.................................................  2,510,914
                                                                     ----------
    Stockholders' equity............................................  2,511,914
                                                                     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................... $2,877,333
                                                                     ==========

See notes to financial statements.

                          BING YEN & ASSOCIATES, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1996

PROFESSIONAL FEES.................................................. $ 4,274,820
DIRECT PROJECT COSTS...............................................   2,059,102
INDIRECT PROJECT COSTS.............................................     568,957
                                                                    -----------
  Gross margin.....................................................   1,646,761
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................     498,485
                                                                    -----------
OPERATING INCOME...................................................   1,148,276
INTEREST INCOME....................................................      14,433
                                                                    -----------
NET INCOME.........................................................   1,162,709
RETAINED EARNINGS, Beginning of year...............................   2,397,920
DIVIDENDS..........................................................  (1,049,715)
                                                                    -----------
RETAINED EARNINGS, End of year..................................... $ 2,510,914
                                                                    ===========

See notes to financial statements.

                          BING YEN & ASSOCIATES, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................... $ 1,162,709
  Adjustments to reconcile net income to net cash flows from operating activities:
    Depreciation and amortization.................................      17,326
    Increase in receivables--net..................................    (271,458)
    Increase in prepaid assets....................................      (1,426)
    Increase in accounts payable and other liabilities............      62,260
                                                                   -----------
      Net cash flows from operating activities....................     969,411
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.......................     (46,483)
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid..................................................  (1,049,715)
                                                                   -----------
NET DECREASE IN CASH..............................................    (126,787)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................     840,778
                                                                   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......................... $   713,991
                                                                   ===========

See notes to financial statements.

                          BING YEN & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1996

1. NATURE OF OPERATIONS

  Bing Yen & Associates, Inc. (the "Company") provides geothermal consulting services (primarily litigation support) in the state of California.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue and Cost Recognition--Consulting services are generally performed on a cost-plus fixed fee basis. Revenues are recognized as services are performed.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  Property and Equipment--Property and equipment are recorded at cost and are depreciated using straight-line depreciation over the following estimated useful service lives of the assets:

   Leasehold improvements.............................................. 39 years
   Computer and equipment..............................................  5 years
   Furniture and fixtures..............................................  7 years
   Lab and field equipment.............................................  7 years

  Income Taxes--The Company elected to be taxed under Subchapter S of the Internal Revenue Code. No income taxes are recorded in the accompanying financial statements as the payment of the income taxes of the Company is the responsibility of the stockholders.

3. PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. A summary by classification as of December 31, 1996 is as follows:

   Computer equipment................................................. $ 86,200
   Furniture and fixtures.............................................   62,960
   Lab and field equipment............................................   46,088
   Leasehold improvements.............................................   25,437
   Vehicles...........................................................    2,920
                                                                       --------
     Total property and equipment.....................................  223,605
   Less accumulated depreciation......................................   87,528
                                                                       --------
     Property and equipment--net...................................... $136,077
                                                                       ========

                          BING YEN & ASSOCIATES, INC.

4. OTHER ASSETS

  A summary of other assets at December 31, 1996 is as follows:

   Investment in joint venture.......................................... $3,950
   Loan to related party................................................  3,500
                                                                         ------
                                                                         $7,450
                                                                         ======

5. COMMITMENTS

  The Company has entered into a lease agreement for office space with an affiliated company owned by three officers of the Company. Rent expense related to this lease for the year ended December 31, 1996 was $86,806. Minimum rental commitments as of December 31, 1996 are as follows:

   1997................................................................ $ 63,763
   1998................................................................  102,496
   1999................................................................  129,600
   2000................................................................  136,800
   2001................................................................  144,000
                                                                        --------
     Total............................................................. $576,659
                                                                        ========

6. EMPLOYEE BENEFIT PLAN

  The Company has adopted a 401(k) plan covering all eligible employees. The plan provides for matching contributions at the discretion of the Board of Directors. Contribution expense for the year ended December 31, 1996 was $21,957.

7. SUBSEQUENT EVENTS (UNAUDITED)

  Effective November 26, 1997, ATC Group Services, Inc. acquired all of the assets of the Company.

                          ENVIRONMENTAL WARRANTY, INC.

                              FINANCIAL STATEMENTS
                          AS OF JUNE 30, 1997 AND 1996
                                 TOGETHER WITH
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Environmental Warranty, Inc.:

  We have audited the accompanying balance sheets of Environmental Warranty, Inc. (a Connecticut corporation) as of June 30, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1997 and 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Environmental Warranty, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years ended June 30, 1997 and 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 2 of Notes to Financial Statements, ATC Group Services, Inc., Environmental Warranty, Inc.'s parent effective November 4, 1997, is committed to provide financial support to Environmental Warranty, Inc.

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of general and administrative expenses (Exhibit I) is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                            ARTHUR ANDERSEN LLP
Hartford, Connecticut
November 20, 1997

                          ENVIRONMENTAL WARRANTY, INC.

                                 BALANCE SHEETS
                          AS OF JUNE 30, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
ASSETS:
  Cash and cash equivalents.......................... $   219,367  $    18,993
  Investments held to maturity (market value of $0
   and $145,000,
   respectively).....................................         --       143,000
  Trading account investments, at market.............      10,120       62,357
  Interest receivable................................         --         1,015
  Commissions receivable.............................     157,927      117,961
  Prepaid expenses...................................         --         4,747
                                                      -----------  -----------
      Total current assets...........................     387,414      348,073
                                                      -----------  -----------
  Furniture and equipment, net of accumulated depre-
   ciation of $24,299 and $18,437, respectively......      10,488       16,350
  Deposits...........................................         --         9,494
  Deferred costs, net of accumulated amortization of
   $342,987 and $258,891, respectively...............      77,485      161,581
                                                      -----------  -----------
      Total assets................................... $   475,387  $   535,498
                                                      ===========  ===========
LIABILITIES:
  Accounts payable and accrued liabilities........... $    36,366  $    13,204
  Premiums payable to insurer........................     297,006       83,918
                                                      -----------  -----------
      Total current liabilities......................     333,372       97,122
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES
 (Notes 5, 6 and 8)
SHAREHOLDERS' EQUITY:
  Redeemable, convertible, cumulative 8% preferred
   stock, 5,000 shares
   authorized:
    Series A, 2,668 shares issued and outstanding,
     initial conversion price of $749.63 per share,
     plus unpaid dividends...........................   2,747,102    2,587,103
    Series B, 1,334 shares issued and outstanding,
     initial conversion price of $1,491.7541 per
     share, plus unpaid dividends....................   2,397,195    2,237,995
  Common stock, no par value, 15,000 shares autho-
   rized, 1,100 and 800 shares issued and outstand-
   ing, respectively.................................       4,000        1,000
  Less--Stock subscriptions receivable...............      (2,000)      (1,000)
  Accumulated deficit................................  (5,004,282)  (4,386,722)
                                                      -----------  -----------
      Total shareholders' equity.....................     142,015      438,376
                                                      -----------  -----------
      Total liabilities and shareholders' equity..... $   475,387  $   535,498
                                                      ===========  ===========

The accompanying notes are an integral part of these financial statements.

                          ENVIRONMENTAL WARRANTY, INC.

                            STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                                            1997       1996
                                                          ---------  ---------
REVENUES:
  Commissions earned..................................... $ 543,879  $ 194,210
  Investment income......................................     4,038     32,696
  Other..................................................     5,725     15,450
                                                          ---------  ---------
      Total revenue......................................   553,642    242,356
EXPENSES:
  General and administrative expenses....................   850,524  1,000,286
                                                          ---------  ---------
      Loss before state income taxes.....................  (296,882)  (757,930)
  Provision for state income taxes.......................     1,479      4,821
                                                          ---------  ---------
      Net loss........................................... $(298,361) $(762,751)
                                                          =========  =========

The accompanying notes are an integral part of these financial statements.

                         ENVIRONMENTAL WARRANTY, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                          PREFERRED STOCK,  PREFERRED STOCK,
                              SERIES A          SERIES B      COMMON STOCK      STOCK
                          ----------------- ----------------- ------------- SUBSCRIPTIONS ACCUMULATED
                          SHARES   AMOUNT   SHARES   AMOUNT   SHARES AMOUNT  RECEIVABLE     DEFICIT      TOTAL
                          ------ ---------- ------ ---------- ------ ------ ------------- -----------  ----------
Shareholders' equity,
 June 30, 1995..........  2,668  $2,426,667 1,334  $2,078,359   800  $1,000    $(1,000)   $(3,303,899) $1,201,127
Unpaid preferred stock
 dividends..............    --      160,436   --      159,636   --      --         --        (320,072)        --
Net loss................    --          --    --          --    --      --         --        (762,751)   (762,751)
                          -----  ---------- -----  ---------- -----  ------    -------    -----------  ----------
Shareholders' equity,
 June 30, 1996..........  2,668   2,587,103 1,334   2,237,995   800   1,000     (1,000)    (4,386,722)    438,376
Unpaid preferred stock
 dividends..............    --      159,999   --      159,200   --      --         --        (319,199)        --
Stock options exercised.    --          --    --          --    300   3,000     (1,000)           --        2,000
Net loss................    --          --    --          --    --      --         --        (298,361)   (298,361)
                          -----  ---------- -----  ---------- -----  ------    -------    -----------  ----------
Shareholders' equity,
 June 30, 1997..........  2,668  $2,747,102 1,334  $2,397,195 1,100  $4,000    $(2,000)   $(5,004,282) $  142,015
                          =====  ========== =====  ========== =====  ======    =======    ===========  ==========

The accompanying notes are an integral part of these financial statements.

                          ENVIRONMENTAL WARRANTY, INC.

                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                                           1997        1996
                                                         ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................. $(298,361) $ (762,751)
  Adjustments to reconcile net loss to net
  cash provided by (used for) operating
  activities:
    Depreciation and amortization.......................    89,958      89,714
    Increase in commissions receivable..................   (39,966)    (97,003)
    Decrease in interest receivable.....................     1,015      25,985
    Decrease in deposits................................     9,494         --
    Decrease (increase) in prepaid expenses.............     4,747        (266)
    Increase (decrease) in accounts payable and accrued
     liabilities........................................    23,162     (17,571)
    Increase in premiums payable to insurer.............   213,088      36,821
                                                         ---------  ----------
      Net cash provided by (used for) operating activi-
       ties.............................................     3,137    (725,071)
                                                         ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of trading account investments...............  (145,763)   (303,474)
  Proceeds from sale of trading account investments.....   198,000     259,000
  Proceeds from maturities of investments held to matu-
   rity.................................................   243,000   4,975,000
  Purchase of investments held to maturity..............  (100,000) (4,223,000)
  Purchase of furniture and equipment...................        --      (2,607)
                                                         ---------  ----------
      Cash provided by (used for) investing activities..   195,237     704,919
                                                         ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock options exercised..........     2,000         --
                                                         ---------  ----------
      Cash provided by financing activities.............     2,000         --
                                                         ---------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....   200,374     (20,152)
CASH AND CASH EQUIVALENTS, beginning of year............    18,993      39,145
                                                         ---------  ----------
CASH AND CASH EQUIVALENTS, end of year.................. $ 219,367  $   18,993
                                                         =========  ==========
SUPPLEMENTAL INFORMATION:
  Non-cash transactions--Undeclared preferred stock div-
   idends............................................... $ 319,199  $  320,074
  Cash paid for--Income taxes...........................     1,479       4,821

The accompanying notes are an integral part of these financial statements.

                         ENVIRONMENTAL WARRANTY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            JUNE 30, 1997 AND 1996
1.  DESCRIPTION OF COMPANY AND BUSINESS:

 Organization

  Environmental Warranty, Inc. (the Company) was incorporated on April 3, 1992, and sold 1,334 shares of Preferred Stock, Series A for $1,000,000 on May 1, 1992. In April 1993, an additional 1,334 shares of Preferred Stock, Series A were sold for $1,000,000. On April 15, 1994, the Company issued to Lawyers Title Environmental Insurance Service Agency, Inc. (LTEISA) (the Series B preferred shareholder and a subsidiary of Lawyers Title Corporation) 667 shares of Preferred Stock, Series B for $995,000, and obtained an unconditional commitment for the purchase of an additional 667 shares for $995,000, which purchase was consummated on January 15, 1995. Offering costs of $43,580 were charged against the proceeds. As of June 30, 1997 and 1996, the Company had issued 1,100 and 800 shares of common stock to employees of the Company (see Note 5).

 Business

  The Company serves as the brokerage and program administrator for environmental site assessment specialty insurance coverage, providing marketing and underwriting services. Prior to March 1996, the Company had a program administration agreement with SAFECO Corporation (SAFECO). This agreement authorized the Company to sell environmental site assessment insurance underwritten by SAFECO. All risk of loss was retained by SAFECO. During 1996, the Company terminated its agreement with SAFECO and entered into a program administration agreement with American International Surplus Lines Agency, Inc. (AIG). This agreement authorizes the Company to sell environmental site assessment insurance underwritten by AIG. All risk of loss is retained by AIG. The Company collects the premiums from the insured, retains a commission and remits the remaining premium to AIG.

  The Company was a development stage enterprise which had not generated significant operating revenues through June 30, 1996. Prior to July 1996, expenses incurred were primarily related to development, marketing and administration.

2.  CHANGE IN COMPANY OWNERSHIP:

  On November 4, 1997 (the Closing Date), ATC Group Services Inc. (ATC) entered into and closed a Stock Purchase Agreement (the Agreement) with the Company's preferred shareholders, whereby the Company's preferred shareholders sold all outstanding redeemable, convertible, cumulative 8% preferred stock (consisting of 2,668 Series A shares and 1,334 Series B shares) and 1,000 shares of outstanding common stock (100 shares of common stock were retained by one shareholder, see Notes 5 and 8) to ATC. The purchase price consisted of $150,000 in cash, paid the Escrow Agent, as defined in the Agreement, $678,000 in a non-interest bearing promissory note payable, maturing in equal amounts on October 1, 1998, 1999 and 2000, for the benefit of the Qualified Stockholders, as defined in the Agreement, and 33,000 shares of ATC unregistered, restricted common stock.

  In connection with the transaction, management of ATC is committed to provide the necessary level of financial support to the Company to enable the Company to pay its debts as they become due for the period from the closing date to July 1, 1998, and believes ATC has the financial resources to fulfill that commitment.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Revenue recognition

  The Company recognizes all commissions as earned on the effective date of the underlying policy.

                         ENVIRONMENTAL WARRANTY, INC.

                            JUNE 30, 1997 AND 1996
 Investments

  The Company records investments held to maturity, representing securities for which the Company has the positive intent and ability to hold to maturity, at amortized cost and trading account investments, representing securities which are held for resale in the near term, at fair value, with unrealized gains and losses included in investment income.

  The Company had investments held to maturity, recorded at cost as of June 30, 1996 which matured in July 1996. In addition, the Company holds shares of mutual funds in trading account investments which are recorded at market value.

  For the years ended June 30, 1997 and 1996, there were no transfers of securities to the available for sale or trading categories.

 Deferred costs

  Costs of $420,472, incurred in May 1993, relating to the initial formation of the Company and product development activities, were capitalized and are being amortized on a straight-line basis over a 60-month period.

 Depreciation

  Depreciation of furniture and equipment is computed on the straight-line basis over five and seven years, respectively.

 Cash and cash equivalents

  Cash and cash equivalents include cash and short-term investments in commercial paper, with original maturities of less than 90 days.

 Reclassifications

  Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

4.  PREFERRED STOCK:

 Conversion

  Each outstanding share of preferred stock is convertible, at the option of the holder, into one share of common stock at conversion prices (subject to adjustment) of $749.63 for each Preferred Stock, Series A share and $1,491.7541 for each Preferred Stock, Series B share, plus any accrued unpaid dividends. As of June 30, 1997, the preferred stock would have been convertible into 4,002 shares of common stock.

  All of the preferred stock is automatically converted into common stock immediately following a sale of the Company or a public offering in which the aggregate proceeds to the Company, net of underwriting discounts and commissions, equals or exceeds $7,500,000 without further action by the holder of such shares (see Note 2).

 Redemption

  The holders of preferred stock may elect, at their option, to have the Company redeem their outstanding preferred shares beginning May 31, 1998. The redemption price for each share is equal to the initial conversion price per share ($749.63 and $1,491.7541 for Series A and Series B, respectively) plus any accrued unpaid dividends. Also, the Series B preferred shareholder may require redemption of its shares if the marketing agreement is terminated (see
Note 6).

                         ENVIRONMENTAL WARRANTY, INC.

                            JUNE 30, 1997 AND 1996

 Dividends

  Holders of preferred stock are entitled to cumulative annual dividends equal to 8% of the initial conversion price of the preferred stock upon dissolution, conversion into common stock or redemption of the preferred stock. No dividends have been declared or paid as of June 30, 1997; however, the Company has accrued dividends of $319,199 and $320,076 for the years ended June 30, 1997 and 1996, respectively ($1,197,877 since inception, April 3, 1992), and has reflected these amounts as increases in the carrying value of the preferred stock.

 Other

  The holder of the Preferred Stock, Series B has the right to purchase any Series A shares offered for sale by a preferred shareholder to another third party.

  Preferred shareholders are entitled to vote on all matters submitted to a vote by holders of common stock. Preferred shareholders are entitled to the number of votes equal to the number of common shares into which their preferred shares could be converted.

5.  COMMON STOCK:

 Stock transactions

  Prior to a shareholder selling any Company common stock, the shareholder must offer such stock to the Company. If the Company does not repurchase the common stock, the shareholder may sell such shares to a third party.

  In the event that the Series B preferred shareholder obtains a controlling interest, as defined, in the Company, the Company may be required to repurchase all outstanding common stock and redeem all unexercised stock options (see below) upon the occurrence of certain events, at a fair market price, as defined.

 Long-term incentive stock option plan

  In 1993, the Company's Board of Directors (the Board) approved a long-term stock option plan (the Plan). Under the Plan the Board has sole discretion to award options. At June 30, 1995 and 1994, 532 shares of common stock were reserved for issuance under the Plan and options for 475 shares at an exercise price of $10 per share (the fair value of one share of common stock at grant date) had been granted. Effective July 1, 1996, an additional 250 shares were reserved for issuance under the Plan, and effective September 1, 1997, additional options for 100 shares at an exercise price of $10 per share had been granted. The options become exercisable over various periods up to five years from the date the options were granted.

  The options will lapse if not exercised within 15 years after the original grant date. The term of the options may be accelerated or expired upon certain conditions, as defined. As of June 30, 1997 and 1996, no options had been accelerated or expired. For the years ended June 30, 1997 and 1996, options for 300 and 0 shares, respectively, were exercised. As of June 30, 1997, the Company had not received the proceeds from the exercise of options for 100 shares of common stock. As of June 30, 1997 and 1996, 100% and 99%, respectively, of the options had vested. As of the Closing Date, the remaining options for 275 shares of common stock had been terminated through termination agreements with each option holder (see Note 2).

  The Company has the right to repurchase any stock issued pursuant to these options, including stock resulting from stock splits or other recapitalization, upon sale of the Company or acquisition of at least two thirds of the Company's outstanding common stock by a third-party investor. On the Closing Date, 200 of the 300 shares issued and outstanding, due to the exercise of options during 1997, were sold to ATC as described in Note 2. The remaining 100 shares were retained by one common stock shareholder (see Notes 2 and 8).

                         ENVIRONMENTAL WARRANTY, INC.

                            JUNE 30, 1997 AND 1996

6.  MARKETING AGREEMENT:

  In January 1994, the Company entered into a marketing agreement with the Series B preferred shareholder to assist in the marketing and sale of the product being brokered by the Company. Under this agreement, the Company is required to pay a 5% commission on gross premiums with respect to any product sold by the Series B preferred shareholder on the Company's behalf. For the years ended June 30, 1997 and 1996, the preferred shareholder's commissions were $20,028 and $18,329, respectively. The initial agreement expires on April 14, 2004 and is subject to automatic one-year renewals unless terminated by either party. If the marketing agreement is terminated by either party, under defined conditions, the Series B preferred shareholder may require that the Company redeem its preferred shares at an adjusted conversion price, as defined, plus unpaid dividends. On October 21, 1997, the marketing agreement was terminated by both the Company and the Series B preferred shareholder. On the Closing Date, the Series B preferred shareholder sold all issued and outstanding Series B preferred stock (1,334 shares) to ATC as described in
Note 2.

7.  INCOME TAXES:

  For the years ended June 30, 1997 and 1996, the provision for income taxes consisted of the following:

                        1997                    FEDERAL    STATE       TOTAL
                        ----                    ------- -----------  ----------
      Current provision.......................   $ --   $     1,479  $    1,479
      Deferred benefit........................     --           --          --
                                                 -----  -----------  ----------
                                                 $ --         1,479  $    1,479
                                                 =====  ===========  ==========
                        1996
                        ----
      Current provision.......................   $ --   $     4,821  $    4,821
      Deferred benefit........................     --           --          --
                                                 -----  -----------  ----------
                                                 $ --   $     4,821  $    4,821
                                                 =====  ===========  ==========

  As of June 30, 1997 and 1996, the components of the deferred income tax asset included in current and deferred income taxes in the accompanying balance sheet were:
                                                           1997         1996
                                                        -----------  ----------
      Total deferred tax asset........................  $ 1,512,395  $1,408,830
      Total deferred tax liabilities..................      (17,253)    (33,724)
      Total valuation reserve.........................   (1,495,142) (1,375,106)
                                                        -----------  ----------
      Net deferred tax asset..........................  $       --   $      --
                                                        ===========  ==========

  The deferred tax asset is the result of net operating loss carryforwards, and the deferred tax liabilities are the result of temporary differences between book and tax depreciation and amortization. A valuation reserve has been established for the net deferred tax asset.

  As of June 30, 1997, the Company had net operating loss carryforwards of approximately $3,700,000 for federal income tax return purposes (expiring from 2008 through 2012) and approximately $3,700,000 for state income tax return purposes (expiring from 1998 through 2002). Under the Internal Revenue Code, with the change in Company ownership in 1997 (see Note 2), the ability to utilize the net operating loss carryforwards will be limited.

                         ENVIRONMENTAL WARRANTY, INC.

                            JUNE 30, 1997 AND 1996
8.  COMMITMENTS:

 Litigation reserve

  As of June 30, 1997, the Company was involved in a litigation action by a former employee and common stock shareholder for severance and vacation pay claimed upon the termination of his employment. (This shareholder did not sell his shares of common stock on the Closing Date (see Notes 2 and 5)). Management, based on discussions with legal counsel, cannot determine the likely outcome of this action; however, it believes the Company has meritorious defenses. Management believes that the potential liability ranges from $0 to approximately $60,000. Since the outcome of this matter is uncertain, no provision for liability was reflected in the accompanying financial statements as of June 30, 1997.

 Leases

  The Company previously leased its office facilities under a non-cancelable operating lease with a monthly rental of approximately $4,800, which lease term ended July 31, 1997. Subsequently, the Company moved to a different location with a lease term of one year and monthly payments of $2,875.

 Employment agreements

  As of June 30, 1997, the Company had employment agreements with three key employees. These agreements are subject to automatic one-year renewals and may be terminated by the Company for cause. The agreements include noncompetition covenants in the event of termination, as defined by the agreements. These agreements were terminated prior to the Closing Date.

                                                                       EXHIBIT I

                          ENVIRONMENTAL WARRANTY, INC.

                SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                                                              1997      1996
                                                            -------- ----------
      Salaries............................................. $457,866 $  603,190
      Benefits.............................................   21,971     31,409
                                                            -------- ----------
                                                             479,837    634,599
                                                            -------- ----------
      Travel and entertainment.............................   29,910     41,957
      Depreciation and amortization........................   89,959     89,714
      Professional services................................   80,349     30,312
      Advertising and promotion............................    4,868     38,726
      Rent.................................................   56,387     58,035
      Insurance............................................   33,435     37,929
      Commissions..........................................   20,028     18,329
      Consulting...........................................   15,893     12,429
      Telephone............................................   14,368     14,080
      Insurance filings and license bonds..................    9,023      4,380
      Postage..............................................    7,683      9,054
      Printing and supplies................................    6,523      5,404
      Subscriptions........................................      131        329
      Taxes................................................      917      1,270
      Miscellaneous........................................    1,213      3,739
                                                            -------- ----------
                                                             370,687    365,687
                                                            -------- ----------
                                                            $850,524 $1,000,286
                                                            ======== ==========

The accompanying notes are an integral part of this schedule.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPEC-TUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SUBSIDIARY GUARAN-TOR. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY SUBSIDIARY GUARANTOR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Summary...................................................................    5
Risk Factors..............................................................   20
The Company...............................................................   26
No Cash Proceeds to the Company...........................................   28
Capitalization............................................................   29
The Exchange Offer........................................................   30
Unaudited Pro Forma Combined Condensed Financial Data.....................   37
Selected Historical Financial Data........................................   41
Management's Discussion and Analysis of Financial Condition and Results of
 Operation................................................................   42
Business..................................................................   51
Management................................................................   71
Principal Stockholders....................................................   82
Certain Relationships and Related Transactions............................   83
Description of the New Credit Facility....................................   84
Description of the Notes..................................................   85
Certain U.S. Federal Income Tax Considerations............................  114
Plan of Distribution......................................................  114
Legal Matters.............................................................  115
Experts...................................................................  115
Index to Financial Statements.............................................  F-1

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                            ATC GROUP SERVICES INC.


          12% SENIOR SUBORDINATED NOTES DUE 2008 FOR ALL OUTSTANDING
                    12% SENIOR SUBORDINATED NOTES DUE 2008


                               ----------------

                               OFFER TO EXCHANGE
                               ----------------


                                 JUNE 8, 1998

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